UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Goldman Sachs Group, Inc.

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The Goldman Sachs Group, Inc.
Annual Meeting of Shareholders Proxy Statement 2018

The Goldman Sachs Group, Inc.

The Goldman Sachs Group, Inc.

Notice of 2018 Annual Meeting of Shareholders

TIME AND DATE	8:30 a.m., local time, on Wednesday, May 2, 2018
PLACE	Goldman Sachs offices located at: 30 Hudson Street, Jersey City, New Jersey 07302
ITEMS OF BUSINESS

∎    Election to our Board of Directors of the 11 director nominees named in the attached Proxy Statement for a one-year term

∎   An advisory vote to approve executive compensation (Say on Pay)

∎    Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

∎    Ratification of the appointment of PwC as our independent registered public accounting firm for 2018

∎    Consideration of shareholder proposals, if properly presented by the relevant shareholder proponents

∎    Transaction of such other business as may properly come before our 2018 Annual Meeting of Shareholders

RECORD DATE

The record date for the determination of the shareholders entitled to vote at our 2018 Annual Meeting of Shareholders, or any adjournments or postponements thereof, was the close of business on March 5, 2018

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 2, 2018. Our Proxy Statement, 2017 Annual Report to Shareholders and other materials are available on our website at www.gs.com/proxymaterials.

By Order of the Board of Directors,

Beverly L. O’Toole

Assistant Secretary

March 23, 2018

Your vote is important to us. Please exercise your shareholder right to vote. By March 23, 2018, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice includes instructions on how to access our Proxy Statement and 2017 Annual Report to Shareholders and vote online. Shareholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or about March 27, 2018. For more information, see Frequently Asked Questions.

Letter from our Chairman and CEO	ii

Letter from our Lead Director	iii

Executive Summary	1

2018 Annual Meeting Information	1
Matters to be Voted on at our 2018 Annual Meeting	1
Impact of Certain Tax-Related Items on the Firm’s 2017 Performance	2
Performance Highlights	3
Compensation Highlights	7
2018 Stock Incentive Plan Highlights	9

Corporate Governance Highlights	10
Shareholder Engagement	13

Corporate Governance	15

Item 1. Election of Directors	15

Our Directors	15
Independence of Directors	24

Structure of our Board and Governance Practices	25

Our Board Committees	25
Board and Committee Evaluations	27
Board Leadership Structure	28
Year-Round Review of Board Composition	31
Director Education	32
Commitment of our Board	32

Board Oversight of our Firm	34

Key Areas of Board Oversight	34

Compensation Matters	37

Compensation Discussion and Analysis	37

2017 NEO Compensation Determinations	37
Key Pay Practices	46
Framework for Compensation Decisions	47
Overview of Compensation Elements	50
Other Compensation Policies and Practices	53
GS Gives	56

Executive Compensation	57

2017 Summary Compensation Table	58
2017 Grants of Plan-Based Awards	60
2017 Outstanding Equity Awards at Fiscal Year-End	61
2017 Option Exercises and Stock Vested	61
2017 Pension Benefits	62
2017 Non-Qualified Deferred Compensation	63
Potential Payments Upon Termination or Change in Control	65

Report of our Compensation Committee	68
Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)	69
Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)	70
Pay Ratio Disclosure	77
Non-Employee Director Compensation Program	78

Audit Matters	82

Report of our Audit Committee	82
Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2018	82

Items 5-6: Shareholder Proposals	84
Certain Relationships and Related Transactions	88
Beneficial Ownership	91
Additional Information	94

Directions to our 2018 Annual Meeting of Shareholders	D-1

This Proxy Statement includes forward-looking statements. These statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. Forward-looking statements include statements about potential revenue and growth opportunities. It is possible that the firm’s actual results, including the incremental revenues, if any, from such opportunities, and financial condition may differ, possibly materially, from the anticipated results, financial condition and incremental revenues indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Goldman Sachs’ Annual Report on Form 10-K for the year ended December 31, 2017. Statements about Goldman Sachs’ revenue and growth opportunities are subject to the risk that the firm’s businesses may be unable to generate additional incremental revenues or take advantage of growth opportunities.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs i

Letter from our Chairman and CEO

Letter from our Chairman and CEO	March 23, 2018

Fellow Shareholders:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of The Goldman Sachs Group, Inc. We will hold the meeting on Wednesday, May 2, 2018 at 8:30 a.m., local time, at our offices in Jersey City, New Jersey. Enclosed you will find a notice setting forth the items we expect to address during the meeting, a letter from our Lead Director, our proxy statement, a form of proxy and a copy of our 2017 annual report to our shareholders.

In our 2017 letter to our shareholders, which is included in the annual report, we describe our focus in achieving sustainable earnings growth and the strategic initiatives that are driving progress in each of our major businesses. We also discuss how the operating environment has shifted and the potential implications for our businesses. We are committed to providing our shareholders with long-term value, and we hope that you will find the letter informative.

I would like to personally thank you for your continued investment in Goldman Sachs. We look forward to welcoming many of you to our annual meeting. Your vote is important to us: even if you do not plan to attend the meeting in person, we hope your votes will be represented.

Lloyd C. Blankfein

Chairman and Chief Executive Officer

Proxy Statement for the 2018 Annual Meeting of Shareholders  |  Goldman Sachs        ii

Letter from our Lead Director

Letter from our Lead Director	March 23, 2018

To my fellow shareholders,

As our 2018 Annual Meeting approaches, it is my privilege as your Lead Director to reflect on the past year and share directly with you some highlights of the work of our Board. It will come as no surprise that 2017 was another eventful year for the firm, particularly given the rapidly changing business and regulatory environment across the globe.

Over the course of the year we saw the firm’s senior management remain steadfast in its focus on the firm’s operating performance, helping to drive revenue and pre-tax earnings growth across the firm with higher revenues in three of the firm’s four business segments, which helped offset a challenging backdrop for the firm’s market making businesses. Senior management also continued to remain focused on positioning the firm strategically for the future.

In my letter to you last year, I wrote about the importance of executive succession planning. Since then we have continued to work closely with our Chairman and CEO Lloyd Blankfein with respect to the firm’s long-term and emergency executive succession plans, meeting regularly with Lloyd and in closed and executive sessions. Over the course of 2017 and early 2018, our Board oversaw the successful transition of several executive officers, including members of our executive leadership team, as well as of key control-side leaders across the firm.

Importantly, as a result of our ongoing discussion and deliberation, our Board determined to take the next step in its succession plan for the CEO, identifying David Solomon as sole President and Chief Operating Officer. We are certain that David will continue to distinguish himself in this role and we look forward to working closely with him. As a result, it was announced earlier this month that Harvey Schwartz has decided to retire from the firm in April after an over 20-year career with the firm. Harvey has served with distinction in numerous leadership roles across the firm’s businesses, as Chief Financial Officer and most recently as President and Co-Chief Operating Officer, in each case making significant contributions to the firm and its culture.

These transitions are emblematic of the firm’s leadership bench, and we remain confident in the breadth, depth and commitment of the firm’s management team.

Inside and outside of our industry, the year was also marked by heightened attention to issues relating to culture and conduct. Our Board has long recognized the importance of oversight of the firm’s culture and reputation, and recent events serve to underscore that we must remain resolute in this focus. Matters relating to culture, conduct and reputation were discussed regularly during our meetings in 2017, including at our Public Responsibilities Committee.

Engagement and Commitment

First, I wanted to take this opportunity to report to you on my year of engagement as your Lead Director. In addition to 54 Board and standing committee meetings and 23 sessions our directors held without management present, in 2017 I had over 95 additional meetings, calls and engagements with the firm and its people, our shareholders, regulators and other constituents, including meetings with shareholders large and small representing approximately 28% of our shareholder base. This engagement is invaluable to me as Lead Director and helps to inform our Board’s deliberations. Hearing directly from our shareholders informs both me and our entire Board, and enables us to be more effective stewards of your shareholder capital. It is clear to me from these discussions that our shareholders expect our Board to think broadly about our stakeholders as we work with management to create value, including the role the firm plays within the communities in which we work and live. Accordingly, we are committed to maintaining our diligence in overseeing the firm’s performance, risk management and investment in our people and communities.

It is our goal to operate our Board in the most effective manner possible, and we are committed to evaluating ourselves accordingly. As a result of ongoing feedback and our annual Board and committee evaluation process,

Proxy Statement for the 2018 Annual Meeting of Shareholders  |  Goldman Sachs        iii

Letter from our Lead Director

beginning at the end of 2017 we added more meetings of our Audit and Risk Committees to our schedule to provide our directors with additional opportunities to focus on the critical mandates of these committees.

Focus on Growth

I know from my own engagement with shareholders the importance you place on the creation of long-term shareholder value. During 2017 we provided advice and guidance to management on their strategic vision for a forward-looking growth plan, which was announced to the market in September 2017. To this end, over the course of the year we engaged regularly with management on the execution of firmwide, regional and divisional strategies focused on innovation and growth and supported by sound risk management.

Through ongoing monitoring of the firm’s progress on these growth initiatives and otherwise, we will continue to hold management accountable for driving and sustaining long-term growth for our firm.

Considerations Regarding Executive Compensation

As you will recall, during 2016 our Compensation Committee conducted a robust evaluation of the firm’s executive compensation structure, taking into account input from various key stakeholders, including you, our shareholders. This evaluation resulted in several changes to the firm’s executive compensation program, and we were pleased that shareholders at our 2017 annual meeting overwhelmingly supported this revised approach. As described in the proxy statement, given this support we maintained a consistent executive compensation structure for 2017 annual compensation, which we believe appropriately incentivizes management and is consistent with our compensation principles.

Board Composition and Diversity

Appropriate Board composition is critical to our Board’s ability to carry out all of its responsibilities, including those described above and in this proxy statement. We are keenly aware that our shareholders, regulators and other constituents are highly interested in board composition, particularly as it relates to diversity. We have been, and will continue to be, committed to diversity, broadly defined, on our Board. With this in mind, we have been engaged actively in a director search with a particular focus on diverse candidates.

More broadly with respect to our Board succession planning, we have asked Bill George, who recently turned 75, to stand for re-election at our 2018 annual meeting. We benefit immensely from Bill’s judgment, counsel and institutional knowledge across a broad range of topics, including with respect to reputational risk. Bill served as Chair of the Board’s Committee to Oversee the Business Standards Committee in 2010, including the adoption of the 39 recommendations for the firm, and has served as Chair of our Public Responsibilities Committee since its initial inception.

In addition, we determined that it would be beneficial to transition the chairmanship of our Compensation Committee at this time to provide appropriate succession given that Jim Johnson, our current Chair, will turn 75 before next year’s annual meeting. To this end, beginning in May, Michele Burns will become the Chair of our Compensation Committee and Mark Winkelman will replace Michele as the Chair of our Risk Committee. Michele has distinguished herself over the course of her tenure on our Board, and in this new role will draw upon her background as the former CEO of Mercer LLC and as the past Chair of both our Audit and Risk Committees. Mark has similarly demonstrated keen judgment and effective risk management over the course of his career, including in his current service on our Board and Risk Committee. Mark also brings important connectivity from his role as the Chair of the Risk Committee of our subsidiary, Goldman Sachs International. We are grateful to Jim for his invaluable service as the Chair of our Compensation Committee, and we look forward to his continued input and the benefit of his institutional knowledge on our Board over his remaining tenure.

On behalf of our Board, I am grateful for your ongoing support of both our Board and the firm. I look forward to continuing our dialogue as we invest together in the future of this firm.

Adebayo O. Ogunlesi

Lead Director

iv Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Executive Summary | 2018 Annual Meeting Information

Executive Summary

This summary highlights certain information from our Proxy Statement for the 2018 Annual Meeting. You should read the entire Proxy Statement carefully before voting. Please refer to our glossary in Frequently Asked Questions on page  96 for definitions of certain capitalized terms.

2018 Annual Meeting Information

DATE AND TIME	PLACE	RECORD DATE	ADMISSION
8:30 a.m., local time Wednesday, May 2, 2018	Goldman Sachs offices located at: 30 Hudson Street, Jersey City, New Jersey	March 5, 2018	Photo identification and proof of ownership as of the record date are required to attend the Annual Meeting

For additional information about our Annual Meeting, including how to access the audio webcast, see Frequently Asked Questions.

Matters to be Voted on at our 2018 Annual Meeting

	BOARD RECOMMENDATION	PAGE

Item 1. Election of Directors	FOR each director	15

Other Management Proposals

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR	69

Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)	FOR	70

Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2018	FOR	82

Shareholder Proposals
Item 5. Shareholder Proposal Requesting Report on Lobbying Requests that the firm prepare a report disclosing various policies, procedures and expenditures relating to lobbying	AGAINST	84
Item 6. Shareholder Proposal Regarding Amendments to Stockholder Proxy Access Requests that the firm amend its governing documents to allow an unlimited number of shareholders to form a nominating group to submit proxy access director nominees	AGAINST	86

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 1

Executive Summary | Impact of Certain Tax-Related Items on the Firm’s 2017 Performance

Impact of Certain Tax-Related Items on the Firm’s 2017 Performance

∎   During 2017, the Tax Cuts and Jobs Act (U.S. Tax Legislation) was enacted, resulting in a $4.4 billion one-time estimated income tax expense for the firm. This tax expense included an approximately $3.3 billion expense associated with a one-time deemed repatriation tax on foreign earnings and an approximately $1.1 billion expense related to the remeasurement of our deferred tax assets, and reduced ROE by 590 basis points and EPS by $10.75.

∎  When making NEO compensation determinations, our Compensation Committee excluded the impact of this tax expense; a summary of this adjustment (which resulted in an increase to ROE and EPS) is shown below.

∎  When making NEO compensation determinations, our Compensation Committee also adjusted ROE and EPS to exclude the $719 million income tax benefit arising from the firm’s required adoption of a new accounting standard relating to employee share-based payment accounting (Stock Accounting Standard).

∎   Excluding this benefit resulted in a decrease to our adjusted ROE from 10.8% to 9.8% and a decrease to our adjusted EPS from $19.76 to $18.01.

∎   The Committee believed it was appropriate to primarily assess 2017 firmwide performance excluding both the estimated negative impact of the charge related to U.S. Tax Legislation as well as the positive impact of the Stock Accounting Standard given that both were outside management’s control and did not reflect the firm’s operating performance.

∎   In the Performance Highlights that follow, ROE and EPS are presented excluding only the estimated impact of U.S. Tax Legislation in order to improve comparability against peer results. For additional detail on both adjustments, please see Annex A.

2 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

4.9% 590 bps 10.8% $9.01 $10.75 $19.76 GAAP ROE Impact of U.S. Tax Legislation ROE Ex. U.S. Tax Legislation GAAP EPS Impact of U.S. Tax Legislation EPS Ex. U.S. Tax Legislation

Executive Summary | Performance Highlights

Performance Highlights

We encourage you to read the following Performance Highlights as background to this Proxy Statement.

In 2017, we delivered higher net revenues, positive operating leverage and stronger pre-tax earnings year-over-year despite a challenging environment for our market-making businesses. We closed the year with a leading franchise across many of our businesses and an articulated strategy to grow net revenues and earnings.

BUSINESS PERFORMANCE HIGHLIGHTS

∎  Net revenues in 2017 were up 5% year-over-year, outpacing total operating expenses, which were up only 3% year-over-year, resulting in solid pre-tax earnings growth of 8% to $11.1 billion and EPS (Ex. U.S. Tax Legislation) of $19.76, up 21% year-over-year.

»  3 of 4 segments posted higher net revenues year-over-year, with record Investment Management net revenues and Investment Banking posting its second-best year of net revenues.

»  Pre-tax Margin was 34.7%, up 100 basis points as compared to 2016.

∎   Since 2009 year-end, we have grown BVPS an average of 6% per year.

∎   We have shown a commitment over time to prudently managing our expense base. Examples include:

»  37.0% Compensation Ratio, down 110 basis points as compared to 2016.

»  Approximately $2.8 billion in announced and completed expense initiatives since 2011.1

»  930 basis points reduction in average annual Compensation Ratio for 2009-2017 as compared to 2000-2007.

2017 vs. 2016 Performance

RETURN OUTPERFORMANCE VS. GLOBAL PEERS

The firm continued to post strong relative performance against its global peer group.2 Our 2017 ROE (Ex. U.S. Tax Legislation) of 10.8% was approximately 190 basis points higher than the U.S. Peer average and approximately 820 basis points higher than the European Peer average (excluding the impact of U.S. Tax Legislation for all firms). On a U.S. GAAP basis, GS ROE was 4.9%, which is depicted in the chart below.

ROE Ex. U.S. Tax Legislation3

[1]	Comprised of $1.9 billion run-rate savings completed in 2011-2012 and $0.9 billion run-rate savings completed in 2016.

[2]	U.S. Peers refers to Bank of America Corp., Citigroup Inc., JPMorgan Chase & Co. and Morgan Stanley. European Peers refers to Barclays, Credit Suisse, Deutsche Bank and UBS.

[3]	Based on public disclosures available as of March 20, 2018. For additional detail on the U.S. Tax Legislation-related adjustment for GS, please see Annex A. On a GAAP basis, average ROE for our U.S. Peers was 5.2% and average ROE for our European Peers was -1.2%.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 3

+5% +3% +8% Net Revenues Expenses Pre-tax Earnings 10.9% 10.8% 4.9% 9.7% 7.9% 7.4% 7.0% 3.1% 1.0% -1.0% JPM GS MS BAC UBS C CS DB BARC

Executive Summary | Performance Highlights

DIVERSIFIED FRANCHISE

During 2017, we maintained strong franchise positions across our businesses, invested in opportunities for growth and maintained a diversified mix of net revenues.

The diversity of our net revenue mix was instrumental in our performance for the year, with three of our four segments producing solid revenue growth leading to an overall increase in the firm’s net revenues.

Year-over-Year Net Revenue Change	Contribution to Firmwide 2017 Net Revenues by Segment

Key Business Highlights

INVESTMENT BANKING	INVESTING & LENDING

∎  #1 in worldwide announced and completed M&A and #1 in worldwide equity and equity-related offerings and common stock offerings

∎  Record Underwriting and strong Financial Advisory results yielded second-highest annual net revenues; record Debt Underwriting net revenues reflect our leading leveraged finance franchise

∎ Continued support for our clients through lending activities and capital commitment ∎ Broadening our client base in the retail space with Marcus: by Goldman Sachs
INSTITUTIONAL CLIENT SERVICES	INVESTMENT MANAGEMENT
∎ Challenging environment characterized by low levels of volatility and low client activity ∎ Following expense and capital efficiency-focused initiatives, we shifted to focus on net revenue growth	∎ Assets under supervision up 8% year-over-year to record $1.49 trillion amid challenging backdrop for active asset managers ∎ Record annual net revenues, including record management and other fees

4 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Year-over-Year Net Revenue Change Investing & Lending Investment Banking Investment Management Institutional Client Services +61% +18% +7% -18% Contribution to Firmwide 2017 Net Revenues by Segment Investment Management 19% Investment Banking 23% FICC 17% Equities 21% Investing & Lending 20% Institutional Client Services

Executive Summary | Performance Highlights

TRACK RECORD OF CAPITAL RETURN

∎	We have been able to maintain a leading track record of returning capital to our shareholders.

»	We finished 2017 with record low shares of Common Stock outstanding of 374.8 million at year-end.

»	We returned approximately $8 billion of capital in 2017 through share repurchases and common dividends.

Average Annual Payout Ratio: 2013-2017[1]	27% Reduction in Common Stock outstanding[2] (2009 - 2017)

374.8mm 2017YE record low shares of Common Stock outstanding

~$8bn Capital returned to common shareholders in 2017

[1]	For 2017, excludes the impact of U.S. Tax Legislation for GS and its U.S. Peers based on public disclosures. For additional detail on adjustments for GS, please see Annex A.

[2]	Change reflects 2009 year-end to 2017 year-end.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 5

94% 58% GS U.S. Peer Average

Executive Summary | Performance Highlights

GROWTH INITIATIVES TO DRIVE REVENUES

∎	In 2017, our management team announced a strategy outlining a $5 billion net revenue growth plan.

∎	Throughout the year, management began to execute on the growth plan with an expected 3-year time horizon, and we are working intensely to achieve this goal.

∎	The plan articulated specific initiatives underway across businesses, but can be summarized into the below categories:

Estimated Year 3 Net Revenue Opportunity
FICC opportunity	$1.0bn+
Firmwide lending and financing efforts[1] Marcus loan and deposit platform $1.0bn+ PWM lending and GS Select $500mm+ Institutional lending and financing $500mm+	$2.0bn+
Investment Banking coverage strategy	$0.5bn+
Investment Management	$1.0bn+
Equities clients coverage strategy	$0.5bn+
Total firmwide net revenue growth opportunity	**$5.0bn+**

Firmwide Impact

$2.5bn+	150bps+
Pre-tax earnings	ROE expansion[2]

[1]	Included in our Investing & Lending segment.

[2]	Estimated as of September 2017, assumed pre-tax earnings of $2.5 billion, taxed at our marginal rate, and an estimated incremental $5 billion of attributed equity.

6 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Estimated Year 3 Net Revenue Opportunity $1.0bn+ $2.0bn+ $0.5bn+ $1.0bn+ $0.5bn+ $5.0bn+ FICC opportunity Firmwide lending and financing efforts1 Marcus loan and deposit platform $1.0bn+ PWM lending and GS Select $500mm+ Institutional lending and financing $500mm+ Investment Banking coverage strategy Investment Management Equities clients coverage strategy Total firmwide net revenue growth opportunity Firmwide Impact $2.5bn+ Pre-tax earnings 150bps+ ROE expansion2

Executive Summary | Compensation Highlights

Compensation Highlights (see Compensation Matters, beginning on page 37)

We provide highlights of our compensation program below. It is important that you review our CD&A and compensation-related tables in this Proxy Statement for a complete understanding of our compensation program.

2017 NEO COMPENSATION DETERMINATIONS

The following table summarizes our Compensation Committee’s 2017 annual compensation decisions for our NEOs (dollar amounts shown in millions).

NAME AND PRINCIPAL POSITION	SALARY/FIXED ALLOWANCE ($)	ANNUAL VARIABLE COMPENSATION ($)			TOTAL ($)
		CASH	PSUS	RSUS/REST. STOCK
EXECUTIVE LEADERSHIP TEAM

Lloyd C. Blankfein, Chairman and CEO	2.00	4.40	17.60	–	24.00

David M. Solomon, President and Co-COO	1.85	5.75	13.41	–	21.00

Harvey M. Schwartz (retiring) President and Co-COO	1.85	5.75	13.41	–	21.00

R. Martin Chavez, Executive Vice President and CFO	1.73	5.18	12.09	–	19.00
VICE CHAIRMEN

Richard J. Gnodde, Vice Chairman	1.85/8.15*	–	–	9.00	19.00

Pablo J. Salame, Vice Chairman	1.85	3.80	–	8.86	14.50

Note: Mr. Chavez became our CFO in May 2017. Prior to that time, Mr. Schwartz served as our CFO. Mr. Schwartz will be retiring from the firm on April 20, 2018. For reference, 2016 annual compensation for Messrs. Blankfein and Schwartz was $22.0 million and $20.0 million, respectively.

*	For 2017, Mr. Gnodde, who is based in the U.K., received a cash salary of $1.85 million and a fixed allowance of $8.15 million, payable approximately 37% in equity-based awards, with the remainder in cash. Mr. Gnodde received a higher level of fixed compensation than our U.S.-based NEOs as a result of applicable U.K. regulations. See page 50 for more details.

Executive Leadership Team – 2017 Compensation Rationale

∎   Our Compensation Committee determined to increase compensation for our Executive Leadership Team compared to 2016, including a 9% increase for our CEO. (See page 40 for additional information regarding determinations made for our Vice Chairmen.)

∎   In assessing 2017 performance, the Committee believed it was appropriate to exclude the estimated negative impact of the charge related to U.S. Tax Legislation and the positive impact of the Stock Accounting Standard, given these items were outside management’s control and did not reflect the firm’s operating performance.

∎   Key factors the Committee considered included:

»  The firm’s solid operating performance despite a challenging environment for certain of our businesses, including net revenue growth of 5%, pre-tax earnings growth of 8% and EPS growth of 11% (Ex. U.S. Tax Legislation and Stock Accounting Standard), in each case compared to 2016 and measured on both an absolute basis and relative to our U.S. Peers and European Peers;

»  Our focus on operating efficiency, which drove positive operating leverage, including net revenue growth that outpaced operating expense growth and a year-over-year decline in compensation ratio of 110 basis points;

»  The firm’s strong positioning in Investment Banking, including our continued #1 position in announced and completed M&A league tables, our #1 ranking in equity and equity-related offerings and our leading position in leveraged finance, as well as the second-highest ever annual revenues for the business;

»  The strength of our Investment Management business, where the firm achieved record annual net revenues and record assets under supervision amid a challenging backdrop for active asset managers; and

»  The individual performance of each member of our Executive Leadership Team, including:

– Each member’s strategic vision in formulating and presenting our $5 billion growth plan, which has provided greater transparency to investors, and in continuing our commitment to broadening our client base through Marcus: by Goldman Sachs;

– Continued embodiment of a “tone at the top” that focuses on items such as firm culture, adaptability, client service and risk management (including with respect to reputational and conduct issues); and

– The success of our Co-COOs and CFO in executing on the responsibilities of their new roles during 2017, and our CEO’s continued exemplary leadership in overseeing this transition.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 7

Executive Summary | Compensation Highlights

SAY ON PAY & SHAREHOLDER ENGAGEMENT

∎	2016 Say on Pay Process and Streamlined Compensation Program. Following our 2016 Say on Pay Vote, our Compensation Committee requested that we engage in extensive shareholder outreach to discuss feedback on our executive compensation program. This process helped inform several changes to streamline the program’s structure.

∎	2017 Say on Pay Results. Our 2017 Say on Pay Vote received the support of approximately 93% of our shareholders. The Committee viewed this outcome as an indication of our shareholders’ predominantly positive reaction to the streamlined program.

∎	Extensive Shareholder Engagement. Although the outcome of our 2017 Say on Pay Vote was positive, the Committee nevertheless continues to view stakeholder feedback as a critical data point in evaluating and structuring our executive compensation program.

»	In 2017, we (including, in certain cases, our Lead Director) met with shareholders representing approximately 40% of Common Stock outstanding to discuss compensation-related matters and other areas of focus for our shareholders.

∎	Ongoing Evaluation and Assessment. Following our 2017 Annual Meeting and throughout the fall and winter, the Committee continued to review our executive compensation program in light of a number of factors, including stakeholder feedback, input from the Committee’s independent compensation consultant, a review of public company practices and legal and regulatory developments (such as U.S. Tax Legislation).

»	Ultimately, given the predominantly positive feedback received through shareholder engagement and the results of our 2017 Say on Pay vote, the Committee determined that the 2017 executive compensation program should remain largely consistent with the 2016 program.

KEY RECENT ENHANCEMENTS (MADE FOR 2016 COMPENSATION)

✓ Compensation structure streamlined; overlapping performance metrics eliminated

✓ LTIP grants discontinued

✓ PSUs redesigned to add relative ROE component

✓ Significant increase in proportion of CEO’s annual variable compensation tied to ongoing performance metrics (80% in 2016 compared to 35% in 2015)

KEY STAKEHOLDER FEEDBACK (RECEIVED DURING 2017 PROXY SEASON ENGAGEMENT)

∎  Support for streamlined compensation structure

∎  Approval of increased proportion of PSUs in CEO/CFO pay

∎  Desire for greater detail on Committee’s approach in setting PSU thresholds and peer group

∎  Appreciation of commitment to shareholder engagement and response to feedback

∎  Endorsement of continued focus on alignment of pay and performance

∎  Focus on dilution and equity grant practices

KEY 2017 COMPENSATION-RELATED FEATURES

✓ For the first time, equity-based annual compensation for our entire Executive Leadership Team paid entirely in PSUs

✓ Consistent with last year, 80% of CEO’s 2017 annual variable compensation tied to ongoing performance metrics (compared to U.S. Peer average of approximately 54%)[1]

✓ Enhanced disclosure regarding PSU performance thresholds and peer group (see page 39)

✓ Continued emphasis on extensive shareholder engagement and response to concerns

✓ Ongoing focus on appropriately aligning pay and performance

✓ Zero new shares requested under Stock Incentive Plan (see pages 9 and 70)

[1]	Based on 2017 CEO compensation data for U.S. Peers as reported in SEC filings (with respect to BAC, C and JPM) and in press articles citing bank spokesman (with respect to MS).

2016 SAY ON PAY VOTE SHAREHOLDER ENGAGEMENT AND COMMITTEE ACTION 2017 SAY ON PAY VOTE CONTINUED ENGAGEMENT AND ASSESSMENT

8 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Executive Summary | 2018 Stock Incentive Plan Highlights

2018 Stock Incentive Plan Highlights (see Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018), beginning on page 70)

Key Facts

3 Year extension of our equity plan	0 New shares being requested	All other terms of plan remain unchanged

∎ Equity-based awards play a fundamental role in aligning our compensation with our shareholders’ interests and regulatory requirements. Without a shareholder-approved equity plan, we would be reliant on cash-settled awards as our sole method of incentive-based compensation.

SHAREHOLDER FEEDBACK

∎	In light of our extensive engagement with shareholders regarding our equity grant practices and the number of shares available for grant, our Board determined that it was appropriate to request no new shares for issuance and only to extend the term of our equity plan (which otherwise will expire at our 2019 Annual Meeting).

IMPORTANCE OF EQUITY-BASED COMPENSATION

∎	Provide for Pay for Performance and Alignment with Shareholders. We believe that equity-based compensation provides employees with long-term exposure to the firm’s performance, aligns employees’ interests with those of our shareholders and discourages imprudent risk-taking; equity-based awards represent a larger portion of our compensation expense than for any of our U.S. Peers.

∎	Satisfy Regulatory Expectations. Our regulators across the globe, including the Federal Reserve Board and the Prudential Regulation Authority and the Financial Conduct Authority in the U.K., expect that a substantial portion of variable compensation awarded to executives and certain other employees will be equity-based.

STRONG TRACK RECORD OF MITIGATING DILUTION

∎	In light of the importance of equity-based compensation to our firm, shareholders and regulators, we have developed an active capital management program to offset potential dilution.

∎	Since the end of 2009, our Common Stock outstanding has declined 27% to a record low as a result of our strong track record of returning capital to shareholders.

∎	This practice allows us to effectively manage dilution, but results in a higher burn rate.

Change in Common Stock Outstanding (2009YE–2017YE)

[1]	BAC 2009 common shares outstanding includes 1,286 million shares relating to common equivalent securities, which were converted to common stock in February 2010. Excluding these shares, BAC’s common shares outstanding increased by 19% from 2009 to 2017.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 9

MS 31% BAC 4%1 C -10% JPM -13% GS -27%

Executive Summary | Corporate Governance Highlights

Corporate Governance Highlights (see Corporate Governance, beginning on page 15)

KEY FACTS ABOUT OUR BOARD

We strive to maintain a well-rounded and diverse Board that balances financial industry expertise with independence, and the institutional knowledge of longer-tenured directors with the fresh perspectives brought by newer directors. As summarized below, our directors bring to our Board a variety of skills and experiences developed across a broad range of industries, both in established and growth markets, and in each of the public, private and not-for-profit sectors.

DIRECTOR SKILLS & EXPERIENCES
6	5	8	7	4	8	3	9

FINANCIAL SERVICES INDUSTRY	OTHER COMPLEX/ REGULATED INDUSTRIES	RISK MANAGEMENT	TALENT DEVELOPMENT	TECHNOLOGY	PUBLIC COMPANY GOVERNANCE	AUDIT/TAX/ ACCOUNTING	GLOBAL

	KEY BOARD STATISTICS

	DIRECTOR NOMINEES	INDEPENDENCE OF NOMINEES

Board	11	9 of 11

Audit	3	All

Compensation	5	All

Governance	9	All

Public Responsibilities	3	All

Risk	6	5 of 6

13	41	23	~200
BOARD MEETINGS IN 2017	STANDING COMMITTEE MEETINGS IN 2017	DIRECTOR SESSIONS IN 2017 WITHOUT MANAGEMENT PRESENT	MEETINGS OF LEAD DIRECTOR / CHAIRS OUTSIDE OF BOARD MEETINGS

DIVERSITY OF DIRECTORS ENHANCES BOARD PERFORMANCE
36%	5.5 YEARS	63	44%	33%

JOINED IN THE LAST 5 YEARS	MEDIAN TENURE	MEDIAN AGE	INDEPENDENT NOMINEES DIVERSE BY RACE, GENDER OR SEXUAL ORIENTATION	INDEPENDENT NOMINEES WHO ARE NON-U.S. OR DUAL CITIZENS

10 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Executive Summary | Corporate Governance Highlights

DIRECTOR NOMINEES

			COMMITTEE MEMBERSHIP (C: Chair)					OTHER CURRENT U.S.- LISTED PUBLIC BOARDS*
NAME/AGE/INDEPENDENCE	DIRECTOR SINCE	OCCUPATION/CAREER HIGHLIGHTS	GOV	COMP	AUD	PRC	RISK

Lloyd Blankfein, 63 Chairman and CEO	April 2003	Chairman & CEO, The Goldman Sachs Group, Inc.						0

Adebayo Ogunlesi, 64 Independent Lead Director	October 2012	Chairman & Managing Partner, Global Infrastructure Partners	C	Ex-Officio				2

Michele Burns, 60 Independent	October 2011	Retired (Chairman & CEO, Mercer LLC; CFO of each of: Marsh & McLennan Companies, Inc., Mirant Corp. and Delta Air Lines, Inc.)	∎	∎			C**	4***

Mark Flaherty, 58 Independent	December 2014	Retired (Vice Chairman, Wellington Management Company)	∎		∎		∎	0

William George, 75 Independent	December 2002	Senior Fellow, Harvard Business School (Retired, Chairman & CEO, Medtronic, Inc.)	∎	∎		C		0

James Johnson, 74 Independent	May 1999	Chairman, Johnson Capital Partners	∎	C**		∎		0

Ellen Kullman, 62 Independent	December 2016	Retired (Chairman & CEO, E.I. du Pont de Nemours and Company)	∎	∎			∎	3

Lakshmi Mittal, 67 Independent	June 2008	Chairman & CEO, ArcelorMittal S.A.	∎	∎		∎		1

Peter Oppenheimer, 55 Independent	March 2014	Retired (Senior Vice President and CFO, Apple, Inc.)	∎		C		∎	0

David Viniar, 62 Non-Employee	January 2013	Retired (CFO, The Goldman Sachs Group, Inc.)					∎	1

Mark Winkelman, 71 Independent	December 2014	Private investor	∎		∎		∎**	0

*	As per SEC rules.

**	Effective May 2, 2018, Ms. Burns will become the Chair of our Compensation Committee and Mr. Winkelman will become the Chair of our Risk Committee.

***	Ms. Burns is retiring from one of her other boards at its upcoming 2018 annual meeting, after which she will serve on three other U.S.-listed public company boards.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 11

Executive Summary | Corporate Governance Highlights

FOUNDATION IN SOUND GOVERNANCE PRACTICES AND SHAREHOLDER ENGAGEMENT

∎	Independent Lead Director with expansive duties

∎	Regular executive sessions of independent and non-employee directors

∎	Focus of our independent directors on executive succession planning

∎	CEO evaluation process conducted by our Lead Director with our Governance Committee

∎	Comprehensive process for Board refreshment, including a focus on diversity and on succession for Board leadership positions

∎	Annual Board and Committee evaluations, which incorporate feedback on individual director performance (see page 27 for more details)

∎	Candid, one-on-one discussions between our Lead Director and each non-employee director supplementing formal evaluations

∎	After engagement with shareholders, proactive adoption of a proxy access right for shareholders. In addition, shareholders are welcome to continue to recommend director candidates for consideration by our Governance Committee

∎	Active, year-round shareholder engagement process, whereby we, including our Lead Director, meet and speak with our shareholders and other key constituents
∎	Board and Committee oversight of environmental, social and governance (ESG) matters

∎	Directors may contact any employee of our firm directly, and our Board and its Committees may engage independent advisors at their sole discretion

∎	Annual elections of directors (i.e., no staggered board)

∎	Majority voting with resignation policy for directors in uncontested elections

∎	Shareholders holding at least 25% of our outstanding shares of Common Stock can call a special meeting of shareholders

∎	No supermajority vote requirements in our charter or By-laws

∎	Executive retention and share ownership requirements require significant long-term share holdings by our NEOs (see page 53 for more detail)

∎	Director share ownership requirement of 5,000 shares or RSUs, with a transition period for new directors

»	All RSUs granted as director compensation must be held until the year after a director retires from our Board. Directors are not permitted to hedge or pledge these RSUs

12 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

WORKING DYNAMICS Candid discussions Open access to management & information Focus on reputation BOARD COMPOSITION Broad range of skills & experiences Independence Diversity BOARD EFFECTIVENESS BOARD STRUCTURE Strong Lead Director role 5 standing Committees GOVERNANCE PRACTICES Candid self-evaluation Oversight of CEO/management performance Board/management succession planning

Executive Summary | Shareholder Engagement

Shareholder Engagement

Commitment to Active Engagement with our Shareholders

Constituents’ views regarding matters affecting our firm are important to our Board. We employ a year-round approach to engagement that includes proactive outreach as well as responsiveness to targeted areas of focus.

OUR APPROACH

WHO	WHEN & HOW	APPROACH
∎ Shareholders ∎ ESG Rating Firms ∎ Fixed-Income Investors ∎ Proxy Advisory Firms ∎ Prospective Shareholders ∎ Thought Leaders	∎ Year-round ∎ Additional targeted outreach ahead of annual meetings and as needed ∎ In-person meetings ∎ Teleconferences and phone calls ∎ Conferences

Firm Engagement

∎  Led by Investor Relations (IR), including targeted outreach and open lines of communication for inbound inquiries

∎  Feedback provided
to Board throughout the year from these interactions and on other key areas of focus

Board Engagement ∎ Led by our Lead Director, who meets regularly with stakeholders ∎ Lead Director provides feedback to fellow directors about engagements

DEPTH OF ENGAGEMENT

We continued to conduct year-round, proactive engagement on corporate governance matters in 2017:

∎	Targeted outreach to top 150 shareholders ahead of 2017 annual meeting

∎	IR met with shareholders representing more than 40% of Common Stock outstanding during 2017

∎	Lead Director met with 20 investors in 2017, representing approximately 28% of Common Stock outstanding

The diverse views of our shareholders were relayed to our Board on topics including:

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 13

Compensation quantum & structure within firm’s pay-for-performance culture Lead Director duties, executive succession planning & director evaluations Business opportunities & risk management considerations EXECUTIVE COMPENSATION REPUTATIONAL RISK CORPORATE GOVERNANCE PRACTICES APPROACH TO ESG IMPACT OF REGULATION BOARD COMPOSITION Continued focus on culture, business standards & reputational risk management For more information please see the following page Director skill sets, independence & diversity

Executive Summary | Shareholder Engagement

FOCUS ON ENVIRONMENTAL, SOCIAL AND GOVERNANCE TOPICS

Our approach to ESG issues continues to be of interest to our shareholders. In 2017, approximately two-thirds of our engagement conversations included a focus on ESG factors. The key topics discussed in those conversations are illustrated by the examples in the chart below.

ESG TOPICS IN FOCUS

DIVERSITY	ENVIRONMENTAL & SOCIAL RISK MANAGEMENT	SUSTAINABILITY OF OUR OPERATIONS	CLIMATE CHANGE	BUSINESS STANDARDS AND CULTURE	ESG INTEGRATION IN BUSINESS
Example: Gender pay equity	Example: Potential impacts on indigenous peoples	Example: Power Purchase Agreements facilitating the development of new renewable energy resources	Example: Progress toward our $150bn clean energy target	Example: Employee training	Example: Growth of ESG and impact investing in Investment Management

We take an integrated approach to ESG, focusing on both opportunities and risks across our global businesses.

∎	Our ESG-related policies and procedures are outlined in detail in the “Environmental, Social and Governance” reporting section on our website at www.gs.com/corpgov.

∎	In addition, we highlight annually in our online ESG Report the areas in which we have demonstrated a commitment to finding effective ways to tackle economic, social and environmental challenges.

∎	Our Board’s Public Responsibilities Committee has primary oversight of the firm’s approach to ESG, which includes reviewing key ESG-related policies such as our Environmental Policy Framework and our annual ESG Report.

»	Other ESG matters are also reviewed by the full Board or its other Committees as part of their respective mandates.

14 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Corporate Governance | Item 1. Election of Directors

Corporate Governance

Item 1. Election of Directors

Proposal Snapshot — Item 1. Election of Directors

What is being voted on . Election to our Board of 11 director nominees.

Board recommendation. After a review of the individual qualifications and experience of each of our director nominees and his or her contributions to our Board, our Board determined unanimously to recommend that shareholders vote FOR all of our director nominees.

OUR DIRECTORS

Our Corporate Governance Guidelines provide that a director will typically retire at the annual meeting following their 75th birthday, unless our Governance Committee recommends his or her continuation on the Board in light of a review of all relevant circumstances. Upon turning 75, in accordance with our Corporate Governance Guidelines, Bill George tendered his retirement to our Lead Director for consideration.

Our Board, upon the recommendation of our Governance Committee, determined to request that Mr. George stand for re-election at our 2018 Annual Meeting, taking into account his dedicated service, including as the Chair of the Board’s Committee to Oversee the Business Standards Committee in 2010 and as the founding Chair of our Public Responsibilities Committee.

In connection with our continued succession planning for Board leadership roles, effective May 2, 2018, Michele Burns will become the Chair of our Compensation Committee, transitioning from Jim Johnson, our current Chair, who will turn 75 prior to our 2019 Annual Meeting. Mark Winkelman will then replace Ms. Burns as the Chair of our Risk Committee. Ms. Burns and Mr. Winkelman have each distinguished themselves in their roles on the Board, and we are confident that they will continue to do so in their new leadership roles. We are grateful to Mr. Johnson for his distinguished tenure as the Chair of our Compensation Committee, and we look forward to his continued guidance and input.

For more information on our process for Board refreshment, see —Structure of our Board and Governance Practices—Year-Round Review of Board Composition.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 15

Corporate Governance | Item 1. Election of Directors

Board of Directors’ Qualifications and Experience

Our director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of shareholders.

CORE QUALIFICATIONS AND EXPERIENCES	DIVERSITY OF SKILLS AND EXPERIENCES

✓ Integrity, business judgment & commitment

✓ Demonstrated management ability

✓ Extensive experience in the public, private or not-for-profit sectors

✓ Leadership & expertise in their respective fields

✓ Financial literacy

✓ Involvement in educational, charitable
& community organizations

✓ Strategic thinking

✓ Reputational focus

+  Financial services industry

+  Complex & regulated industries

+  Risk management

+  Public company / corporate governance

+  Global experience

+  Technology

+  Audit, tax, accounting & preparation of financial statements

+  Compliance

+  Operations

+  Established & growth markets

+  Credit evaluation

+  Environmental, social & governance

+  Talent development

+  Academia

+  Business ethics

+  Government, public policy & regulatory affairs

Given the nature of our business, our Governance Committee continues to believe that directors with current and prior financial industry experience, among other skills, are critical to our Board’s effectiveness. We take very seriously, however, any actual or perceived conflicts of interest that may arise, and have taken various steps to address this.

For example, in addition to our policies on director independence and related person transactions, we maintain a policy with respect to outside director involvement with financial firms, such as private equity firms or hedge funds. Under this policy, in determining whether to approve any current or proposed affiliation of a non-employee director with a financial firm, our Board will consider, among other things, the legal, reputational, operational and business issues presented, and the nature, feasibility and scope of any restrictions, procedures or other steps that would be necessary or appropriate to ameliorate any perceived or potential future conflicts or other issues.

Diversity is an important factor in our consideration of potential and incumbent directors

Our Governance Committee considers a number of demographics, including race, gender, ethnicity, sexual orientation, culture and nationality, seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Among the factors our Governance Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board. The Committee considers the same factors in determining whether to re-nominate an incumbent director.

Diversity is also considered as part of the annual Board evaluation.

16 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Corporate Governance | Item 1. Election of Directors

Director Tenure: A Balance of Experiences

Our nominees have an average tenure of 8 years and a median tenure of approximately 5.5 years. This experience balances the institutional knowledge of our longer-tenured directors with the fresh perspectives brought by our newer directors.

Years of Experience

Comprehensive Re-Nomination Process

We appreciate the importance of critically evaluating individual directors and their contributions to our Board in connection with re-nomination decisions.

In considering whether to recommend re-nomination of a director for election at our Annual Meeting, our Governance Committee conducts a detailed review, considering factors such as:

∎  The extent to which the director’s skills, qualifications and experience (including that gained due to tenure on our Board) continue to contribute to the success of our Board;

∎  Feedback from the annual Board evaluation and individual discussions between each non-employee director and our Lead Director;

∎  Attendance and participation at, and preparation for, Board and Committee meetings;

∎   Independence;

∎  Shareholder feedback, including the support received by director nominees elected at our 2017 Annual Meeting of Shareholders;

∎   Outside board and other affiliations, including any actual or perceived conflicts of interest; and

∎  The extent to which the director continues to contribute to the diversity of our Board.

Each of our director nominees has been recommended for election by our Governance Committee and approved and re-nominated for election by our Board.

If elected by our shareholders, our director nominees, all of whom are currently members of our Board, will serve for a one-year term expiring at our 2019 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

All of our directors must be elected by majority vote of our shareholders.

∎    A director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board.

∎    Our Governance Committee will then assess whether there is a significant reason for the director to remain on our Board, and will make a recommendation to our Board regarding the resignation.

For detailed information on the vote required for the election of directors and the choices available for casting your vote, please see Frequently Asked Questions.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 17

# of Directors <5 YEARS 4 DIRECTORS 5-7 YEARS 3 DIRECTORS 7-10 YEARS 1 DIRECTOR 10+ YEARS 3 DIRECTORS

Corporate Governance | Item 1. Election of Directors

Biographical information about our director nominees follows. This information is current as of March 1, 2018 and has been confirmed by each of our director nominees for inclusion in our Proxy Statement. There are no family relationships between any of our directors or executive officers.

Lloyd C. Blankfein, 63 Chairman and CEO Director Since: April 2003 Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎     Committed and deeply engaged leader with strong communication skills: Over 30 years of experience in various positions across our firm. Mr. Blankfein utilizes this firm-specific knowledge and experience in his role as Chairman and CEO to, among other things, lead the firm and its people, help protect and enhance our culture and articulate a vision of the firm’s strategy. Mr. Blankfein also uses strong communication skills to guide Board discussions and keeps our Board apprised of significant developments in our business and industry

∎     Extensive market and industry knowledge: Leverages extensive familiarity with all aspects of the firm’s industry and business, including our risk management practices and strategy

∎    Face of our firm: Drawing from extensive interaction with our clients, investors and other constituents, provides additional perspective to our Board

CAREER HIGHLIGHTS

∎    Goldman Sachs

»   Chairman and Chief Executive Officer (June 2006 – Present)

»   President and Chief Operating Officer (January 2004 – June 2006)

»   Vice Chairman with management responsibility for FICC and Equities Divisions (April 2002 – January 2004)

»    Co-head of FICC (1997 – April 2002)

»   Head and/or Co-head of the Currency and Commodities Division (1994 – 1997)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, Dean’s Advisory Board, Harvard Law School

∎     Member, Board of Dean’s Advisors, Harvard Business School

∎     Member, Dean’s Council, Harvard University

∎    Member, Advisory Board, Tsinghua University School of Economics and Management

∎     Member, Board of Overseers, Weill Cornell Medical College

∎     Member, Board of Directors, Partnership for New York City

EDUCATION

∎     Graduate of Harvard College and Harvard Law School

18 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Corporate Governance | Item 1. Election of Directors

Adebayo O. Ogunlesi, 64

Independent Lead Director

Director Since: October 2012

GS Committees

∎     Governance (Chair)

∎     Ex-officio member:

»   Audit

»   Compensation

»   Public Responsibilities

»    Risk

Other U.S.-Listed Company Directorships

∎    Current: Callaway Golf Company; Kosmos Energy Ltd.

∎     Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎     Strong leader, including leadership experience in the financial services industry: Founder, Chairman and Managing Partner of Global Infrastructure Partners and a former executive of Credit Suisse with over 20 years of experience in the financial services industry, including investment banking and private equity

∎    International business and global capital markets experience, including emerging markets: Advised and executed transactions and provided capital markets strategy advice globally

∎    Expertise regarding governance and compensation: Service on the boards of directors and board committees of other public companies and not-for-profit entities, and, in particular, as chair or former chair of the nominating and corporate governance committees at each of Callaway Golf and Kosmos Energy, provides additional governance perspective

CAREER HIGHLIGHTS

∎   Chairman and Managing Partner, Global Infrastructure Partners, a private equity firm that invests worldwide in infrastructure assets in the energy, transport, water and waste industry sectors (July 2006 – Present)

∎    Credit Suisse, a financial services company

»   Executive Vice Chairman and Chief Client Officer (2004 – 2006)

»   Member of Executive Board and Management Committee (2002 – 2006)

»   Head of Global Investment Banking Department (2002 – 2004)

»   Head of Global Energy Group (1997 – 2002)

∎    Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the U.S. Supreme Court (1980-1981)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, National Board of Directors, The NAACP Legal Defense and Educational Fund, Inc.

∎     Member, Board of Directors, Partnership for New York City Fund

∎     Member, Harvard University Global Advisory Council and Harvard Law School Leadership Council of New York

∎     Member, Board of Dean’s Advisors, Harvard Business School

EDUCATION

∎     Graduate of Oxford University, Harvard Business School and Harvard Law School

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 19

Corporate Governance | Item 1. Election of Directors

M. Michele Burns, 60

Independent

Director Since: October 2011

GS Committees

∎     Risk (Chair)*

∎     Compensation

∎    Governance

Other U.S.-Listed Company Directorships

∎     Current: Alexion Pharmaceuticals, Inc.
(retiring at 2018 annual meeting); Anheuser-Busch InBev; Cisco Systems, Inc.;
Etsy, Inc.

∎     Former (Past 5 Years):
Wal-Mart Stores, Inc.

KEY EXPERIENCE AND QUALIFICATIONS

∎     Leadership, risk, compensation and governance expertise: Leverages service on the boards of directors and board committees of other public companies and not-for-profit entities

∎     Human capital management and strategic consulting: Background gained as former CEO of Mercer LLC

∎     Accounting and the review and preparation of financial statements: Garnered expertise as former CFO of several global public companies

CAREER HIGHLIGHTS

∎     Chief Executive Officer, Retirement Policy Center, sponsored by Marsh & McLennan Companies, Inc. (MMC); Center focuses on retirement public policy issues (October 2011 – February 2014)

∎     Chairman and Chief Executive Officer, Mercer LLC, a subsidiary of MMC and a global leader in human resource consulting, outsourcing and investment services (September 2006 – early October 2011)

∎     Chief Financial Officer, MMC, a global professional services and consulting firm (March 2006 – September 2006)

∎     Chief Financial Officer, Chief Restructuring Officer and Executive Vice President, Mirant Corporation, an energy company (May 2004 – January 2006)

∎     Executive Vice President and Chief Financial Officer, Delta Air Lines, Inc., an air carrier (including various other positions, 1999 – April 2004)

∎     Senior Partner and Leader, Southern Regional Federal Tax Practice, Arthur Andersen LLP, an accounting firm (including various other positions, 1981 – 1999)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Center Fellow and Strategic Advisor, Stanford University Center on Longevity

∎     Board Member and Treasurer, Elton John AIDS Foundation

EDUCATION

∎     Graduate of University of Georgia (including for Masters)

Mark A. Flaherty, 58 Independent Director Since: December 2014 GS Committees ∎ Audit ∎ Governance ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎     Investment management: Leverages over 20 years of experience in the investment management industry, including at Wellington Management Company

∎     Perspective on institutional investors’ approach to company performance and corporate governance: Experience developed through his tenure at Wellington and Standish, Ayer and Wood

∎     Risk expertise: Draws upon years of experience in the financial industry

CAREER HIGHLIGHTS

∎    Wellington Management Company, an investment management company

»   Vice Chairman (2011 – 2012)

»   Director of Global Investment Services (2002 – 2012)

»   Partner, Senior Vice President (2001 – 2012)

∎    Standish, Ayer and Wood, an investment management company

»   Executive Committee Member (1997 – 1999)

»   Partner (1994 – 1999)

»   Director, Global Equity Trading (1991 – 1999)

∎     Director, Global Equity Trading, Aetna, a diversified healthcare benefit company (1987 – 1991)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, Board of Trustees, The Newman School

∎    Member, Board of Directors, Boston Scholar Athletes

∎     Former Member, Board of Trustees, Providence College

EDUCATION

∎     Graduate of Providence College

*	Effective May 2, 2018, Ms. Burns will become the Chair of our Compensation Committee and Mr. Winkelman will become the Chair of our Risk Committee.

20 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Corporate Governance | Item 1. Election of Directors

William W. George, 75

Independent

Director Since: December 2002

GS Committees

∎     Public Responsibilities (Chair)

∎     Compensation

∎    Governance

Other U.S.-Listed Company Directorships

∎     Current: None

∎     Former (Past 5 Years): Exxon Mobil Corporation

KEY EXPERIENCE AND QUALIFICATIONS

∎     Focus on reputation and ESG matters: Utilizes current and prior service on the boards of directors and board committees of several other public companies and not-for-profit entities, particularly as Chair of our Public Responsibilities Committee

∎    Leadership: Served as Chief Executive Officer and Chairman of Medtronic, Inc. and as a senior executive at Honeywell International Inc.

∎    Organizational behavior and management: A senior fellow and former professor of leadership and management practice at Harvard Business School and an author of several books on leadership, which provide academic expertise in business management and corporate governance

CAREER HIGHLIGHTS

∎     Harvard Business School

»   Senior Fellow (July 2014 – present)

»   Professor of Management Practice (January 2004 – July 2014)

∎     Medtronic, Inc., a medical technology company

»   Chairman (April 1996 – April 2002)

»   Chief Executive Officer (May 1991 – May 2001)

»   President and Chief Operating Officer (1989 – 1991)

∎     Executive Vice President, Honeywell International Inc., a diversified technology and manufacturing company (1978 – 1989)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Trustee, Mayo Clinic

∎    Member, National Academy of Engineering

EDUCATION

∎     Graduate of Georgia Institute of Technology and Harvard Business School

James A. Johnson, 74

Independent

Director Since: May 1999

GS Committees

∎     Compensation (Chair)*

∎     Governance

∎    Public Responsibilities

Other U.S.-Listed Company Directorships

∎     Current: None

∎     Former (Past 5 Years): Forestar Group, Inc.;
Target Corporation

KEY EXPERIENCE AND QUALIFICATIONS

∎     Financial services, including investment management industry: Leverages professional experience in financial services

∎     Government affairs and the regulatory process: Experience developed through, among other things, his tenure at Fannie Mae and his work with Vice President Walter F. Mondale

∎     Leadership, compensation and governance: Current and prior service on the boards of directors of public companies and not-for-profit entities, including in lead director and committee chair roles, provides additional perspective

CAREER HIGHLIGHTS

∎    Chairman, Johnson Capital Partners, a private consulting company (Present)

∎     Vice Chairman, Perseus L.L.C., a merchant banking and private equity firm (April 2001 – June 2012)

∎     Fannie Mae

»   Chairman of the Executive Committee (1999)

»   Chairman and Chief Executive Officer (February 1991 – 1998)

»   Vice Chairman (1990 – February 1991)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Chairman Emeritus, John F. Kennedy Center for the Performing Arts and The Brookings Institution

∎     Member, International Council, The Belfer Center for Science and International Affairs, Harvard University

∎     Council Member, Smithsonian Museum of African American History and Culture

∎     Chair, Advisory Council, Stanford University Center on Longevity

∎     Member, Council on Foreign Relations

∎    Member, American Academy of Arts and Sciences

EDUCATION

∎     Graduate of University of Minnesota and the Woodrow Wilson School of Public and International Affairs, Princeton University

* Effective May 2, 2018, Ms. Burns will become the Chair of our Compensation Committee.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 21

Corporate Governance | Item 1. Election of Directors

Ellen J. Kullman, 62

Independent

Director Since: December 2016

GS Committees

∎     Compensation

∎    Governance

∎     Risk

Other U.S.-Listed Company Directorships

∎    Current: Amgen Inc.; Dell Technologies Inc.; United Technologies Corporation

∎     Former (Past 5 Years): E.I. du Pont de Nemours and Company

KEY EXPERIENCE AND QUALIFICATIONS

∎    Leadership and strategy: During her tenure as Chair and CEO of DuPont, a highly-regulated science and technology-based company with global operations, led the company through a period of strategic transformation and growth

∎     Corporate governance and compensation: Leverages service on the boards of directors and board committees (including in leadership roles) of other public companies and not-for-profit entities

∎     Risk management experience: Draws upon experiences gained from DuPont and other board roles to provide our Risk Committee with diverse viewpoints

CAREER HIGHLIGHTS

∎     E.I. du Pont de Nemours and Company, a provider of basic materials and innovative products and services for diverse industries

»   Chairman and Chief Executive Officer (2009 – 2015)

»   President (Oct. 2008 – Dec. 2008)

»   Executive Vice President, DuPont Coatings and Color Technologies, DuPont Electronic and Communication Technologies; DuPont Performance Materials, DuPont Safety and Protection, Marketing and Sales, Pharmaceuticals, Risk Management and Safety and Sustainability (2006 – 2008)

»   Various positions, including Group Vice President, DuPont Safety and Protection (1988 – 2006)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Member, Board of Overseers, Tufts University School of Engineering

∎     Trustee, Northwestern University

∎    Member, National Academy of Engineering

∎     Member, The Business Council

∎    Co-Chair, Paradigm for Parity

EDUCATION

∎     Graduate of Tufts University and Kellogg School of Management, Northwestern University

Lakshmi N. Mittal, 67

Independent

Director Since: June 2008

GS Committees

∎     Compensation

∎    Governance

∎     Public Responsibilities

Other U.S.-Listed Company Directorships

∎     Former (Past 5 Years): None

∎     Current: ArcelorMittal S.A.

KEY EXPERIENCE AND QUALIFICATIONS

∎     Leadership, business development and operations: Founder of Mittal Steel Company and Chairman and Chief Executive Officer of ArcelorMittal S.A., the world’s leading integrated steel and mining company

∎     International business and growth markets: Leading company with operations in 18 countries on four continents provides global business expertise and perspective on public responsibilities

∎     Corporate governance and international governance: Current and prior service on the boards of directors of other international public companies and not-for-profit entities assists in committee responsibilities

CAREER HIGHLIGHTS

∎     ArcelorMittal S.A., a steel and mining company

»   Chairman and Chief Executive Officer (May 2008 – Present)

»   President and Chief Executive Officer (November 2006 – May 2008)

∎    Chief Executive Officer, Mittal Steel Company N.V. (1976 – November 2006)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, International Business Council of the World Economic Forum

∎     Trustee, Cleveland Clinic

∎    Member, Governing Board, Indian School of Business

∎     Member, European Round Table of Industrialists

∎    Chairman, Governing Council, LNM Institute of Information Technology

EDUCATION

∎     Graduate of St. Xavier’s College in India

22 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Corporate Governance | Item 1. Election of Directors

Peter Oppenheimer, 55 Independent Director Since: March 2014 GS Committees ∎ Audit (Chair) ∎ Governance ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎     Capital and risk management: Garnered experience as CFO and Controller at Apple and Divisional CFO at ADP

∎     Review and preparation of financial statements: Over 20 years as a CFO or controller provides valuable experience and perspective as Audit Committee Chair

∎     Oversight of technology and technology risks: Leverages prior experience in overseeing information systems at Apple

CAREER HIGHLIGHTS

∎     Apple, Inc., a designer and manufacturer of electronic devices and related software and services

»   Senior Vice President (retired September 2014)

»   Senior Vice President and Chief Financial Officer (2004 – June 2014)

»   Senior Vice President and Corporate Controller (2002 – 2004)

»   Vice President and Corporate Controller (1998 – 2002)

»   Vice President and Controller, Worldwide Sales (1997 – 1998)

»   Senior Director, Finance and Controller, Americas (1996 – 1997)

∎    Divisional Chief Financial Officer, Finance, MIS, Administration and Equipment Leasing Portfolio at Automatic Data Processing, Inc. (ADP), a leading provider of human capital management and integrated computing solutions (1992 – 1996)

∎     Consultant, Information Technology Practice at Coopers & Lybrand, LLP (1988 – 1992)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Vice Chairman, Foundation Board of Directors, California Polytechnic State University

∎     Secretary, Community Board, French Hospital Medical Center

∎     Board Member, Pacific Coast Health Center

EDUCATION

∎     Graduate of California Polytechnic State University and the Leavey School of Business, University of Santa Clara

David A. Viniar, 62 Non-Employee Director Since: January 2013 GS Committees ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: Square, Inc. ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎     Financial industry, in particular risk management and regulatory affairs: Over 30 years of experience in various roles at Goldman Sachs, as well as service as chair of the audit and risk committee of Square, Inc., provides valuable perspective to our Board

∎    Unique insight into our firm’s financial reporting, controls and risk management: As our former CFO, able to provide unique insight about our risks to our Risk Committee

∎     Capital management processes and assessments: Experience gained through serving as Goldman Sachs’ CFO for over 10 years

CAREER HIGHLIGHTS

∎   Goldman Sachs

»   Executive Vice President and Chief Financial Officer (May 1999 – January 2013)

»   Head of Operations, Technology, Finance and Services Division (December 2002 – January 2013)

»   Head of the Finance Division and Co-head of Credit Risk Management and Advisory and Firmwide Risk (December 2001 – December 2002)

»   Co-head of Operations, Finance and Resources (March 1999 – December 2001)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Trustee, Garden of Dreams Foundation

∎   Former Trustee, Union College

EDUCATION

∎    Graduate of Union College and Harvard Business School

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 23

Corporate Governance | Item 1. Election of Directors

Mark O. Winkelman, 71

Independent

Director Since: December 2014

GS Committees

∎   Audit

∎   Governance

∎   Risk*

Other U.S.-Listed Company Directorships

∎   Current: None

∎   Former (Past 5 Years): Anheuser-Busch InBev

KEY EXPERIENCE AND QUALIFICATIONS

∎     Knowledge about our firm, including our fixed income business, and an understanding of the risks we face: Utilizes his previous tenure at Goldman Sachs as well as his service on the board and experience in chairing the risk committee of our subsidiary, Goldman Sachs International

∎     Audit and financial expertise, corporate governance and leadership: Leverages prior service on the board of directors and the audit and finance committees of Anheuser-Busch InBev and service on the boards of directors and audit, finance and other committees of not-for-profit entities

∎     Financial services industry: Experience gained through his role as operating partner at J.C. Flowers and through other industry experience

CAREER HIGHLIGHTS

∎   Private investor (Present)

∎    Operating Partner, J.C. Flowers & Co., a private investment firm focusing on the financial services industry (2006 – 2008)

∎    Goldman Sachs

»   Retired Limited Partner (1994 – 1999)

»   Management Committee Member and Co-Head of Fixed Income Division (1987 – 1994)

»   Various positions at the firm, including Head of J. Aron Division (1978 – 1987)

∎   Senior Investment Officer, The World Bank (1974 – 1978)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Director and Risk Committee Chair, Goldman Sachs International

∎    Trustee, Penn Medicine

∎   Trustee Emeritus, University of Pennsylvania

EDUCATION

∎    Graduate of Erasmus University in the Netherlands and The Wharton School, University of Pennsylvania

* Effective May 2, 2018, Mr. Winkelman will become the Chair of our Risk Committee.

INDEPENDENCE OF DIRECTORS

9 of our 11 director nominees are independent

Our Board determined, upon the recommendation of our Governance Committee, that Ms. Burns, Mr. Flaherty, Mr. George, Mr. Johnson, Ms. Kullman, Mr. Mittal, Mr. Ogunlesi, Mr. Oppenheimer and Mr. Winkelman are “independent” within the meaning of NYSE rules and our Director Independence Policy. Prior to their retirement from our Board in 2017, each of Debora Spar and Mark Tucker were also determined to be independent. Furthermore, our Board has determined that all of our independent directors satisfy the heightened audit committee independence standards under SEC and NYSE rules, and that Compensation Committee members also satisfy the relevant heightened standards under NYSE rules.

Process for Independence Assessment

A director is considered independent under NYSE rules if our Board determines that the director does not have any direct or indirect material relationship with Goldman Sachs. Our Board has established a Policy Regarding Director Independence (Director Independence Policy) that provides standards to assist our Board in determining which relationships and transactions might constitute a material relationship that would cause a director not to be independent.

To assess independence, our Governance Committee and our Board review detailed information regarding our independent directors, including employment and public company and not-for-profit directorships, as well as information regarding immediate family members and affiliated entities.

Through the course of this review, our Governance Committee and our Board consider relationships between the independent directors (and their immediate family members and affiliated entities) on the one hand, and Goldman Sachs and its affiliates on the other, in accordance with our Director Independence Policy. This includes a review of revenues to the firm from, and payments or donations made by us to, relevant entities affiliated with our directors (or their immediate family members) as a result of ordinary course transactions or contributions to not-for-profit organizations.

For more information on the categories of transactions that our Governance Committee and our Board reviewed, considered and determined to be immaterial under our Director Independence Policy, see Additional Details on Director Independence in Annex B.

24 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Corporate Governance | Structure of our Board and Governance Practices

Structure of our Board and Governance Practices

BOARD OF DIRECTORS CHAIRMAN AND CEO: LLOYD BLANKFEIN; LEAD DIRECTOR: ADEBAYO OGUNLESI

AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE COMMITTEE	PUBLIC RESPONSIBILITIES COMMITTEE	RISK COMMITTEE

3 Members: All Independent	5 Members: All Independent	9 Members: All Independent	3 Members: All Independent	6 Members: 5 Independent

OUR BOARD COMMITTEES

Our Board has five standing Committees: Audit, Compensation, Governance, Public Responsibilities and Risk. The specific membership of each Committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on Committee matters.

Each of our Committees:

∎	Operates pursuant to a written charter (available on our website at www.gs.com/charters)

∎	Evaluates its performance annually

∎	Reviews its charter annually

The firm’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing Committees and our Board consider the potential effect of any matter on our reputation.

AUDIT
ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES
Peter Oppenheimer* Mark Flaherty Mark Winkelman Adebayo Ogunlesi (ex-officio)	∎ Audit/Tax/Accounting ∎ Preparation or oversight of financial statements ∎ Compliance

∎    Assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence and performance, internal audit function performance and internal controls over financial reporting

∎     Decide whether to appoint, retain or terminate our independent auditors

∎     Pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors

∎     Appoint and oversee the work of our Director of Internal Audit and annually assess her performance and administrative reporting line

∎     Prepare the Audit Committee Report

* A majority of the members of our Audit Committee, including the Chair, have been determined to be “audit committee financial experts.”

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 25

Corporate Governance | Structure of our Board and Governance Practices

COMPENSATION
ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES
James Johnson** Michele Burns William George Ellen Kullman Lakshmi Mittal Adebayo Ogunlesi (ex-officio)	∎ Setting of executive compensation ∎ Evaluation of executive and firmwide compensation programs ∎ Human capital management, including diversity

∎     Determine and approve the compensation of our CEO and other executive officers

∎     Approve, or make recommendations to our Board for it to approve, our incentive, equity-based and other compensation plans

∎     Assist our Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, including:

»   recruiting;

»   retention;

»   career development and progression;

»   management succession (other than that within the purview of our Governance Committee); and

»   diversity and employment practices

∎     Prepare the Compensation Committee Report

GOVERNANCE
ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES
Adebayo Ogunlesi Michele Burns Mark Flaherty William George Ellen Kullman James Johnson Lakshmi Mittal Peter Oppenheimer Mark Winkelman	∎ Corporate governance ∎ Talent development and succession planning ∎ Current and prior public company board service

∎     Recommend individuals to our Board for nomination, election or appointment as members of our Board and its Committees

∎     Oversee the evaluation of the performance of our Board and our CEO

∎     Review and concur with the succession plans for our CEO and other members of senior management

∎     Take a leadership role in shaping our corporate governance, including developing, recommending to our Board and reviewing on an ongoing basis the corporate governance principles and practices that apply to us

∎     Review periodically the form and amount of non-employee director compensation and make recommendations to our Board with respect thereto

PUBLIC RESPONSIBILITIES
ALL INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES
William George James Johnson Lakshmi Mittal Adebayo Ogunlesi (ex-officio)	∎ Reputational risk ∎ ESG ∎ Government and regulatory affairs ∎ Philanthropy

∎     Assist our Board in its oversight of our firm’s relationships with major external constituencies and our reputation

∎     Oversee the development, implementation and effectiveness of our policies and strategies relating to citizenship, corporate engagement and relevant significant public policy issues

∎     Review ESG issues affecting our firm, including through the periodic review of the ESG report

RISK
MAJORITY INDEPENDENT	KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES
Michele Burns** Mark Flaherty Ellen Kullman Peter Oppenheimer Mark Winkelman Adebayo Ogunlesi (ex-officio) Non-independent David Viniar	∎ Understanding of how risk is undertaken, mitigated and controlled in complex industries ∎ Technology ∎ Understanding of financial products ∎ Expertise in capital adequacy and deployment

∎     Assist our Board in its oversight of our firm’s overall risk-taking tolerance and management of financial and operational risks, such as market, credit and liquidity risk, including reviewing and discussing with management:

»   our firm’s capital plan, regulatory capital ratios, capital management policy and internal capital adequacy assessment process and the effectiveness of our financial and operational risk management policies and controls;

»   our liquidity risk metrics, management, funding strategies and controls, and the contingency funding plan; and

»   our market, credit, operational and model risk management strategies, policies and controls

** Effective May 2, 2018, Ms. Burns will become the Chair of our Compensation Committee and Mr. Winkelman will become the Chair of our Risk Committee.

26 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Corporate Governance | Structure of our Board and Governance Practices

BOARD AND COMMITTEE EVALUATIONS

Board and Committee evaluations play a critical role in ensuring the effective functioning of our Board. It is important to take stock of Board, Committee and director performance and to solicit and act upon feedback received from each member of our Board. To this end, under the leadership of our Lead Director, our Governance Committee is responsible for evaluating the performance of our Board annually, and each of our Board’s Committees also annually conducts a self-evaluation.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 27

REVIEW OF EVALUATION PROCESS Our Lead Director and Governance Committee periodically review the evaluation process to ensure that actionable feedback is solicited on the operation of our Board and its Committees, as well as on director performance Over the last several years, we have refined the format of the questionnaire and added specific evaluations of the Lead Director, each Committee Chair and each individual director QUESTIONNAIRE Provides director feedback on an unattributed basis Feedback from questionnaire informs one-on-one and closed session discussions ONGOING FEEDBACK Directors provide ongoing, real-time feedback outside of the evaluation process Lines of communication between our directors and management are always open 2017 Evaluations A Multi-Step Process ONE-ON-ONE DISCUSSIONS One-on-one discussions between our Lead Director and each non-employee director Provides further opportunity for candid discussion to solicit additional feedback as well as to provide individual feedback. Feedback on Lead Director performance provided to him by the Secretary to our Board FEEDBACK INCORPORATED Policies and practices updated as appropriate as a result of the annual and ongoing feedback Examples include changes to Committee structure, additional presentations on various topics, refinements to meeting materials and presentation format and additional Audit and Risk Committee meetings EVALUATION SUMMARY Summary of Board and Committee evaluations results provided to full Board CLOSED SESSION Closed session discussion of Board and Committee evaluations led by our Lead Director and independent Committee Chairs Joint discussion across our Committees provides for a synergistic review of Board and Committee performance

Corporate Governance | Structure of our Board and Governance Practices

TOPICS CONSIDERED DURING THE BOARD AND COMMITTEE EVALUATIONS INCLUDE:

DIRECTOR PERFORMANCE	BOARD AND COMMITTEE OPERATIONS	BOARD PERFORMANCE	COMMITTEE PERFORMANCE
∎ Individual director performance ∎ Lead Director (in that role) ∎ Each Committee Chair (in that role)

∎    Board and Committee membership, including director skills, background, expertise and diversity

∎     Committee structure, including whether the Committee structure enhances Board and Committee performance

∎     Access to firm personnel

∎    Conduct of meetings, including time allocated for, and encouragement of, candid dialogue

∎     Materials and information, including quality and quantity of information received from management, and suggestions for educational sessions

∎     Shareholder feedback

∎ Key areas of focus for the Board ∎ Consideration of reputation ∎ Strategy oversight ∎ Consideration of shareholder value ∎ Capital planning

∎    Performance of Committee duties under Committee charters

∎     Consideration of reputation and shareholder value

∎     Effectiveness of outside advisers

∎    Identification of topics that should receive more attention and discussion

BOARD LEADERSHIP STRUCTURE

Annual Assessment of Board Leadership Structure

Our Board does not have a policy as to whether the roles of Chairman and CEO should be separate or combined. Our Governance Committee annually assesses these roles and deliberates the merits of our Board’s leadership structure to ensure that the most efficient and appropriate structure is in place for our firm’s needs, which may evolve over time. If at any time the Chairman is not an independent director, our independent directors will appoint an independent Lead Director.

KEY COMPONENTS OF ANNUAL REVIEW

CHAIRMAN-CEO AND LEAD DIRECTOR RESPONSIBILITIES	OUR POLICIES AND PRACTICES TO ENSURE STRONG INDEPENDENT BOARD OVERSIGHT	SHAREHOLDER FEEDBACK AND VOTING RESULTS REGARDING BOARD LEADERSHIP	FIRM PERFORMANCE	GLOBAL TRENDS REGARDING LEADERSHIP STRUCTURE

28 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Corporate Governance | Structure of our Board and Governance Practices

Our Current Board Leadership Structure

As a result of its most recent Board leadership review in December 2017, which included feedback from our shareholders, our Governance Committee determined that continuing to combine the roles of Chairman and CEO is the most effective leadership structure for our Board and our firm at this time.

Among other reasons:	KEY PILLARS OF THE LEAD DIRECTOR ROLE

∎  Our Board leadership structure is enhanced by the independent leadership provided by our Lead Director and independent Committee Chairs, the independence of our Board and the governance policies and practices in place at our firm. For example:

» Our independent Lead Director has an expansive list of enumerated duties, including setting the Board agenda (working with the Chairman), and is focused on shareholder engagement	Sets and approves agenda for Board meetings and leads executive sessions
» Our Chairman and CEO and our Lead Director meet and speak with each other regularly about our Board and our firm

» Our independent Committee Chairs meet and speak regularly with each other between meetings and with members of our management as well as non-management employees	Focuses on Board effectiveness, composition and conducting evaluations
∎ A combined Chairman-CEO structure provides our firm with a senior leader who serves as a primary liaison between our Board and management, and as the primary public face of our firm

» This structure demonstrates clear accountability to our shareholders, clients and others	Serves as liaison between independent directors and Chairman/management
∎ Our CEO has extensive knowledge of all aspects of our current business, operations and risks, which he brings to Board discussions as Chairman

» A combined Chairman-CEO can serve as a knowledgeable resource for our independent directors both at and between Board meetings

»  Combining the roles at our firm has been effective in promulgating a strong and effective leader of the firm, particularly in times of economic challenge and regulatory change affecting our industry

Acts as primary Board contact for shareholder engagement and engages with regulators
If at any time our Governance Committee determines it would be appropriate to appoint an Independent Chairman, it will not hesitate to do so.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 29

Corporate Governance | Structure of our Board and Governance Practices

Key responsibilities of our Chairman-CEO	Powers and duties of our Independent Lead Director

∎   Chairs Board meetings

∎    Chairs annual shareholder meeting

∎   Serves as the public face of our Board and our firm

∎    Provides input to Lead Director on agenda for Board meetings (which the Lead Director approves) and reviews schedule for Board meetings

∎    Guides discussions at Board meetings and encourages directors to voice their views

∎    Serves as a resource for our Board

∎   Communicates significant business developments and time-sensitive matters to our Board

∎    Establishes the “tone at the top” in coordination with our Board, and embodies these values for our firm

∎    Responsible for managing the day-to-day business and affairs of our firm

∎    Sets and leads the implementation of corporate policy and strategy

∎    Interacts regularly with our COOs, CFO and other senior leadership of our firm

∎    Manages senior leadership of our firm

∎   Meets frequently with clients and shareholders, providing an opportunity to understand and respond to concerns and feedback; communicates feedback to our Board

∎   Provides independent leadership

∎    Sets agenda for Board meetings, working with our Chairman (including adding items to and approving the agenda), and approves the form and type of related materials; approves the schedule for Board and Committee meetings; sets agenda and approves materials for Governance Committee meetings; approves agenda for other Committee meetings (along with our other independent Committee Chairs, who also approve the materials for these meetings)

∎    Engages with our other independent directors to identify matters for discussion at executive sessions of independent directors

∎    Presides at executive sessions of independent directors

∎    Advises our Chairman of any decisions reached and suggestions made at the executive sessions, as appropriate

∎    Calls meetings of the independent directors

∎   Presides at any Board meeting at which the Chairman is not present

∎    Facilitates communication between the independent directors and our Chairman, including by presenting our Chairman’s views, concerns and issues to the independent directors and raising to our Chairman, as appropriate, views, concerns and issues of the independent directors

∎   Engages with our Chairman between Board meetings and assists with informing or engaging non-employee directors, as appropriate

∎   Engages with each non-employee director separately regarding the performance and functioning of the collective Board, individual director performance and other matters as appropriate

∎    Oversees our Board’s governance processes, including Board evaluations, succession planning and other governance-related matters

∎    Leads the annual CEO evaluation

∎   Meets directly with management and non-management employees of our firm

∎    Consults and directly communicates with shareholders and other key constituents, as appropriate

30 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Corporate Governance | Structure of our Board and Governance Practices

YEAR-ROUND REVIEW OF BOARD COMPOSITION

Our Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that operates in an atmosphere of candor and collaboration.

In identifying and recommending director candidates, our Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including:
∎ Judgment, character, expertise, skills and knowledge useful to the oversight of our business;
∎ Diversity of viewpoints, backgrounds, experiences and other demographics;
∎ Business or other relevant experience; and

∎  The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board will build a strong and effective Board that is collegial and responsive to the needs of our firm.

Board Process for Identification and Review of Director Candidates to Join Our Board

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Governance Committee. The Committee carries out this function through an ongoing, year-round process, which includes the Committee’s annual evaluation of our Board and individual director evaluations. Each director and director candidate is evaluated by our Governance Committee based on his or her individual merits, taking into account our firm’s needs and the composition of our Board.

To assist in this evaluation, the Committee utilizes as a discussion tool a matrix of certain skills and experiences that would be beneficial to have represented on our Board and on our Committees at any particular point in time. For example, the Committee is focused on what skills are beneficial for service in key Board positions, such as Lead Director and Committee Chairs, and conducts a succession planning process for those positions.

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates. Shareholders wishing to submit potential director candidates for consideration by our Governance Committee should follow the instructions in Frequently Asked Questions.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 31

INDEPENDENT DIRECTORS CANDIDATE POOL IN-DEPTH REVIEW RECOMMEND SELECTED CANDIDATES FOR APPOINTMENT TO OUR BOARD RESULTS Screen Qualifications SHAREHOLDERS Consider Diversity Review Independence and Potential Conflicts INDEPENDENT SEARCH FIRMS Meet with Directors Consider Skills/Matrix OUR PEOPLE 5 DIRECTORS JOINED 2013-2018

Corporate Governance | Structure of our Board and Governance Practices

DIRECTOR EDUCATION

Director education about our firm and our industry is an ongoing process, which begins when a director joins our Board.

Upon joining our Board, new directors are provided with a comprehensive orientation about our firm, including our business, strategy and governance. For example, new directors typically meet with senior leaders covering each of our divisions and regions, as well as with senior leaders from key control-side functions.

New directors will also undergo in-depth training on the work of each of our Board’s Committees, such as an Audit and Risk Committee orientation session with our CFO, Controller, Treasurer and CRO, as well as a session with the Director of Internal Audit. Additional training is also provided when a director assumes a leadership role, such as becoming a Committee Chair.

Board and Committee presentations, roundtables, regular communications and firm and other industry events help to keep directors appropriately apprised of key developments in our businesses and in our industry, including material changes in regulation, so that they can carry out their oversight responsibilities.

COMMITMENT OF OUR BOARD

Commitment of our Directors—2017 Meetings

Our Board and its Committees met frequently in 2017.

	2017 MEETINGS	100
Board	13
Audit	14
Compensation	7
Governance	6
Public Responsibilities	6
Risk	8
Executive Sessions of Independent Directors without Management*	5
Additional Executive Sessions of Non-Employee Directors without Management**	18

*	Chaired by our Lead Director.
**	Led by our independent Committee Chairs.

Each of our current directors attended over 75% (the threshold for disclosure under SEC rules) of the meetings of our Board and the Committees on which he or she served as a regular member during 2017. Overall attendance at Board and Committee meetings during 2017 was over 98% for our current directors as a group.

We encourage our directors to attend our annual meetings. All of our current directors attended the 2017 Annual Meeting other than Mr. Johnson, who was unable to attend in person due to illness but listened to the meeting by phone.

32 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

54 TOTAL BOARD AND COMMITTEE MEETINGS IN 2017

Corporate Governance | Structure of our Board and Governance Practices

Commitment of our Directors – Beyond the Boardroom

Engagement beyond the boardroom provides our directors with additional insights into our businesses, risk management and industry, as well as valuable perspectives on the performance of our firm, our CEO and other members of senior management.

The commitment of our directors extends well beyond preparation for, and attendance at, regular and special meetings.

ONGOING INTERACTIONS

Frequent interactions with each

other, senior management and

key employees around the globe

on topics including strategy,

performance, risk management,

culture and talent development

CONSTITUENT ENGAGEMENT

Regular engagement with

key constituents, including

regulators, and for our Lead Director, engagement with our

shareholders. Participation

in firm and industry conferences

and other events on behalf

of the Board

REGULARLY INFORMED

Receive postings on significant

developments and weekly informational packages that include updates on recent developments, press coverage and current events that relate to our business,

our people and our industry

Our Lead Director and Committee Chairs provide additional independent leadership outside the boardroom.

∎  For example, each Chair sets the agenda for his or her respective Committee meetings, and reviews and provides feedback on the form and type of related materials, in each case taking into account whether their Committee is appropriately carrying out its core responsibilities and focusing on the key issues facing the firm, as may be applicable from time to time. To do so, each Chair engages with key members of management and subject matter experts in advance of each Committee meeting.

∎  In addition, our Lead Director also sets the Board agenda (working with our Chairman) and approves the form and type of related materials. Our Lead Director also approves the schedule of Board and Committee meetings, taking into account whether there is sufficient time for discussion of all agenda items at the Board and each Committee meeting.

In carrying out their leadership roles during 2017:

Adebayo Ogunlesi Lead Director	Michele Burns Risk Chair	Bill George Public Responsibilities Chair	James Johnson Compensation Chair	Peter Oppenheimer Audit Chair
Over 95 meetings Includes meetings with: CEO, Co-COOs, Secretary to the Board, General Counsel, Shareholders, Regulators, Independent Director Compensation Consultant, Director Search Firm	Over 45 meetings Includes meetings with: Co-COOs, CFO, Secretary to the Board, General Counsel, CRO, Controller, Treasurer, Director of Internal Audit, Regulators, other key risk management employees	Over 15 meetings Includes meetings with: CEO, Co-COOs, Secretary to the Board, General Counsel, key members of our executive office

Over 35 meetings

Includes meetings with:

Co-COOs, CFO,

Secretary to the Board,

General Counsel, Global

Head of Reward, Global

Head of Executive

Compensation,

Independent

Compensation

Consultant, Regulators

Over 65 meetings

Includes meetings with:

Co-COOs, CFO,

Secretary to the Board,

General Counsel, CRO,

Controller, Treasurer,

Director of Internal

Audit, Head of Global

Compliance and other key

compliance employees,

Chief Information Officer,

Regulators, Independent

Auditors

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 33

Corporate Governance | Board Oversight of our Firm

Board Oversight of our Firm

KEY AREAS OF BOARD OVERSIGHT

Our Board is responsible for, and committed to, the oversight of the business and affairs of our firm. In carrying out this responsibility, our Board advises our senior management to help drive success for our clients and long-term value creation for our shareholders, and oversees management’s efforts to ensure that the firm’s cultural expectations are appropriately communicated and embraced throughout the firm. Our Board discusses and receives regular updates on a wide variety of matters affecting our firm.

Strategy

∎  Our Board oversees and provides advice and guidance to senior management on the formulation and implementation of the firm’s strategic plans

»  This occurs year-round through presentations and discussions covering firmwide, divisional and regional strategy, as well as growth initiatives, both during and outside Board meetings

∎  Our Board’s focus on overseeing risk management enhances our directors’ ability to provide insight and feedback to senior management, and if necessary to challenge management, on its development and implementation of the firm’s strategic direction

∎  Our Lead Director helps facilitate our Board’s oversight of strategy by ensuring that directors receive adequate information about strategy and by discussing strategy with independent directors at executive sessions

CEO Performance

∎  Under the direction of our Lead Director, our Governance Committee annually evaluates Mr. Blankfein’s performance

»  The evaluation process includes an executive session of independent directors, a closed session with Mr. Blankfein and additional discussion between our Lead Director and Mr. Blankfein throughout the year

∎  The Committee reviews the results of Mr. Blankfein’s evaluation under our “360 degree” review process (360° Review Process, as described further on page 42) and also assesses Mr. Blankfein’s performance both as CEO and as Chairman of the Board against the key criteria and responsibilities for these roles that were developed by our Governance Committee

34 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Strategy CEO Performance Risk Management Executive Succession Planning Financial Performance and Reporting Culture and Conduct CONSIDERATION OF OUR REPUTATION IS CENTRAL TO BOARD AND COMMITTEE OVERSIGHT

Corporate Governance | Board Oversight of our Firm

Risk Management

In the normal course, our firm commits capital and otherwise incurs risk as an inherent part of serving our clients’ needs. Our intention is to manage risks, or where possible, to mitigate them to such an extent that they could not, individually or collectively, materially and adversely affect our firm, including our capital and liquidity position, our ability to generate revenues, even in a stressed environment, and our reputation.

Management is responsible for the day-to-day assessment, identification, monitoring and decision-making regarding the risks we face. Our Board is responsible for overseeing the management of the firm’s most significant risks on an enterprise-wide basis. This oversight is executed by our full Board as well as each of its Committees, in particular our Risk Committee, and is carried out in conjunction with the Board’s oversight of firm strategy.

BOARD RISK MANAGEMENT OVERSIGHT INCLUDES: ∎ Strategic and financial considerations ∎ Legal, regulatory, reputational and compliance risks ∎ Other risks considered by Committees

RISK COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Overall risk-taking tolerance and risk governance, including our Enterprise Risk Management Framework

∎  Our Risk Appetite Statement (in coordination with our full Board)

∎  Liquidity, market, credit, operational and model risks

∎  Our Capital Plan, capital ratios and capital adequacy

∎  Technology and cybersecurity risks, including oversight of management’s processes, monitoring and controls related thereto

PUBLIC RESPONSIBILITIES COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Brand and reputational risk, including client and business standards considerations, as well as the receipt of reports regarding the Firmwide Reputational Risk Committee regarding certain transactions that may present heightened reputational risk

∎  ESG risk

COMPENSATION COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Firmwide compensation program and policies that are consistent with the safety and soundness of our firm and do not raise risks reasonably likely to have a material adverse effect on our firm

∎  Jointly with our Risk Committee, annual CRO compensation-related risk assessment (see page 48)

AUDIT COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎   Financial, legal and compliance risk, in coordination with our full Board

∎   Coordination with our Risk Committee, including with respect to our risk assessment and risk management practices

GOVERNANCE COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES: ∎ Board composition and Board and executive succession

REPUTATIONAL RISK MANAGEMENT

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 35

Corporate Governance | Board Oversight of our Firm

Executive Succession Planning

∎ Our Governance Committee has adopted a framework relating to executive succession planning, under which the Committee has defined specific criteria for, and responsibilities of, each of the CEO, COO and CFO roles. The Committee then focuses on the particular skill set needed to succeed in these roles at our firm

∎ Our Lead Director also meets on this topic separately with our CEO and facilitates additional discussions with our independent directors about executive succession planning throughout the year, including at executive sessions

Financial Performance and Reporting

∎  Our Board, including through its Committees, is kept apprised by management, on an ongoing basis, of the firm’s financial performance and key drivers thereof. For example, our Board generally receives an update on financial performance from our CFO at each meeting, which provides critical information to the Board and its Committees that assists them in carrying out their responsibilities

∎  Our Board, through its Audit Committee, is responsible for overseeing management’s preparation and presentation of our annual and quarterly financial statements and the effectiveness of our internal control over financial reporting

»  Each quarter, our Audit Committee meets with members of our management, the Director of Internal Audit and our independent registered public accounting firm to review and discuss our financial statements, as well as our quarterly earnings release

∎  In addition, our Audit Committee is directly responsible for overseeing the independence, performance and compensation of our independent registered public accounting firm. In this regard, our Audit Committee and Audit Committee Chair are directly involved with the periodic selection of the lead engagement partner (see Audit Matters—Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2018)

Culture and Conduct

∎ Oversight of the firm’s culture is an important element of our Board’s and Committees’ oversight of the firm’s reputation, particularly because our people are our greatest asset

∎ Our culture and the conduct we expect from our people is embedded in, and stems from, our Business Principles and our Code of Business Conduct and Ethics (which are available on www.gs.com)

∎ Our Board sets the “tone at the top,” and holds senior management accountable for embodying, maintaining and communicating a culture that emphasizes the importance of compliance with both the letter and spirit of the laws, rules and regulations that govern us

∎ This is carried out at our Board and across our Committees through a variety of means, including oversight of strategy, the receipt of metrics (such as with respect to conduct and business integrity matters, voluntary attrition and complaints, if any, in the retail consumer business), regular discussions with the firm’s Compliance, Legal, Risk and Audit functions, oversight of CEO and senior management performance and compensation (as described in Executive Compensation—Compensation Discussion and Analysis), and discussion of “lessons learned” from firm or industry events, as appropriate

∎ Recent firm initiatives include the launch of a “Chairman‘s Forum” on conduct, culture and reputational risk management (in which members of the Public Responsibilities Committee also participated), adoption of an enhanced Conduct Risk Framework and additional training as well as ongoing engagement with our regulators and other stakeholders regarding culture and conduct

36 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Observation of senior management in a variety of settings, including Board meetings, preparatory meetings, during visits to our offices around the world and client-related events Plan reviewed by our Governance Committee with our CEO at least annually, with an update mid-year ALWAYS PREPARED TO APPOINT EXECUTIVES FROM WITHIN OUR FIRM Monitoring of senior management careers to ensure appropriate exposure to our Board and our business Review of senior management summaries (including 360° evaluations) and assessment of potential for executive positions

Compensation Matters | Compensation Discussion and Analysis

Compensation Matters

Compensation Discussion and Analysis

2017 NEO COMPENSATION DETERMINATIONS

The following table shows our Compensation Committee’s determinations regarding our NEOs’ 2017 annual compensation (dollar amounts shown in millions). This table is different from the SEC-required 2017 Summary Compensation Table on page 58.

NAME AND PRINCIPAL POSITION	YEAR	SALARY/ FIXED ALLOWANCE* ($)	ANNUAL VARIABLE COMPENSATION ($)			TOTAL ($)	EQUITY-BASED AWARDS AS % OF ANNUAL VARIABLE COMP.	EQUITY- BASED AWARDS AS % OF TOTAL
			CASH	PSUS*	RSUS/ RESTRICTED STOCK*
EXECUTIVE LEADERSHIP TEAM

Lloyd C. Blankfein Chairman and CEO	2017	2.00	4.40	17.60	—	24.00	80	73

David M. Solomon President and Co-COO	2017	1.85	5.75	13.41	—	21.00	70	64

Harvey M. Schwartz (retiring) President and Co-COO	2017	1.85	5.75	13.41	—	21.00	70	64
R. Martin Chavez Executive Vice President and CFO	2017	1.73	5.18	12.09	—	19.00	70	64
VICE CHAIRMEN

Richard J. Gnodde Vice Chairman	2017	1.85/8.15**	—	—	9.00***	19.00	100	63

Pablo J. Salame Vice Chairman	2017	1.85	3.80	—	8.86	14.50	70	61

Note: Mr. Chavez became our CFO in May 2017. Prior to that time, Mr. Schwartz served as our CFO. Mr. Schwartz will be retiring from the firm on April 20, 2018. For reference, 2016 annual compensation for Messrs. Blankfein and Schwartz was $22.0 million and $20.0 million, respectively.

*	The number of PSUs, RSUs and shares of restricted stock awarded as part of our NEOs’ 2017 annual compensation was determined by reference to the closing price of our Common Stock on the grant date ($250.97 on January 18, 2018). This resulted in grants as follows: Mr. Blankfein – 70,128 PSUs; Mr. Solomon – 53,413 PSUs; Mr. Schwartz – 53,413 PSUs; Mr. Chavez – 48,160 PSUs; Mr. Gnodde – 11,974 RSUs (in respect of his fixed allowance) and 37,985 RSUs (in respect of his variable compensation); and Mr. Salame – 35,284 shares of restricted stock. (For additional information regarding Mr. Gnodde’s grant, see the third footnote.)

**	For 2017, Mr. Gnodde, who is based in the U.K., received a cash salary of $1.85 million and a fixed allowance of $8.15 million, payable approximately 37% in equity-based awards (as described in the preceding footnote), with the remainder in cash. Mr. Gnodde received a higher level of fixed compensation than our U.S.-based NEOs as a result of applicable U.K. regulations. See page 50 for more details.

***	Generally, RSU grants to our employees include a right to receive dividend equivalent payments. However, under applicable U.K. regulations, RSUs granted to Mr. Gnodde and certain other U.K. employees in respect of their variable compensation cannot include this right and therefore do not have the same value as awards granted to our other employees. To make up for this relative loss in value, affected U.K. employees received additional RSUs (Additional RSUs). In this regard, Mr. Gnodde received 2,124 Additional RSUs (which are reflected in the amounts described in the first footnote). See page 52 for more detail regarding the terms of these Additional RSUs.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 37

Compensation Matters | Compensation Discussion and Analysis

Say on Pay & Shareholder Engagement

∎	2016 Say on Pay Process and Streamlined Compensation Program. Following our 2016 Say on Pay Vote, our Compensation Committee requested that we engage in extensive shareholder outreach to discuss feedback on our executive compensation program. This process helped inform several changes to streamline the program’s structure.

∎	2017 Say on Pay Results. Our 2017 Say on Pay Vote received the support of approximately 93% of our shareholders. The Committee viewed this outcome as an indication of our shareholders’ predominantly positive reaction to the streamlined program.

∎	Extensive Shareholder Engagement. Although the outcome of our 2017 Say on Pay Vote was positive, the Committee nevertheless continues to view stakeholder feedback as a critical data point in evaluating and structuring our executive compensation program.

»	In 2017, we (including, in certain cases, our Lead Director) met with shareholders representing approximately 40% of Common Stock outstanding to discuss compensation-related matters and other areas of focus for our shareholders.

∎	Ongoing Evaluation and Assessment. Following our 2017 Annual Meeting and throughout the fall and winter, the Committee continued to review our executive compensation program in light of a number of factors, including stakeholder feedback, input from the Committee’s independent compensation consultant, a review of public company practices and legal and regulatory developments (such as U.S. Tax Legislation).

»	Ultimately, given the predominantly positive feedback received through shareholder engagement and the results of our 2017 Say on Pay vote, the Committee determined that the 2017 executive compensation program should remain largely consistent with the 2016 program.

KEY RECENT ENHANCEMENTS (MADE FOR 2016 COMPENSATION)

✓ Compensation structure streamlined; overlapping performance metrics eliminated

✓ LTIP grants discontinued

✓ PSUs redesigned to add relative ROE component

✓ Significant increase in proportion of CEO’s annual variable compensation tied to ongoing performance metrics (80% in 2016 compared to 35% in 2015)

KEY STAKEHOLDER FEEDBACK (RECEIVED DURING 2017 PROXY SEASON ENGAGEMENT)

∎ Support for streamlined compensation structure

∎ Approval of increased proportion of PSUs in CEO/CFO pay

∎ Desire for greater detail on Committee’s approach in setting PSU thresholds and peer group

∎ Appreciation of commitment to shareholder engagement and response to feedback

∎ Endorsement of continued focus on alignment of pay and performance

∎ Focus on dilution and equity grant practices

KEY 2017 COMPENSATION-RELATED FEATURES

✓ For the first time, equity-based annual compensation for our entire Executive Leadership Team paid entirely in PSUs

✓ Consistent with last year, 80% of CEO’s 2017 annual variable compensation tied to ongoing performance metrics (compared to U.S. Peer average of approximately 54%)[1]

✓ Enhanced disclosure regarding PSU performance thresholds and peer group (see page 39)

✓ Continued emphasis on extensive shareholder engagement and response to concerns

✓ Ongoing focus on appropriately aligning pay and performance

✓ Zero new shares requested under Stock Incentive Plan (see pages 9 and 70)

[1]	Based on 2017 CEO compensation data for U.S. Peers as reported in SEC filings (with respect to BAC, C and JPM) and in press articles citing bank spokesman (with respect to MS).

2016 SAY ON PAY VOTE SHAREHOLDER ENGAGEMENT AND COMMITTEE ACTION 2017 SAY ON PAY VOTE CONTINUED ENGAGEMENT AND ASSESSMENT

38 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Compensation Matters | Compensation Discussion and Analysis

PSUs – Key Facts

∎ The redesign of the PSUs last year was well-received by our stakeholders, which factored into our Compensation Committee’s determination to maintain the structure of these awards for 2017

∎ For the first time, PSUs represent 100% of the 2017 year-end equity-based compensation granted to our entire Executive Leadership Team (who have ultimate responsibility for firmwide performance and are uniquely positioned to drive our strategic plan)

∎ PSUs will be paid at 0-150% of the initial award based on our average ROE (using as reported financial results) over 2018–2020, using both absolute and relative metrics as described in the below table

»  Our Compensation Committee continues to believe ROE is the appropriate risk-based metric for the PSUs because it is an important indicator of the firm’s operating performance and is viewed by many shareholders as a key performance metric

∎  For purposes of the relative ROE metric, our peer group consists of Bank of America, Citigroup, JPMorgan Chase, Morgan Stanley, Barclays, Credit Suisse, Deutsche Bank and UBS (i.e., our U.S. Peers and European Peers)

∎  Our Compensation Committee has discretion to cap the percentage earned under the PSUs at 100% if our average ROE over the performance period is between 4–6% (regardless of our relative ROE)

∎  After the end of the performance period, the PSUs will settle one-half in cash and one-half in “Shares at Risk” (i.e., stock received from PSUs (after applicable tax withholding) will be subject to transfer restrictions through January 2023, five years from the grant date, in most cases even if the NEO leaves our firm)

3-YEAR AVERAGE ABSOLUTE ROE	% EARNED	3-YEAR AVERAGE RELATIVE ROE	% EARNED*
<4%	0%	<25th percentile	25%
4% to <14%	Based on relative ROE; see scale at right	25th percentile	50%
≥ 14%	150%	50th percentile	100%
* % earned is scaled if performance is between specified thresholds		≥ 75th percentile	150%

FOCUS ON PERFORMANCE THRESHOLDS

∎   Establishing our Peer Group. Our Compensation Committee believes that the PSU peer group is appropriate given that it comprehensively reflects those firms that have a significant presence across our collection of businesses (including market making, investment banking and investment management) and who have regulatory requirements similar to ours.

»   While certain other institutions have business lines that partially compete with our own, the Committee believes that their inclusion in this peer group would distort an accurate measure of the firm’s relative operating performance, given that these institutions have a less comparable mix of businesses and face significantly different balance sheet and capital requirements than our own.

»  In light of these factors, the Committee determined that the eight firms comprising our U.S. Peers and European Peers are the most appropriate peer group.

∎  Determining Absolute ROE Thresholds. Our Compensation Committee established the absolute ROE thresholds after reviewing historical financial performance of both our firm and our peer group. The thresholds are intended to set an appropriate range for measuring competitive performance levels in the current market environment.

»   For illustrative purposes, the highest three-year average annual ROE achieved by us or any of our U.S. Peers or European Peers over any period since 2010 was 11.0%, 300 basis points below the 14% required for maximum payout.

∎   Setting Relative ROE Goals. The relative ROE goals were set in order to further our Compensation Committee’s desire to more closely tie pay to performance relative to our peer group. The Committee felt it was appropriate that above-target achievement should only occur in instances where the firm outperforms peers, with below-target achievement occurring where the firm underperforms.

»   In light of these factors and consistent with peer practice, the Committee determined that target-level achievement for median performance was appropriate and, furthermore, that maximum achievement should only occur where the firm is in the top quartile of its peer group.

∎   Addressing U.S. Tax Legislation. We are still evaluating the impact of U.S. Tax Legislation on our firm and our industry more broadly, and the Committee intends to assess whether any adjustments to the 2017 Year-End PSUs (e.g., to reevaluate performance thresholds) are appropriate as more information is known.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 39

Compensation Matters | Compensation Discussion and Analysis

How Our Compensation Committee

Made Its Decisions

∎  Our Compensation Committee made its annual compensation determinations for our NEOs in the context of our Compensation Principles, which encompass a pay for performance philosophy, and in consideration of a number of other factors, including stakeholder feedback (see pages 47-49 for more detail).

∎  Given that all of our NEOs (other than our CEO) served in new roles in 2017, the Committee did not exclusively rely on 2016 compensation amounts as a baseline for their 2017 decisions. Instead, the Committee also took into account a number of other factors, including an analysis of prior year peer company compensation and our historical compensation practices with respect to these roles, as well as the fact that, for our Executive Leadership Team, 70% of each individual’s 2017 annual compensation (80% for our CEO) would remain subject to ongoing performance conditions.

∎  Based on these factors, as well as those described on the following pages (including the individual performance achievements of each NEO described on pages 42-45), the Committee ultimately set our NEOs’ 2017 annual compensation at the amounts described on page 37. In particular:

»  While the Committee does not determine compensation for any NEO formulaically and instead considers performance in a holistic manner without ascribing specific weight to any single financial metric, the Committee focused in particular on our year-over-year increase in net revenues, pre-tax earnings and EPS (Ex. U.S. Tax Legislation and Stock Accounting Standard) when assessing firmwide performance.

»  The Committee felt that an approximately 9% year-over-year increase was appropriate for Mr. Blankfein in light of a number of factors, including that it was in line with the performance metrics described above and reflected not only his outstanding individual performance in 2017, but also the critical role he played in overseeing the transition of various executive roles throughout the year.

* Figures reflect change vs. 2016. **For a reconciliation of these non-GAAP measures with the corresponding GAAP measures, please see Annex A.

»  Compensation for the other members of our Executive Leadership Team (Messrs. Schwartz, Solomon and Chavez) was also increased compared to 2016 in light of firmwide and individual performance considerations (including in connection with their new roles as Co-COOs and CFO, respectively).

»  Mr.  Gnodde’s 2017 compensation was also increased compared to 2016 in light of firmwide, regional and individual performance (including in connection with his new role as Vice Chairman and sole CEO of Goldman Sachs International).

»  Mr. Salame’s 2017 compensation was reduced compared to 2016 to reflect the decline in 2017 performance of Institutional Client Services, in light of his role as Global Co-Head of the Securities Division, although the Committee also took into account factors relating to firmwide and individual performance (including in connection with his new role as Vice Chairman).

KEY FIRMWIDE FINANCIAL PERFORMANCE METRICS CONSIDERED BY OUR COMPENSATION COMMITTEE 5%* Net revenues increased to $32.1 billion 8%* Our pre-tax earnings increased to $11.1 billion 11%* Our EPS (Ex. U.S. Tax Legislation and Stock Accounting Standard)** was $18.01 for 2017 40bps* Our ROE (Ex. U.S. Tax Legislation and Stock Accounting Standard)** was 9.8% for 2017

40 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Compensation Matters | Compensation Discussion and Analysis

2017 Firmwide Performance

Our Compensation Committee places substantial importance on firmwide performance metrics when assessing NEO compensation amounts.

In assessing 2017 performance, the Committee believed it was appropriate to exclude the estimated negative impact of the charge related to U.S. Tax Legislation and the positive impact of the Stock Accounting Standard, given these items were outside management’s control and did not reflect the firm’s operating performance.

Key factors the Committee considered included:

∎	The firm’s solid operating performance despite a challenging environment for certain of our businesses, including net revenue growth of 5%, pre-tax earnings growth of 8% and EPS growth of 11% (Ex. U.S. Tax Legislation and Stock Accounting Standard), in each case compared to 2016 and measured on both an absolute basis and relative to our U.S. Peers and European Peers;

∎	Our focus on operating efficiency, which drove positive operating leverage, including net revenue growth that outpaced operating expense growth and a year-over-year decline in compensation ratio of 110 basis points;

∎	The firm’s strong positioning in Investment Banking, including our continued #1 position in announced and completed M&A league tables, our #1 ranking in equity and equity-related offerings and our leading position in leveraged finance, as well as the second-highest ever annual revenues for the business; and

∎	The strength of our Investment Management business, where the firm achieved record annual net revenues and record assets under supervision amid a challenging backdrop for active asset managers.

In assessing our financial performance, the Committee reviewed ROE, pre-tax earnings, EPS and BVPS, as well as our stock price performance, net revenues, net earnings, compensation and benefits expense, non-compensation expense and Compensation Ratio. All metrics were considered on a year-over-year basis, as well as, where relevant, relative to our U.S. Peers and European Peers and in the context of the broader environment in which the firm operates, on a reported and Ex. U.S. Tax Legislation and Stock Accounting Standard basis, as applicable.

2017 CEO Annual Compensation: U.S. Peer Comparison

∎  We believe peer comparability is an important factor in assessing our pay for performance alignment.

∎  The chart at right provides additional information on our pay for performance alignment in the context of 2017 annual CEO pay determinations and annual ROE for each of our U.S. Peers. For purposes of comparability, ROE is shown Ex. U.S. Tax Legislation for all firms.

[1]	Annual compensation includes base salary, cash bonus paid and deferred cash/equity-based awards granted, in each case for 2017 performance, as reported in SEC filings (with respect to BAC, C and JPM) and in press articles citing bank spokesman (with respect to MS).

$29.5mm $27mm $24mm $23mm $23mm 10.9% 9.7% 10.8% 7.9% 7.0% JPM MS GS BAC C 2017 CEO Annual Compensation1 2017 ROE (Ex. U.S. Tax Legislation)

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 41

Compensation Matters | Compensation Discussion and Analysis

2017 Individual Performance

In determining each of our NEO’s 2017 annual compensation, our Compensation Committee also considered each NEO’s key individual performance highlights and achievements. Our NEOs are evaluated under our 360° Review Process, which includes feedback in key areas such as those summarized in the graphic below:

CEO

Under the direction of our Lead Director, our Governance Committee evaluated the performance of our CEO, including a summary of his evaluation under the 360° Review Process (see page 34 for more detail). Our Compensation Committee considered this evaluation and also discussed our CEO’s performance as part of its executive session to determine his compensation.

Other NEOs

Our CEO discussed the performance of our other NEOs, including a summary of their evaluations under the 360° Review Process, with our Compensation Committee. In addition, our CEO submitted variable compensation recommendations to the Committee for our other NEOs, but did not make recommendations about his own compensation.

Lloyd C. Blankfein Chairman and CEO	KEY RESPONSIBILITIES	2017 ANNUAL COMPENSATION MIX*

Our Chairman and CEO is responsible for managing our business operations and overseeing our senior leaders. He leads the implementation of corporate policy and strategy and is the primary liaison between our Board and the management of our firm. In addition to his role as the leader of our organization and people, he also serves as the primary public face of our firm.

KEY PERFORMANCE ACHIEVEMENTS

∎   Led the firm’s solid operating performance despite a challenging environment for certain of our businesses; net revenues grew 5%, pre-tax earnings grew 8% and EPS grew 11%, in each case compared to 2016 and Ex. U.S. Tax Legislation and Stock Accounting Standard (as applicable).

∎   Remained highly engaged with the firm’s clients across all regions and divisions.

∎   Displayed continued exemplary leadership in guiding the firm through the transition of various executive roles, including our new Co-COOs, CFO and Vice Chairmen.

∎   Continued to prioritize development of a deep bench of talent at the firm, including by serving as a model for leadership behaviors and through an intense focus on culture, conduct and risk management.

∎   Played a key leadership role in cultivating the firm’s growth mindset.

∎   Further defined his voice as a leading authority for the financial services industry and corporate America across a number of constituencies, including government officials and the media.

* Percentages do not sum to 100% due to rounding.

42 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

360 REVIEW PROCESS Includes confidential input from employees, including those who are senior to, peers of and junior to the employee being reviewed RISK MANAGEMENT & FIRM REPUTATION CLIENT FOCUS LEADERSHIP & PEOPLE DEVELOPMENT COMMUNICATION DIVERSITY & INCLUSION CULTURE CARRIER COMMERCIAL CONTRIBUTIONS JUDGMENT COMPLIANCE WITH FIRM POLICIES CONTROL-SIDE EMPOWERMENT 18% variable cash compensation 8% base salary 73% PSUs PSUs represent 80% of 2017 annual variable compensation and 100% of annual equity-based compensation

Compensation Matters | Compensation Discussion and Analysis

David M. Solomon President and Co-COO	KEY RESPONSIBILITIES	2017 ANNUAL COMPENSATION MIX
Our Co-COOs are responsible for managing our day-to-day business operations and executing on firmwide priorities. They also serve as key liaisons to our clients and investors.
KEY PERFORMANCE ACHIEVEMENTS

∎   Successfully transitioned to his new role as President and Co-COO, including by effectively partnering with his co-COO on a number of initiatives to review business practices and drive growth.

∎   Demonstrated broad, active and effective engagement with clients across all of our major businesses.

∎   Devoted significant attention to the quality of our client franchise while maintaining appropriate attention to reputational care, particularly through his chairmanship of the firm’s Client and Business Standards Committee and Firmwide Reputational Risk Committee.

∎   Drove the review and improvement of various people initiatives, including the Managing Director selection process, with an emphasis on key issues related to diversity.

Harvey M. Schwartz President and Co-COO (retiring April 20, 2018)	KEY RESPONSIBILITIES	2017 ANNUAL COMPENSATION MIX
Our Co-COOs are responsible for managing our day-to-day business operations and executing on firmwide priorities. They also serve as key liaisons to our clients and investors.
KEY PERFORMANCE ACHIEVEMENTS

∎   Successfully transitioned to his new role as President and Co-COO, including by effectively partnering with his co-COO on a number of initiatives to review business practices and drive growth.

∎   Demonstrated broad, active and effective engagement with clients across all of our major businesses.

∎   Spearheaded a heightened focus on enterprise risk management oversight, including through the creation of our Firmwide Enterprise Risk Committee.

∎   Played a key role in leading the firm’s dialogue with investors and the media regarding our $5 billion growth plan and with respect to issues of culture and conduct.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 43

27% variable cash compensation 9% base salary 64% PSUs PSUs represent 70% of 2017 annual variable compensation and 100% of annual equity-based compensation 27% variable cash compensation 9% base salary 64% PSUs PSUs represent 70% of 2017 annual variable compensation and 100% of annual equity-based compensation

Compensation Matters | Compensation Discussion and Analysis

R. Martin Chavez Executive Vice President and CFO	KEY RESPONSIBILITIES	2017 ANNUAL COMPENSATION MIX

Our CFO is responsible for managing the firm’s overall financial condition, including our capitalization and our funding and liquidity profile. He is also responsible for financial analysis and reporting, as well as our operations and technology functions. He is a primary liaison to our investors.

KEY PERFORMANCE ACHIEVEMENTS

∎   Effectively transitioned to his new role as CFO, including through his integral involvement in managing critical control functions such as risk, capital, liquidity and reputational matters.

∎   Played a key role in leading the firm’s stakeholder dialogue, particularly through an effort to provide greater transparency to the firm’s investors.

∎   Served as a crucial point of contact with a broad group of regulators on a range of issues impacting our firm, our clients and the industry.

∎   Continued to be a highly effective spokesperson for, and champion of, diversity both internally and externally.

Richard J. Gnodde Vice Chairman and CEO of Goldman Sachs International	KEY RESPONSIBILITIES	2017 ANNUAL COMPENSATION MIX

Our CEO of Goldman Sachs International is responsible for the firm’s business and activities in the Europe, Middle East and Africa (EMEA) region. He is a key leadership presence and liaison with EMEA regulators.

KEY PERFORMANCE ACHIEVEMENTS

∎   Continued to be an outstanding leader in the EMEA region, effectively connecting with clients, government officials and regulators.

∎   Demonstrated a steady hand in addressing issues related to Brexit across a number of constituencies, including our people and our clients.

∎   Played a key role in articulating, and executing on, the firm’s growth strategy for EMEA.

∎   Remained critically focused on issues relating to culture, reputation and risk management.

44 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

27% variable cash compensation 9% base salary 64% PSUs PSUs represent 70% of 2017 annual variable compensation and 100% of annual equity-based compensation 27% fixed allowance (cash component) 10% base salary 63% RSUs (including fixed allowance) RSUs represent 70% of 2017 annual compensation excluding base salary Note: Mr. Gnodde, who is based in the U.K., received a fixed allowance as a result of applicable U.K. regulations. See page 50 for more detail.

Compensation Matters | Compensation Discussion and Analysis

Pablo J. Salame Vice Chairman and Global Co-Head of the Securities Division	KEY RESPONSIBILITIES	2017 ANNUAL COMPENSATION MIX

Our Global Co-Head of the Securities Division is jointly responsible for overseeing the division’s business and activities. He serves as an important representative for the firm, particularly with Securities Division clients.

KEY PERFORMANCE ACHIEVEMENTS

∎   Maintained a robust “tone at the top” throughout a year marked by a challenging operating environment for the Securities Division.

∎   Helped drive the Securities Division’s reassessment of its strategy and message over the course of the year.

∎   Dedicated significant time and energy to oversight of our Special Situations Group, as well as client engagement; valued by clients for his perspective and nuanced understanding of global markets.

∎   Effectively co-chaired our Partnership Committee through key initiatives such as a focus on partner retention efforts.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 45

26% variable cash compensation 13% base salary 61% restricted stock Restricted stock represents 70% of 2017 annual variable compensation

Compensation Matters | Compensation Discussion and Analysis

KEY PAY PRACTICES

Our Compensation Committee believes the design of our executive compensation program is integral in furthering our Compensation Principles, including paying for performance and effective risk management. The following chart summarizes certain of our key pay practices.

What We Do

✓  Review and carefully consider stakeholder feedback in structuring executive compensation

✓  Engage proactively with shareholders

✓  Grant equity-based awards as a significant portion of our NEOs’ annual variable compensation (for 2017, at least 70%)

✓   Tie 100% of equity-based compensation granted to our CEO, Co-COOs and CFO to ongoing performance metrics

✓   Align pay with firmwide performance, including through use of PSUs, RSUs and restricted stock

✓   Apply significant share holding requirements through:

     »  Stock Ownership Guidelines for NEOs

     »  Retention requirements for PMDs

     »  “Shares at Risk” underlying year-end equity-based awards; transfer restrictions generally apply for five years after grant date to all or substantially all shares delivered to our NEOs (after applicable tax withholding), in most cases even if the NEO leaves our firm

✓  Exercise judgment responsive to the cyclical nature of our business, including consideration of appropriate risk-based metrics

✓  Maintain a clawback policy that applies to variable compensation awards

✓  Provide for annual assessment by our CRO of our compensation programs to ensure programs do not encourage imprudent risk-taking

✓  Utilize an independent compensation consultant

What We Don’t Do

✗  No employment, “golden parachute” or other agreements providing for severance pay with our executive officers

✗  No guaranteed bonus arrangements with our executive officers

✗  No tax gross-ups for our executive officers

✗  No repricing of underwater stock options without shareholder approval

✗  No excessive perquisites

✗   No ongoing service-based pension benefit accruals for executive officers

✗   No hedging transactions or short-sales of our common stock permitted for any executive officer

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Compensation Matters | Compensation Discussion and Analysis

FRAMEWORK FOR COMPENSATION DECISIONS

Our Compensation Committee continues to believe that, in order to achieve our overarching goal of enhancing shareholder value while promoting the safety and soundness of our firm, it is important to retain discretion to determine compensation forms and amounts for our senior executives, while tying compensation to ongoing performance metrics where appropriate.

Benefits of Discretionary Elements within our Compensation Program

∎ Our business is dynamic and requires us to respond rapidly to changes in our operating environment. A rigid, formulaic program based on metrics could hinder our ability to do so and could have unintended consequences.

∎  Our program is designed to encourage executives to act prudently on behalf of both shareholders and clients, regardless of prevailing market conditions. This goal could be compromised by a strictly formulaic program.

∎  Strictly formulaic compensation would not permit adjustments based on less quantifiable factors such as unexpected external events or individual performance.

∎  Equity-based awards comprise a significant portion of annual variable compensation for our NEOs and help to ensure long-term alignment without the disadvantages of purely formulaic compensation.

Our Compensation Committee has responded to shareholder feedback by changing our executive compensation program over time, which has helped to ensure that our program continues to be appropriately aligned with our Compensation Principles.

Our Compensation Principles

Our Compensation Principles guide our Compensation Committee in its review of compensation at our firm, including the Committee’s determination of NEO compensation. The full text of our Compensation Principles is available on our public website at www.gs.com/corpgov. Key elements of our Compensation Principles include:

PAYING FOR PERFORMANCE	ENCOURAGING FIRMWIDE ORIENTATION AND CULTURE	DISCOURAGING IMPRUDENT RISK-TAKING	ATTRACTING AND RETAINING TALENT
Firmwide compensation should directly relate to firmwide performance over the cycle.	Employees should think and act like long-term shareholders, and compensation should reflect the performance of the firm as a whole.

Compensation should be carefully designed to be consistent with the safety and soundness of our firm. Risk profiles must be taken into account in annual performance reviews, and factors like liquidity risk and cost of capital should also be considered.

Compensation should reward an employee’s ability to identify and create value, but the recognition of individual performance should be considered in the context of the competitive market for talent.

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Compensation Matters | Compensation Discussion and Analysis

Compensation Committee Framework to Determine NEO Compensation

In addition to our Compensation Principles, our Compensation Committee is guided by our Compensation Framework, which more broadly governs the variable compensation process for employees who could expose the firm to material amounts of risk (such as our NEOs). The Committee considered the following factors in determining the amount and form of compensation to be awarded to each of our NEOs (firmwide financial performance and individual performance are discussed above on pages 41-45):

Stakeholder Feedback

∎    In making NEO compensation decisions, our Compensation Committee reviews and carefully considers:

»   Specific feedback received from shareholders and other constituents; and

»   The results of our Say on Pay votes.

∎	Our Compensation Committee believes that the result of our most recent Say on Pay vote (93% support) indicates that our shareholders support our compensation philosophy and program, including the enhancements made to the program last year to streamline its structure and the redesign of our PSUs.

Risk Management

∎	Effective risk management underpins everything that we do, and compensation is carefully designed to be consistent with the safety and soundness of our firm.

∎	Our CRO presented his annual risk assessment jointly to our Compensation Committee and our Risk Committee in order to assist them with evaluating our program’s design.

»	This assessment is focused on whether our program is consistent with regulatory guidance requiring that financial services firms ensure that variable compensation does not encourage imprudent risk-taking.

»	Our CRO’s view was that the various components of our compensation programs and policies work together to balance risk and reward in a manner that does not encourage imprudent risk-taking.

Market for Talent

∎	Our Compensation Committee reviews the competitive market for talent as part of its review of our compensation program’s effectiveness in attracting and retaining talent, and to help determine our NEOs’ compensation.

»	Our goal is always to be in a position to appoint people from within the firm to our most senior leadership positions and our executive compensation program is intended to incentivize our people to stay at Goldman Sachs and to aspire to these senior roles.

∎	The Committee conducts an evaluation of our existing NEO compensation program, comparing it to that of our U.S. Peers and European Peers.

∎	The Committee performs this evaluation with information and assistance from our Global Head of Human Capital Management (HCM). The evaluation is based on information on compensation (including plan design and compensation levels for named executive officers at peer firms) and financial performance obtained from an analysis of public filings by our Finance and HCM Divisions, as well as surveys regarding incentive compensation practices conducted by Willis Towers Watson.

48 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Independent Compensation Consultant Firmwide Financial Performance Individual Performance Stakeholder Feedback CRO Input and Risk Management Market for Talent Regulatory Considerations COMPENSATION COMMITTEE DECISIONS

Compensation Matters | Compensation Discussion and Analysis

Regulatory Considerations

∎	Our Compensation Committee also considers regulatory matters and the views of our regulators when determining NEO compensation. Throughout 2017, our senior management briefed the Committee on relevant regulatory developments.

Independent Compensation Consultant Input

∎	Our Compensation Committee recognizes the importance of using an independent compensation consulting firm that is appropriately qualified and that provides services solely to the Committee and not to our firm. Accordingly, the Committee again retained Semler Brossy as its independent compensation consultant in 2017.

∎	The Committee uses Semler Brossy because of the quality of its advice as well as its:

»	Extensive experience working with a broad cross-section of companies;

»	Multi-faceted business perspective; and

»	Expertise in the areas of executive compensation, management incentives and performance measurement.

∎	In 2017, the Committee asked Semler Brossy to assess our compensation program for our PMDs, including our NEOs.

VIEWS OF INDEPENDENT COMPENSATION CONSULTANT

“The PMD pay program has continued to:

∎   Be aligned with, and sensitive to, firm performance;

∎   Contain features that reinforce significant alignment with shareholders and a long-term focus; and

∎   Utilize policies and procedures, including subjective determinations, that facilitate the firm’s approach to risk taking and risk management by supporting the mitigation of known and perceived risks.”

∎	Semler Brossy did not recommend, and was not involved in determining, the amount of any NEO’s compensation.

∎	In addition to providing its assessment of our compensation program for PMDs, Semler Brossy also participated in the discussion of our CRO’s compensation-related risk assessment and reviewed the peer compensation and financial information provided to the Committee by our Finance and HCM Divisions and Willis Towers Watson (as described above).

IN MARCH 2017, OUR COMPENSATION COMMITTEE DETERMINED THAT SEMLER BROSSY HAD NO CONFLICTS OF INTEREST IN PROVIDING SERVICES TO THE COMMITTEE AND WAS INDEPENDENT UNDER THE FACTORS SET FORTH IN THE NYSE RULES FOR COMPENSATION COMMITTEE ADVISORS BASED ON THESE FACTORS:

Semler Brossy provides services only to the Committee (and not to our firm).	Semler Brossy has no significant business or personal relationship with any member of the Committee or any executive officer.	The fees our firm paid to Semler Brossy are not material to Semler Brossy’s total revenues.	None of Semler Brossy’s principals owns any shares of our Common Stock.

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Compensation Matters | Compensation Discussion and Analysis

OVERVIEW OF COMPENSATION ELEMENTS

Fixed Compensation

∎	Fixed compensation provides our NEOs with a predictable level of income that is competitive with our peers.

∎	We made no changes to NEO base salary levels ($2.0 million for our CEO and $1.85 million for our other NEOs, in each case on an annual basis), and our Compensation Committee believes that these salary levels are competitive in the market for talent. Salaries for Messrs. Solomon, Chavez, Gnodde and Salame were increased in connection with their appointments to their new roles.

∎	The requirements of the European Union’s Fourth Capital Requirements Directive limit the amount of variable compensation that is permitted to be granted to certain U.K. employees by reference to their fixed compensation. In this regard, Mr. Gnodde received a fixed allowance of $8.15 million for 2017, in addition to his base salary.

»	In order to align the equity component of Mr. Gnodde’s overall 2017 compensation with that of the other NEOs, this fixed allowance was paid approximately 37% in RSUs, with the remainder paid in cash.

»	The fixed allowance RSUs will deliver as Shares at Risk in three approximately equal installments in each of 2019, 2020 and 2021. Substantially all of the Shares at Risk delivered to Mr. Gnodde (after applicable tax withholding) will be restricted from sale until January 2023. However, as required by regulatory guidance, these fixed allowance RSUs are not subject to the clawback and forfeiture provisions that apply to year-end RSUs (e.g., cause and/or non-compete provisions).

Annual Variable Compensation

∎	Variable compensation provides our NEOs with the opportunity to realize cash and equity-based incentives that are aligned with firmwide and individual performance. Amounts were determined based on our Compensation Committee’s assessment of firmwide and individual performance, among other factors.

∎	In 2017, we paid annual variable compensation to our NEOs in the form of cash, PSUs, RSUs and/or shares of restricted stock. Certain material terms of each of the equity-based components are summarized below. Additional detail regarding other material terms is provided as follows:

»	Clawback and forfeiture provisions are described more fully on page 54; and

»	Treatment upon a termination of employment or change in control is described more fully in —Executive Compensation—Potential Payments Upon Termination or Change in Control on pages 65-68.

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Compensation Matters | Compensation Discussion and Analysis

Annual Variable Compensation – PSUs – Overview of Material Terms

∎  Provide recipient with annual variable compensation that has a metrics-based outcome; the ultimate value paid to the NEO is tied to firm performance both through stock price and metrics-based structure

∎  PSUs will be paid at 0-150% of the initial award based on our average ROE over 2018-2020, using both absolute and relative metrics; see chart on page 39 for more detail on calculation methodology

»  Our Compensation Committee has discretion to cap the percentage earned under the PSUs at 100% if our average ROE over the performance period is between 4% and 6% (regardless of our relative ROE)

∎  Awards will be settled in 2021, with 50% settled in cash based on the average closing price of our Common Stock over a ten trading day period, and 50% settled in Shares at Risk (i.e., stock received from PSUs (after applicable tax withholding) will be subject to transfer restrictions through January 2023, five years after the PSU grant date)

»  Transfer restrictions generally prohibit the sale, transfer, hedging or pledging of underlying Shares at Risk, even if the NEO leaves our firm (subject to limited exceptions; see pages 65-68 for more detail)

∎  Average ROE is the average of the annual ROE for each year during the performance period

»  Annual ROE for the firm is calculated as annualized net earnings applicable to common shareholders divided by average common shareholders’ equity, as publicly reported by Goldman Sachs in its annual report

»  For purposes of determining ROE of our peers, annual ROE is as reported in the peer company’s publicly disclosed annual report, rounded to one decimal place

»  If a peer company’s ROE is not available in this form, its ROE will be its annualized net earnings applicable to common shareholders divided by average common shareholders’ equity and will be calculated using available publicly-disclosed information

∎  If the Committee determines it is necessary or appropriate to maintain intended economics of PSUs, it may make adjustments to the firm’s or a peer company’s ROE as it deems equitable in light of changed circumstances (e.g., unusual or non-recurring events resulting from accounting changes, changes in capital structure, or a material change in the firm’s or a peer company’s revenue mix or business activities); any adjustments for purposes of the relative ROE calculation will be based on publicly available data

»  We are still evaluating the impact of U.S. Tax Legislation on our firm and our industry more broadly, and the Committee intends to assess whether any adjustments to the PSUs (e.g., to reevaluate performance thresholds) are appropriate as more information is known

∎  The Committee may adjust the applicable peer group in certain specified circumstances (e.g., a merger or a material change in a peer company’s revenue mix or business activities)

∎  Each PSU includes a cumulative dividend equivalent payment right payable only if and when the underlying PSU award is earned

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Compensation Matters | Compensation Discussion and Analysis

Annual Variable Compensation – RSUs/Restricted Stock – Overview of Material Terms

∎  Provide recipient with annual equity-based incentives; value tied to firm performance through stock price

»  For 2017 year-end compensation, Mr. Gnodde was the only NEO to receive RSUs; for 2016 year-end compensation (granted in January 2017), all of our NEOs other than Messrs. Blankfein and Schwartz received RSUs

»  Mr. Salame (together with certain of our other PMDs) received restricted stock rather than RSUs as part of his 2017 year-end compensation in order to provide the firm with tax savings that resulted from U.S. Tax Legislation

∎  Vested at grant; for RSUs, our general program provides that underlying shares are delivered in three approximately equal installments on first, second and third anniversaries of grant; for restricted stock, shares are delivered at time of grant

»  For RSUs granted to Mr. Gnodde, due to applicable U.K. regulatory requirements, underlying shares will be delivered in five approximately equal installments on the third through seventh anniversaries of grant

∎  Shares underlying RSUs are Shares at Risk, meaning that, for our NEOs, transfer restrictions generally apply for five years after the equity award grant date to all or substantially all Shares at Risk that are delivered under the award (after applicable tax withholding)

»  Approximately 50% of underlying shares are transferable upon delivery to permit NEOs to satisfy tax withholding obligations

»  For Mr. Gnodde, Shares at Risk delivered on or after the fifth anniversary of grant will be subject to transfer restrictions for one year following delivery due to applicable U.K. regulatory requirements; additionally, shares underlying Additional RSUs will only be subject to transfer restrictions for one year following delivery

»  Shares of restricted stock are also Shares at Risk, meaning that transfer restrictions generally apply for five years after the equity award grant date (after applicable tax withholding)

∎  Transfer restrictions generally prohibit the sale, transfer, hedging or pledging of underlying Shares at Risk, even if the recipient leaves our firm (subject to limited exceptions; see pages 65-68 for more detail)

∎  Each RSU includes a dividend equivalent payment right (other than those granted to Mr. Gnodde as part of his annual variable compensation, which cannot include this right due to applicable U.K. regulatory requirements; see page 37 for more detail); shares of restricted stock are entitled to receive dividends in the same manner as any other share of our Common Stock

Determinations Regarding Long-Term Performance Incentive Plan Awards and Certain Outstanding PSUs

∎	Our Compensation Committee previously determined to discontinue grants of LTIP awards in 2016.

∎	With respect to LTIP awards made in prior years, our Compensation Committee felt it appropriate to continue with its original expectation, established in January of 2015, that all LTIP awards have an eight-year performance period except in limited circumstances. Accordingly, the Committee determined in December 2017 that the LTIP awards originally granted to Messrs. Blankfein and Schwartz in January 2016 would have a performance period ending in December 2023, instead of December 2018.

∎	Although no amounts are earned by or paid to the recipient under the LTIP awards until the end of the applicable performance period, the notional values of these awards are adjusted upward or downward for each year of the performance period by an amount equal to our annual “ROE,” subject to an annual 12% cap (for example, the average increase in value in 2017 for the outstanding LTIP awards granted to Messrs. Blankfein and Schwartz was approximately 9.8%).

»	For this purpose, as well as under the PSUs granted for services in 2014 and 2015 (2014 Year-End PSUs and 2015 Year-End PSUs, respectively), “ROE” is calculated for each year by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity, adjusted for the after-tax effects of amounts that would be excluded from “Pre-Tax Earnings” under The Goldman Sachs Amended and Restated Restricted Partner Compensation Plan (RPCP).

»

The types of amounts that could be excluded from “Pre-Tax Earnings” include, but are not limited to, amounts related to: exit or disposal activities, impairment or disposal of long-lived assets or impairment of goodwill and other intangible assets, net provisions for litigation and other regulatory proceedings and items

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Compensation Matters | Compensation Discussion and Analysis

that are unusual in nature or infrequent in occurrence and that are separately disclosed, in each case if the aggregate net effect of such amounts on Pre-Tax Earnings exceeds a pre-established threshold (for relevant RPCP provisions, see page 3 of Exhibit 10.1 of our Quarterly Report on Form 10-Q for the period ended February 24, 2006, filed April 5, 2006).

Adjustments to Certain Outstanding PSUs and LTIP Awards

∎	The 2014 and 2015 Year-End PSUs and the outstanding LTIP awards contemplate that the Committee may, in order to maintain the intended economics of the awards, make certain adjustments to the calculation of “ROE” and change in BVPS for events such as legal, regulatory and/or accounting changes, or other actions that impact capital.

∎	There were two such changes for which the Committee determined it was appropriate to adjust the calculation of “ROE” and change in BVPS for 2017. These were:

»	The Stock Accounting Standard, the exclusion of which decreased our 2017 ROE by approximately one percentage point; and

»	The charge relating to U.S. Tax Legislation, the exclusion of which increased our 2017 ROE and change in BVPS, in each case by approximately 6 percentage points.

∎	The Committee determined to make these adjustments given that these items were not contemplated at the time the awards were granted, were outside management’s control and did not reflect the firm’s operating performance, and it was therefore appropriate to exclude their impact.

∎	The Committee will consider the impact of U.S. Tax Legislation and the Stock Accounting Standard on the economics of the outstanding PSUs and LTIP awards for the remainder of these awards’ performance periods, consistent with their terms.

OTHER COMPENSATION POLICIES AND PRACTICES

Stock Ownership Guidelines and Retention Requirements

∎	Based on our Compensation Committee’s recommendation and taking into account stakeholder feedback, in January 2015 our Board adopted Stock Ownership Guidelines to supplement the longstanding retention requirements applied through our Shareholders’ Agreement (described below). These guidelines apply to all of our NEOs, as well as to any other individual in a Senior Executive position, and provide that:

»	Our CEO must retain beneficial ownership of a number of shares of Common Stock equal in value to 10x his base salary for so long as he remains our CEO.

»	Each other executive subject to the Stock Ownership Guidelines must retain beneficial ownership of a number of shares of Common Stock equal in value to 6x his base salary for so long as he remains in a Senior Executive position at the firm.

»	Transition rules would apply in the event that an individual becomes newly appointed to a Senior Executive position.

∎	Each of our NEOs currently meets these Stock Ownership Guidelines.

∎	Separate from the Stock Ownership Guidelines, our Shareholders’ Agreement imposes retention requirements on each of our NEOs with respect to shares of Common Stock received in respect of equity awards.

»	Our CEO is required, for so long as he holds that position, to retain (including, in certain cases, ownership through estate planning entities established by him) at least 75% of the shares of Common Stock received (net of payment of any option exercise price and withholding taxes) as compensation (After-Tax Shares) since becoming a Senior Executive.

»	Similarly, each of our other NEOs is required, for so long as he holds a Senior Executive position, to retain at least 50% of After-Tax Shares received since becoming a Senior Executive, and for Mr. Schwartz, 75% of After-Tax Shares received as a Senior Executive prior to January 2015. Shares underlying Mr. Gnodde’s Additional RSUs will not count as After-Tax Shares for this purpose.

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Compensation Matters | Compensation Discussion and Analysis

Clawback Policy

∎	Our Compensation Committee adopted a clawback policy in January 2015 that formalized and expanded our longstanding clawback practices in a comprehensive, standalone policy. The policy applies to all of our NEOs, as well as to any other individual in a Senior Executive position, and permits recovery of awards (including equity-based awards, underlying Shares at Risk, cash variable compensation and historical LTIP awards, as applicable) in certain circumstances.

∎	The clawback policy also expands the Sarbanes-Oxley Clawback provisions to apply to variable compensation (whether cash- or equity-based) paid to any of our Senior Executives (even though the Sarbanes-Oxley Act provision on which it is based requires the clawback to apply only to our CEO and CFO).

∎	As in prior years, 2017 year-end PSUs and RSUs (and underlying Shares at Risk), as well as restricted stock, granted to our NEOs are subject to forfeiture or recapture by us in certain cases, even after applicable transfer restrictions lapse.

»	If we determine that Shares at Risk/restricted stock may be recaptured after delivery, we can require the return of those shares to us or the repayment to us of the fair market value of the shares (including those retained to pay withholding taxes) and any other amounts, such as dividends or dividend equivalents, paid or delivered in respect thereof.

∎	2017 year-end PSUs and RSUs (and, in certain cases, underlying Shares at Risk) provide for forfeiture or recapture if:

»	The Committee determines that during 2017, the NEO participated (including, in certain cases, participation in a supervisory role) in actions on behalf of our firm or our clients without appropriately considering risk of any kind to our firm or the broader financial system, which have or reasonably could be expected to result in a material adverse impact on our firm, the NEO’s business unit or the broader financial system;

»	Our firm is determined by bank regulators to be “in default” or “in danger of default” as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or fails to maintain for 90 consecutive business days the required “minimum Tier 1 capital ratio” (as defined under Federal Reserve Board regulations);

»	The events covered by our Sarbanes-Oxley Clawback occur;

»	The NEO engages in conduct constituting “cause” (e.g., any material violation of any firm policy or conduct detrimental to our firm); or

»	The NEO associates with any business enterprise that competes with any portion of our business.

∎	Mr. Salame’s 2017 year-end restricted stock contains similar forfeiture and recapture provisions as those described in the preceding bullet.

∎	Mr. Gnodde’s year-end RSUs (and, in certain cases, underlying Shares at Risk) are also subject to several additional clawback provisions mandated by U.K. regulations. These provisions contemplate clawback in the event of:

»	A material downturn in financial performance suffered by the firm or certain business units;

»	A material failure of risk management suffered by the firm or certain business units on or before December 31, 2024;

»	Serious misconduct that is sufficient to justify summary termination of employment under English law occurring on or before December 31, 2024 (to the extent not otherwise covered by the “cause” clawback described above); or

»	A failure of supervision that is deemed to occur in the event of the serious misconduct of an employee during 2017, over whom Mr. Gnodde has supervisory responsibility, where that serious misconduct relates to compliance, control or risk.

Hedging Policy; Pledging of Common Stock

Our NEOs are prohibited from hedging any shares of our Common Stock, even shares they can freely sell, for so long as they remain executive officers. In addition, our NEOs and all other employees are prohibited from hedging their equity-based awards. Our employees, other than our executive officers, may hedge only shares of our

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Compensation Matters | Compensation Discussion and Analysis

Common Stock that they can otherwise sell. However, they may not enter into uncovered hedging transactions and may not “short” shares of our Common Stock. Employees also may not act on investment decisions with respect to our Common Stock except during applicable “window periods.” None of our executive officers has any shares of Common Stock subject to a pledge.

Qualified Retirement Benefits

During 2017, each of our NEOs (other than Mr. Gnodde) participated in The Goldman Sachs 401(k) Plan (401(k) Plan), which is our U.S. broad-based tax-qualified retirement plan. In 2017 these individuals were eligible to make pre-tax, and/or “Roth” after-tax, contributions to our 401(k) Plan and receive a dollar-for-dollar matching contribution from us on the amount they contributed, up to a maximum of $10,800. For 2017, these individuals each received a matching contribution of $10,800.

During 2017, Mr. Gnodde participated in the Goldman Sachs U.K. Defined Contribution Pension Plan, which was replaced mid-year by an arrangement known as LifeSight (together, the U.K. Defined Contribution Arrangements). Under the terms of the U.K. Defined Contribution Arrangements, eligible employees receive a firm contribution up to a capped percentage of salary (which, for 2017, equaled £13,365) and are also able to make their own contributions to the plan. For 2017, Mr. Gnodde received a firm contribution of £13,365.

Perquisites and Other Benefits

Our NEOs received in 2017 certain benefits that are considered “perquisites” for purposes of the SEC rules regarding compensation disclosure. While our Compensation Committee was provided with the estimated value of these items, it determined, as in prior years, not to give these amounts significant consideration in determining our NEOs’ 2017 variable compensation.

During 2017, we made available to each of these individuals (other than Mr. Gnodde) a car and driver and, in some cases, other services for security and/or business purposes. We also offered our NEOs benefits and tax counseling services, generally provided or arranged by our subsidiary, The Ayco Company, L.P. (Ayco), to assist them with tax and regulatory compliance and to provide them with more time to focus on the needs of our business.

Our PMDs, including our NEOs, participate in our executive medical and dental program and receive executive life insurance while they remain PMDs. Our PMDs, including our NEOs, also receive long-term disability insurance coverage. Our NEOs (and their covered dependents) are also eligible for a retiree health care program and receive certain other perquisites, some of which have no incremental cost to us. See “All Other Compensation” and footnote (b) in —Executive Compensation—2017 Summary Compensation Table.

Section 162(m)

Under current law, our U.S. federal corporate tax deduction for compensation paid to our NEOs (who are generally considered “covered employees” under Section 162(m) of the Internal Revenue Code (the Code)) is generally limited to $1 million. Prior to the U.S. Tax Legislation’s modifications to Section 162(m), certain compensation that qualified as “performance-based compensation” under Section 162(m) did not count against this $1 million deduction limit. Amounts awarded pursuant to the RPCP, our shareholder-approved plan under which we have historically paid variable compensation to members of our Management Committee, including our NEOs, have historically been intended to constitute qualified performance-based compensation under Section 162(m). The RPCP provides for a maximum amount of variable compensation determined pursuant to a formula contained in the RPCP, with the Compensation Committee retaining the discretion to pay less than the formula amount. Our NEOs’ variable compensation for 2017, including equity-based awards, was determined under the RPCP.

As a result of the U.S. Tax Legislation’s modifications to Section 162(m), we anticipate that beginning in 2018, we will not be able to deduct compensation paid to our NEOs (and any other “covered employee” under Section 162(m)) in excess of $1 million. In light of this change in law, while we may not formally terminate the RPCP, we do not anticipate that any of our employees will participate in the RPCP in 2018 or thereafter. We may be able to deduct in 2018 or thereafter certain compensation paid to “covered employees” to the extent it is eligible for transition relief under the newly modified Section 162(m) and any rules promulgated thereunder. However, there is no guarantee that any such compensation will be deductible, and the firm may determine that certain compensation cannot qualify for such transition relief or that it does not wish to take or refrain from taking steps necessary to qualify for such relief.

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Compensation Matters | Compensation Discussion and Analysis

GS GIVES

As a key element of the firm’s overall impact investing platform, we established our GS Gives program to coordinate, facilitate and encourage global philanthropy by our PMDs. The firm contributed approximately $130 million for the 2017 GS Gives program, with PMD compensation being reduced to fund this contribution.

GS Gives underscores our commitment to philanthropy through diversified and impactful giving, harnessing the collaborative spirit of the firm’s partnership, while also inspiring our firm’s next generation of philanthropists. We ask our PMDs to make recommendations of not-for-profit organizations to receive grants from the firm’s contributions to GS Gives.

Grant recommendations from our PMDs help to ensure that GS Gives invests in a diverse group of charities that improve the lives of people in communities where we work and live. We encourage our PMDs to make recommendations of grants to organizations consistent with GS Gives’ mission of fostering innovative ideas, solving economic and social issues, and enabling progress in underserved communities globally. GS Gives undertakes diligence procedures for each donation and has no obligation to follow recommendations made to us by our PMDs.

In 2017, GS Gives accepted the recommendations of over 500 current and retired PMDs and granted over $156 million to over 2,000 not-for-profit organizations around the world. GS Gives made grants in support of a broad range of large-scale initiatives, including ongoing need-based financial aid at colleges and universities globally, addressing access and completion for students of all backgrounds; multi-faceted responses to Hurricanes Harvey, Irma and Maria and the Mexican earthquakes; the second-annual Analyst Impact Fund competition, a Partnership Committee-led initiative in which teams of analysts in all regions enter to win a GS Gives grant recommendation for charities of their choosing; and broad-reaching poverty alleviation efforts across Asia. The U.S. Dollar equivalent amounts donated in 2017 by GS Gives based on the following individuals’ recommendations were: Mr. Blankfein—$3.8 million; Mr. Solomon—$1.8 million; Mr. Schwartz—$4.3 million; Mr. Chavez—$2.0 million; Mr. Gnodde—$3.0 million; and Mr. Salame—$2.6 million.

56 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Compensation Matters | Executive Compensation

Executive Compensation

The 2017 Summary Compensation Table below sets forth compensation information relating to 2017, 2016 and 2015. Pursuant to SEC rules, compensation information for Messrs. Solomon, Chavez, Gnodde and Salame is only reported for 2017, the year that each executive became a named executive officer. For a discussion of 2017 NEO compensation, please read —Compensation Discussion and Analysis above.

Pursuant to SEC rules, the 2017 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash compensation to be included in the year earned, even if payment is made after year-end.

Generally, we grant equity-based awards and pay any cash variable compensation for a particular year shortly after that year’s end. Mr. Gnodde’s fixed allowances were treated similarly. As a result, annual equity-based awards, cash variable compensation and Mr. Gnodde’s fixed allowance are disclosed in each row of the table as follows:

2017

∎	“Salary” includes the cash-based component of Mr. Gnodde’s fixed allowance for 2017

∎	“Bonus” is cash variable compensation for 2017

∎	“Stock Awards” are PSUs and RSUs awarded for 2016 (including Mr. Gnodde’s equity-based fixed allowance for 2016)

∎	PSUs, restricted stock and RSUs awarded for 2017 (including the equity-based component of Mr. Gnodde’s fixed allowance for 2017) are not included because they were granted in January 2018

2016

∎	“Bonus” is cash variable compensation for 2016

∎	“Stock Awards” are PSUs and RSUs awarded for 2015

∎	PSUs and RSUs awarded for 2016 are not included because they were granted in January 2017

2015

∎	“Bonus” is cash variable compensation for 2015

∎	“Stock Awards” are PSUs and RSUs awarded for 2014

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2017 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS(a) ($)	CHANGE IN PENSION VALUE ($)	ALL OTHER COMPENSATION(b) ($)	TOTAL ($)
Lloyd C. Blankfein Chairman and CEO	2017	2,000,000	4,400,000	15,240,145	4,909	350,212	21,995,266
	2016	2,000,000	4,000,000	13,867,044	2,524	337,330	20,206,898
	2015	2,000,000	6,300,000	13,909,078	—	377,074	22,586,152
David M. Solomon President and Co-COO	2017	1,850,000	5,745,000	8,547,708	196	233,207	16,376,111
Harvey M. Schwartz (retiring) President and Co-COO	2017	1,850,000	5,745,000	12,101,601	533	161,189	19,858,323
	2016	1,850,000	5,445,000	12,645,627	235	164,099	20,104,961
	2015	1,850,000	5,745,000	12,739,520	—	200,282	20,534,802
R. Martin Chavez Executive Vice President and CFO	2017	1,733,333	5,180,000	8,679,168	—	141,329	15,733,830
Richard J. Gnodde Vice Chairman	2017	6,995,000(c)	—	9,258,175	35,477	105,766	16,394,418
Pablo J. Salame Vice Chairman	2017	1,850,000	3,795,000	8,679,168	994	180,318	14,505,480

Note: Mr. Chavez became our CFO in May 2017. Prior to that time, Mr. Schwartz served as our CFO. Mr. Schwartz will be retiring from the firm on April 20, 2018.

(a)	Amounts included for 2017 represent the grant date fair value, in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718 “Compensation—Stock Compensation” (ASC 718), of RSUs and PSUs granted in January 2017 for services in 2016 (2016 Year-End RSUs and 2016 Year-End PSUs, respectively). For Mr. Gnodde, 2016 Year-End RSUs also include the equity-based component of his 2016 fixed allowance (2016 Fixed Allowance RSUs). Grant date fair value for 2016 Year-End RSUs and 2016 Year-End PSUs is determined by multiplying the aggregate number of units by $231.41, the closing price per share of Common Stock on the NYSE on January 19, 2017, the grant date. For 2016 Year-End RSUs granted to Messrs. Solomon, Chavez and Salame, as well as the 2016 Fixed Allowance RSUs granted to Mr. Gnodde, the value includes an approximately 12% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. For 2016 Year-End RSUs granted to Mr. Gnodde other than the 2016 Fixed Allowance RSUs, the value includes an approximately 6% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. For the portion of the 2016 Year-End PSUs granted to Messrs. Blankfein and Schwartz that are stock-settled, the value includes an approximately 10% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. Amounts included for 2016 represent the grant date fair value, in accordance with ASC 718, of RSUs and PSUs granted in January 2016 for services in 2015 (2015 Year-End RSUs and 2015 Year-End PSUs, respectively). Grant date fair value for 2015 Year-End RSUs and 2015 Year-End PSUs is determined by multiplying the aggregate number of units by $151.65, the closing price per share of Common Stock on the NYSE on January 21, 2016, the grant date. The value for 2015 Year-End RSUs includes an approximately 11% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these 2015 Year-End RSUs. Amounts included for 2015 represent the grant date fair value, in accordance with ASC 718, of RSUs and PSUs granted in January 2015 for services in 2014 (2014 Year-End RSUs and 2014 Year-End PSUs, respectively). Grant date fair value for 2014 Year-End RSUs and 2014 Year-End PSUs is determined by multiplying the aggregate number of units by $175.63, the closing price per share of Common Stock on the NYSE on January 20, 2015, the grant date. The value for 2014 Year-End RSUs includes an approximately 10% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these 2014 Year-End RSUs.

(b)	The following chart, together with the accompanying narrative following footnote (c), describes the benefits and perquisites for 2017 contained in the “All Other Compensation” column above.

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Compensation Matters | Executive Compensation

NAME	DEFINED CONTRIBUTION PLAN EMPLOYER CONTRIBUTION ($)	TERM LIFE INSURANCE PREMIUM ($)	EXECUTIVE MEDICAL AND DENTAL PLAN PREMIUM ($)	LONG-TERM DISABILITY INSURANCE PREMIUM ($)	EXECUTIVE LIFE PREMIUM ($)	BENEFITS AND TAX COUNSELING SERVICES* ($)	CAR** ($)
Lloyd C. Blankfein	10,800	118	81,649	734	30,600	60,333	63,056
David M. Solomon	10,800	118	81,649	734	13,559	78,108	47,187
Harvey M. Schwartz	10,800	118	40,235	734	12,352	41,987	50,878
R. Martin Chavez	10,800	118	81,649	734	12,477	1,303	33,258
Richard J. Gnodde***	17,221	441	52,223	1,335	18,794	15,035	0
Pablo J. Salame	10,800	118	81,649	734	11,335	34,782	40,043

*	Amounts reflect the incremental cost to us of benefits and tax counseling services provided by Ayco or by another third-party provider. For services provided by Ayco, cost is determined based on the number of hours of service provided by, and compensation paid to, individual service providers. For services provided by others, amounts are payments made by us to those providers.

**	Amounts reflect the incremental cost to us attributable to commuting and other non-business use. We made available to each of our NEOs (other than Mr. Gnodde) in 2017 a car and driver for security and business purposes. The cost of providing a car is determined on an annual basis and includes, as applicable, driver compensation, annual car lease, car rental or car service fees and insurance cost, as well as miscellaneous expenses (for example, fuel and car maintenance).

***	Certain of the amounts for Mr. Gnodde have been converted from British Pounds Sterling into U.S. Dollars at a rate of 1.2885 Dollars per Pound, which was the average daily rate in 2017.

(c)	Represents Mr. Gnodde’s salary ($1,850,000) and the cash component of his fixed allowance ($5,145,000).

Also included in the “All Other Compensation” column are amounts reflecting the incremental cost to us of providing our identity theft safeguards program for U.S. PMDs, assistance with certain travel arrangements, in-office meals and security services. We provide security (the incremental cost of which was $101,237 for Mr. Blankfein) for the benefit of our firm and our shareholders. We do not consider these security measures to be personal benefits but rather business-related necessities due to the high-profile standing of our NEOs.

We provide our NEOs, on the same terms as are provided to other PMDs and at no incremental out-of-pocket cost to our firm, waived or reduced fees and overrides in connection with investments in certain funds and other accounts managed or sponsored by Goldman Sachs, unused tickets to certain events and certain negotiated discounts with third-party vendors.

We make available to our NEOs, for business use, private aircraft from third-party vendors. Our policy is not to permit personal use of such aircraft by our NEOs except in connection with business trips where the NEO pays our firm for any additional costs. In situations where an NEO brings a personal guest as a passenger on a business-related flight, the NEO pays us an amount equal to the greater of: (a) the aggregate incremental cost to us of the usage by the guest, and (b) the price of a first-class commercial airline ticket for the same trip.

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Compensation Matters | Executive Compensation

2017 GRANTS OF PLAN-BASED AWARDS

The awards included in this table are 2016 Year-End PSUs and 2016 Year-End RSUs, each granted in January 2017. The PSU grants to Messrs. Blankfein and Schwartz reported in the table below were previously described in the Compensation Discussion and Analysis section of our Proxy Statement for our 2017 Annual Meeting of Shareholders (dated March 17, 2017).

The following table sets forth plan-based awards granted in early 2017. In accordance with SEC rules, the table does not include awards that were granted in 2018. See —Compensation Discussion and Analysis above for a discussion of those awards.

NAME	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(a)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(b)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($)(c)
		THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Lloyd C. Blankfein	1/19/2017	0	69,142	103,713	—	15,240,145
David M. Solomon	1/19/2017	—	—	—	42,134	8,547,708
Harvey M. Schwartz	1/19/2017	0	54,903	82,355	—	12,101,601
R. Martin Chavez	1/19/2017	—	—	—	42,782	8,679,168
Richard J. Gnodde	1/19/2017	—	—	—	42,782	9,258,175
Pablo J. Salame	1/19/2017	—	—	—	42,782	8,679,168

(a)	Consists of 2016 Year-End PSUs. See —2017 Outstanding Equity Awards at Fiscal Year-End and —Potential Payments Upon Termination or Change in Control below for additional information on the 2016 Year-End PSUs.

(b)	Consists of 2016 Year-End RSUs (including Mr. Gnodde’s 2016 Fixed Allowance RSUs). See —2017 Non-Qualified Deferred Compensation and —Potential Payments Upon Termination or Change in Control below for additional information on the 2016 Year-End RSUs.

(c)	Amounts included represent the grant date fair value in accordance with ASC 718. Grant date fair value was determined by multiplying the aggregate number of RSUs or target number of PSUs, as applicable, by $231.41, the closing price per share of our Common Stock on the NYSE on the grant date. For 2016 Year-End RSUs granted to Messrs. Solomon, Chavez and Salame, as well as the 2016 Fixed Allowance RSUs granted to Mr. Gnodde, the value includes an approximately 12% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. For 2016 Year-End RSUs granted to Mr. Gnodde other than the 2016 Fixed Allowance RSUs, the value includes an approximately 6% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. For the portion of the 2016 Year-End PSUs granted to Messrs. Blankfein and Schwartz that are stock-settled, the value includes an approximately 10% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs.

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Compensation Matters | Executive Compensation

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth outstanding unexercised stock options held by our NEOs as of December 31, 2017, all of which were vested, as well as the 2015 and 2016 Year-End PSUs granted in January 2016 and January 2017, respectively, to Messrs. Blankfein and Schwartz. As of December 31, 2017, Messrs. Chavez, Gnodde and Salame did not hold any awards reportable in this table.

NAME	OPTION AWARDS					STOCK AWARDS

	OPTION AWARD YEAR	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(a)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(b)
Lloyd C. Blankfein	—	—	—	—	—	117,609	29,962,069
David M. Solomon	2008	128,000	—	78.78	12/31/2018	—	—
Harvey M. Schwartz	—	—	—	—	—	99,101	25,246,971

(a)	The awards reflected in this column are the 2015 and 2016 Year-End PSUs granted in January 2016 and January 2017, respectively, to Messrs. Blankfein and Schwartz. These PSU awards are represented at the target amount of shares that may be earned. The ultimate amount of shares earned under the 2015 Year-End PSUs (if any) will be determined based on the firm’s average “ROE” over 2016-2018. The ultimate amount of shares earned under the 2016 Year-End PSUs (if any) will be determined based on the firm’s average ROE, both on an absolute basis and relative to a peer group, over 2017-2019. In both cases, the amount shown does not represent the actual achievement to date under the award; for the 2016 Year-End PSUs, full information regarding peer group performance to date was not available as of the time of filing of this Proxy Statement. Please see —Compensation Discussion and Analysis—Overview of Compensation Elements—Determinations Regarding Long-Term Performance Incentive Plan Awards and Certain Outstanding PSUs for additional details regarding the calculation of “ROE” under the 2015 Year-End PSUs and the adjustments made to the calculation of “ROE” for these PSUs.

(b)	Pursuant to SEC rules, the dollar value in this column represents the amount of shares shown in the immediately prior column multiplied by $254.76, the closing price per share of Common Stock on the NYSE on December 29, 2017 (the last trading day of the year).

2017 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding option exercises by Messrs. Blankfein, Solomon and Gnodde, as well as the value of the 2016 Year-End RSUs granted to Messrs. Solomon, Chavez, Gnodde and Salame in January 2017. For Messrs. Blankfein and Schwartz, the table also reports the value of the 2014 Year-End PSUs that were settled in early 2018 following the end of the applicable performance period.

NAME	OPTION AWARDS		STOCK AWARDS

	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(a)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(b)	VALUE REALIZED ON VESTING ($)(c)
Lloyd C. Blankfein	322,104	10,924,157	39,838	10,520,817
David M. Solomon	232,115	14,464,651	42,134	9,750,229
Harvey M. Schwartz	—	—	36,489	9,636,380
R. Martin Chavez	—	—	42,782	9,900,183
Richard J. Gnodde	110,760	3,902,444	42,782	9,900,183
Pablo J. Salame	—	—	42,782	9,900,183

(a)	Values were determined by multiplying the number of shares of our Common Stock underlying the options by the difference between the closing price per share of our Common Stock on the NYSE on the date of exercise and the exercise price of the options.

(b)

Consists of shares of Common Stock underlying 2016 Year-End RSUs, all of which were vested upon grant. With respect to the 2016 Year-End RSUs granted to Messrs. Solomon, Chavez and Salame, one-third of these shares were delivered in December 2017, and one-third are deliverable on or about each of the second and third anniversaries of the grant date. With respect to Mr. Gnodde, one-fifth of these shares is deliverable on or about each of the third through seventh anniversaries of grant. Substantially all of the shares of Common Stock underlying

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the 2016 Year-End RSUs that are delivered to our NEOs are subject to transfer restrictions until January 2022. For each of Messrs. Blankfein and Schwartz, this column includes the shares of Common Stock underlying his 2014 Year-End PSUs that were settled in cash on February 1, 2018 following the end of the applicable performance period on December 31, 2017. The final amounts payable under these PSUs were calculated based on the firm’s average annual “ROE” over the applicable performance period (see —Compensation Discussion and Analysis—Overview of Compensation Elements—Annual Variable Compensation in our Proxy Statement for our 2016 Annual Meeting of Shareholders for more detail on this calculation). The initial number of PSUs granted was 41,755 (for Mr. Blankfein) and 38,244 (for Mr. Schwartz), and the average “ROE” over the performance period was 10.4%, resulting in a 95.4% multiplier. The final amount of PSUs earned was 39,838 (for Mr. Blankfein) and 36,489 (for Mr. Schwartz).

(c)	With respect to 2016 Year-End RSUs, values were determined by multiplying the aggregate number of RSUs by $231.41, the closing price per share of our Common Stock on the NYSE on January 19, 2017, the grant date. In accordance with SEC rules the —2017 Summary Compensation Table and —2017 Grants of Plan-Based Awards sections above include the grant date fair value of the 2016 Year-End RSUs calculated in accordance with ASC 718. With respect to Messrs. Blankfein’s and Schwartz’s 2014 Year-End PSUs, values were determined by multiplying the aggregate number of PSUs earned by $264.09, the ten-day average closing price per share of our Common Stock on the NYSE on January 18-31, 2018. Messrs. Blankfein and Schwartz also received $320,696 and $293,736, respectively, in respect of the accrued dividend equivalents underlying these earned PSUs.

2017 PENSION BENEFITS

The following table sets forth pension benefit information as of December 31, 2017. The Goldman Sachs Employees’ Pension Plan (GS Pension Plan) was frozen November 27, 2004, and none of our NEOs has accrued additional benefits thereunder since November 30, 2000 (at the latest). Mr. Gnodde is also a participant in The Goldman Sachs UK Retirement Plan (GS U.K. Retirement Plan), which was frozen March 31, 2016. Mr. Gnodde has not accrued benefits under the plan since that time. Mr. Chavez is not a participant in any plan reportable in this table.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(a)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(b)	PAYMENTS DURING LAST FISCAL YEAR ($)
Lloyd C. Blankfein	GS Pension Plan	3	46,583	—
David M. Solomon	GS Pension Plan	1	1,336	—
Harvey M. Schwartz	GS Pension Plan	1	3,376	—
Richard J. Gnodde	GS Pension Plan	1	8,788	—
	GS U.K. Retirement Plan	26	1,376,642	—
Pablo J. Salame	GS Pension Plan	1	5,907	—

(a)	Our employees, including Messrs. Blankfein, Solomon, Schwartz, Gnodde and Salame, were credited for service for each year employed by us while eligible to participate in our GS Pension Plan or GS U.K. Retirement Plan (as applicable).

(b)	Represents the present value of the entire accumulated benefit and not the annual payment an NEO would receive once his benefits commence. Prior to being frozen, our GS Pension Plan provided an annual benefit equal to between 1% and 2% of the first $75,000 of the participant’s compensation for each year of credited service under our GS Pension Plan. The normal form of payment is a single life annuity for single participants and an actuarially equivalent 50% joint and survivor annuity for married participants. The present values shown in this column were determined using the following assumptions: payment of a single life annuity following retirement at normal retirement age (age 65); a 3.70% discount rate; and mortality estimates based on the RP-2014 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality based on Scale MP-2017. Our GS Pension Plan provides for early retirement benefits, and all of our participating NEOs are eligible to elect early retirement benefits upon reaching age 55.

Prior to being frozen, our GS U.K. Retirement Plan provided for an annual benefit equal to 1.25% of the first £81,000 of the participant’s compensation for each year of credited service. The normal form of payment is a single life annuity plus a contingent spouse’s annuity equal to two-thirds of the member’s pension. The present value shown in this column reflects Mr. Gnodde’s accrued benefits with an annual cost of living adjustment that is applied pursuant to the terms of the GS U.K. Retirement Plan and was determined using the following assumptions: payment of a joint life annuity following retirement at normal retirement age 65; a 2.4% discount rate; and mortality estimates based on the S1 Light series fully generational mortality table, with adjustments to reflect continued improvements in mortality. The GS U.K. Retirement Plan provides for early retirement benefits and Mr. Gnodde is eligible to elect early retirement benefits.

For a description of our 401(k) Plan and our U.K. Defined Contribution Arrangements, our tax-qualified defined contribution plans in the U.S. and U.K., respectively, see page 55.

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Compensation Matters | Executive Compensation

2017 NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to (i) for each NEO, vested RSUs granted for services in prior years and for which the underlying shares of Common Stock had not yet been delivered as of the beginning of 2017 (Vested and Undelivered RSUs) and (ii) for Mr. Blankfein, our NQDC Plan, which was closed to new participants and deferrals in December 2008.

Vested and Undelivered RSUs. The Vested and Undelivered RSUs generally were awarded for services in 2016, 2015, 2014 and 2013. RSUs generally are not transferable.

∎	Amounts shown as “Registrant Contributions” represent the 2016 Year-End RSUs, which were vested at grant.

∎	Amounts shown as “Aggregate Earnings” reflect the change in market value of the shares of Common Stock underlying Vested and Undelivered RSUs, as well as dividend equivalents earned and paid on those shares, during 2017.

∎	Amounts shown as “Aggregate Withdrawals/Distributions” reflect the value of shares of Common Stock underlying RSUs that were delivered, as well as dividend equivalents paid, during 2017.

NQDC Plan. Prior to December 2008 (when our NQDC Plan was frozen), each participant in our NQDC Plan was permitted to elect to defer up to $1 million of his or her year-end cash variable compensation for up to the later of (i) 10 years or (ii) six months after termination of employment. Mr. Blankfein is the only NEO who participated in our NQDC Plan. Amounts deferred under our NQDC Plan are generally not forfeitable and were adjusted based on the performance of certain available “notional investments” selected by each participant. Distributions from our NQDC Plan to Mr. Blankfein will be made in a lump-sum cash payment. Mr. Blankfein is not subject to U.S. federal income tax on amounts that he deferred or on any “notional investment” earnings until those amounts are distributed to him, and we do not take a tax deduction on these amounts until they are distributed.

NAME	PLAN OR AWARD	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(a)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(b)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN LAST FISCAL YEAR ($)	AGGREGATE BALANCE AT FISCAL YEAR END ($)(c)
Lloyd C. Blankfein	Vested and Undelivered RSUs	—	—	550,611	21,763,250	4,115,903
	NQDC Plan	—	—	394,843	—	2,044,565	(d)
David M. Solomon	Vested and Undelivered RSUs	—	9,750,229	2,259,329	35,700,983	14,379,928
Harvey M. Schwartz	Vested and Undelivered RSUs	—	—	502,888	19,873,675	3,753,379
R. Martin Chavez	Vested and Undelivered RSUs	—	9,900,183	2,134,912	29,160,365	13,650,041
Richard J. Gnodde	Vested and Undelivered RSUs	—	9,900,183	2,118,798	10,681,712	28,408,288
Pablo J. Salame	Vested and Undelivered RSUs	—	9,900,183	2,185,094	35,635,948	13,650,041

(a)	Values were determined by multiplying the aggregate number of RSUs by $231.41, the closing price per share of our Common Stock on the NYSE on January 19, 2017, the grant date. In accordance with SEC rules, the —2017 Summary Compensation Table and —2017 Grants of Plan-Based Awards sections include the grant date fair value of the 2016 Year-End RSUs calculated in accordance with ASC 718.

(b)	Aggregate earnings include changes in the market value of the shares of Common Stock underlying Vested and Undelivered RSUs during 2017. In addition, each RSU includes a dividend equivalent right, pursuant to which the holder is entitled to receive an amount equal to any ordinary cash dividends paid to the holder of a share of Common Stock approximately when those dividends are paid to shareholders. Amounts earned and paid on vested RSUs during 2017 pursuant to dividend equivalent rights also are included. The vested RSUs included in these amounts and their delivery dates are as follows (to the extent received by each NEO):

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VESTED RSUS	DELIVERY
2016 Year-End RSUs

With respect to Messrs. Solomon, Chavez and Salame, one-third delivered in December 2017 and one-third deliverable on or about the second and third anniversaries of grant. With respect to Mr. Gnodde, for his 2016 Fixed Allowance RSUs, one-third delivered in January 2018 and one-third deliverable on or about the second and third anniversaries of grant; for all other 2016 Year-End RSUs, one-fifth deliverable on or about the third through seventh anniversaries of grant.

2015 Year-End RSUs

One-third delivered in each of January 2017 and December 2017 (with respect to Messrs. Blankfein, Solomon, Schwartz, Chavez and Salame) or January 2018 (with respect to Mr. Gnodde); one-third deliverable on or about the third anniversary of grant.

2014 Year-End RSUs

One-third delivered in each of January 2016, January 2017 and December 2017 (with respect to Messrs. Blankfein, Solomon, Schwartz, Chavez and Salame). For Mr. Gnodde, approximately 17% of his 2014 Year-End RSUs were delivered in July 2015, with the remainder delivered in approximately equal installments in each of January 2016, January 2017 and January 2018.

2013 Year-End RSUs (RSUs granted in January 2014 for services in 2013)	One-third delivered in each of January 2015, January 2016 and January 2017.

Delivery of shares of Common Stock underlying RSUs may be accelerated in certain limited circumstances (for example, in the event that the holder of the RSU dies or leaves the firm to accept a governmental position where retention of the RSU would create a conflict of interest). See —Potential Payments Upon Termination or Change in Control for treatment of the RSUs upon termination of employment.

With respect to our NQDC Plan, Mr. Blankfein’s account balance was adjusted to reflect gains (or losses) based on the performance of certain “notional investments” (selected by Mr. Blankfein from various hedge funds and mutual funds available under the plan in 2017) to the same extent as if he had actually invested in those funds.

(c)	The Vested and Undelivered RSUs included in these amounts are 2016 Year-End RSUs, 2015 Year-End RSUs and, for Mr. Gnodde, 2014 Year-End RSUs. These stock awards were previously reported in the Summary Compensation Table (to the extent that the NEO was a named executive officer in the applicable year of grant). Values for RSUs were determined by multiplying the number of RSUs by $254.76, the closing price per share of our Common Stock on the NYSE on December 29, 2017 (the last trading day of the year).

(d)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in each of the fiscal 2005 and 2006 Summary Compensation Tables for Mr. Blankfein.

64 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Compensation Matters | Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our NEOs do not have employment, “golden parachute” or other agreements providing for severance pay.

Our RPCP, The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) and its predecessor plans, and our retiree health care program may provide for potential payments to our NEOs in conjunction with a termination of employment. The amounts potentially payable to our NEOs under our pension plans, vested RSUs and our NQDC Plan are set forth under the —2017 Pension Benefits and —2017 Non-Qualified Deferred Compensation sections above. The terms of the outstanding PSUs and LTIP awards are not affected by a future termination of employment or change in control (absent circumstances constituting “cause” – e.g., any material violation of any firm policy or other conduct detrimental to our firm), except that, following a change in control, our Compensation Committee may not amend the terms of the LTIP awards with respect to an NEO without the NEO’s consent.

Each of our NEOs participated in our RPCP in 2017. Under our RPCP, if a participant’s employment at Goldman Sachs terminates for any reason before the end of a “contract period” (generally a one-year period as defined in the RPCP), our Compensation Committee has the discretion to determine what, if any, variable compensation will be provided to the participant for services provided in that year, subject to the formula in the RPCP. There is no severance provided under our RPCP.

Set forth below is a calculation of the potential benefits to each of our NEOs assuming a termination of employment occurred on December 31, 2017, in accordance with SEC rules. The narrative disclosure that follows the table provides important information and definitions regarding specific payment terms and conditions.

TERMINATION REASON	NAME	VALUE OF UNVESTED RSUS AND PSUS THAT VEST UPON TERMINATION ($)	PRESENT VALUE OF PREMIUMS FOR RETIREE HEALTH CARE PROGRAM(e) ($)	TOTAL ($)
Cause or Termination with Violation(a)	Lloyd C. Blankfein	0	0	0
	David M. Solomon	0	0	0
	Harvey M. Schwartz	0	0	0
	R. Martin Chavez	0	0	0
	Richard J. Gnodde	0	0	0
	Pablo J. Salame	0	0	0
Termination without Violation(a), Death(b), Change in Control, Disability or Conflicted Employment(c) or Downsizing(d)	Lloyd C. Blankfein	0	411,439	411,439
	David M. Solomon	0	527,313	527,313
	Harvey M. Schwartz	0	557,674	557,674
	R. Martin Chavez	0	667,821	667,821
	Richard J. Gnodde	0	363,579	363,579
	Pablo J. Salame	0	599,679	599,679

(a)	Except as discussed below, upon an NEO’s termination without Violation (as defined below), shares of Common Stock underlying RSUs will continue to be delivered on schedule (and transfer restrictions will continue to apply until the applicable transferability date), PSUs will continue to be eligible to be earned pursuant to their existing terms, and options will remain exercisable for their full term, provided that, for RSUs and PSUs, the NEO does not become associated with a Covered Enterprise (as defined below). If the NEO does become associated with a Covered Enterprise, the NEO will forfeit his benefits under our retiree health care program and, for 2016 Year-End RSUs, the NEO generally would have forfeited all of these awards if the association occurred in 2017; will forfeit two-thirds of these awards if the association occurs in 2018; and will forfeit one-third of these awards if association occurs in 2019. For 2016 Year-End PSUs, the NEO generally would forfeit all of these awards if the association occurred in 2017, 2018 or 2019. For 2015 Year-End RSUs, the NEO generally would have forfeited two-thirds of these awards if the association occurred in 2017 and will forfeit one-third of these awards if the association occurs in 2018. For 2015 Year-End PSUs, the NEO generally would forfeit all of these awards if the association occurred in 2016, 2017 or 2018. For 2014 Year-End RSUs, the NEO generally would have forfeited one-third of these awards if the association occurred in 2017. This restriction may be removed upon a termination of employment that is characterized by us as “involuntary” or by “mutual agreement” if the individual executes an appropriate general waiver and release of claims and an agreement to pay any associated tax liability.

The occurrence of a Violation, including any event constituting Cause (as defined below) or the Solicitation (as defined below) of employees or clients of our firm, by an NEO prior to delivery or settlement (in the case of RSUs and PSUs) or prior to exercise (in the case of options)

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Compensation Matters | Executive Compensation

will result in forfeiture of all RSUs, PSUs and options, and in some cases may result in the NEO having to repay amounts previously received. In the event of certain Violations (for example, NEO engaging in Cause) following delivery of Shares at Risk underlying RSUs but prior to the lapse of transfer restrictions, these shares also may be required to be returned to the firm.

RSU and PSU awards also are subject to additional risk-related clawback provisions included in the definition of Violations below. As a result of these provisions, for example, an NEO will forfeit certain of his outstanding equity-based awards and any shares of Common Stock or other amounts delivered under these awards may be recaptured, if our Compensation Committee determines that his failure to properly consider risk in 2016 (with respect to 2016 Year-End RSUs and PSUs), 2015 (with respect to 2015 Year-End RSUs and PSUs) or 2014 (with respect to 2014 Year-End RSUs and PSUs) has, or reasonably could be expected to have, a material adverse impact on his business unit, our firm or the broader financial system.

For 2014, 2015 and 2016 Year-End RSUs and PSUs granted to our NEOs, if the firm is required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws as described in Section 304(a) of Sarbanes-Oxley, the NEO’s rights to the award will terminate and be subject to repayment to the same extent that would be required under Section 304 of Sarbanes-Oxley had the NEO been a “chief executive officer” or “chief financial officer” of the firm (regardless of whether the NEO actually held such position at the relevant time).

Notwithstanding the foregoing, pursuant to regulatory guidance, the RSUs granted to Mr. Gnodde as part of his fixed allowance are not subject to the clawback and forfeiture provisions that apply to year-end RSUs. See page 50 for more details.

(b)	In the event of an NEO’s death, delivery of shares of Common Stock underlying RSUs is accelerated and options remain exercisable for their full term. Any transfer restrictions on the shares of Common Stock underlying RSUs are removed. The terms of the PSUs are not affected by the NEO’s death. For information on the number of PSUs, vested RSUs and unexercised options held by the NEOs at year-end, see —2017 Outstanding Equity Awards at Fiscal Year-End and —2017 Non-Qualified Deferred Compensation above. These amounts do not reflect, in the case of death, the payment of a death benefit under our executive life insurance plan, which provides each NEO with $4.5 million of term life insurance coverage through age 75.

(c)	If a Change in Control (as defined below) occurs, and within 18 months thereafter we terminate an NEO’s employment without Cause or if the NEO terminates his employment for Good Reason (as defined below): (i) delivery of shares of Common Stock underlying RSUs is accelerated; and (ii) options remain exercisable for their full term. In addition, any transfer restrictions on the shares of Common Stock underlying RSUs are removed. The terms of the PSUs are not affected.

In the case of a disability, options remain exercisable for their full term and, provided that the NEO does not become associated with a Covered Enterprise, shares of Common Stock underlying RSUs continue to deliver on schedule and PSUs continue to be eligible to be earned pursuant to their existing terms. If the NEO does become associated with a Covered Enterprise, the awards would be treated as set forth in footnote (a) above for that situation.

In the case of a termination in which an NEO resigns and accepts a position that is deemed Conflicted Employment (as defined below), the NEO will receive, at our sole discretion, (i) with respect to RSUs, either a cash payment or an accelerated delivery of, and removal of transfer restrictions on, the shares of Common Stock underlying those RSUs; and (ii) with respect to options, one of the following: (x) a cash payment (in respect of cancellation of those options) equal to the fair market value of the shares underlying the vested options over the exercise price of those options, or (y) permission for the NEO to transfer those vested options to another party for value. Additionally, in the event of such a termination, our Compensation Committee may determine to amend the terms of any then-outstanding LTIP awards or PSUs held by the NEO.

(d)	In the event of a termination due to Downsizing (as described below), shares of Common Stock underlying RSUs deliver on schedule, PSUs continue to be eligible to be earned on their existing terms and options remain exercisable for their full term.

(e)	PMDs with eight or more years of service as a PMD are eligible to receive medical and dental coverage under our retiree health care program for themselves and eligible dependents through our firm at a 75% subsidy. Each of our NEOs is eligible for this coverage. The values shown in this column reflect the present value of the cost to us of the 75% subsidy and were determined using a December 31, 2017 retirement date and the following assumptions: a 3.70% discount rate; mortality estimates based on the S1PMA_L table (Mr. Gnodde) and the RP-2014 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality based on Scale MP-2017 (other NEOs); estimates of future increases in healthcare costs of 6.76% (initial rate for medical and pharmacy) and 2.5% (ultimate rate for medical and pharmacy), and 5.25% for dental; and assumptions for subsequent eligibility for alternative coverage, which would limit or eliminate coverage under our program (35% primary, 35% secondary and 30% no coverage). Values and assumptions shown reflect that effective January 1, 2020, the value of the benefit under our U.S. retiree health care program will not exceed the annual limits under Section 4980I of the Code.

Other Terms

As PMDs, our NEOs are generally subject to a policy of 90 days’ notice of termination of employment. We may require that an NEO be inactive (i.e., on “garden leave”) during the notice period (or we may waive the requirement).

For purposes of describing our RSUs, PSUs and options, the above-referenced terms have the following meanings:

“Cause” means the NEO (a) is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or on an equivalent charge, (b) engages in employment disqualification conduct under applicable law, (c) willfully fails to perform his or her duties to Goldman Sachs, (d) violates any securities or commodities laws, rules or regulations or the rules and regulations of any relevant exchange or association of which we are a member, (e) violates any of our policies concerning hedging or pledging or confidential or proprietary information, or materially violates any other of our policies, (f) impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests or (g) engages in conduct detrimental to us.

66 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Compensation Matters | Executive Compensation

“Change in Control” means the consummation of a business combination involving Goldman Sachs, unless immediately following the business combination either:

∎	At least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of Goldman Sachs that were outstanding immediately prior to the transaction (or by shares into which the securities of Goldman Sachs are converted in the transaction); or

∎	At least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were, at the time of our Board’s approval of the execution of the initial agreement providing for the transaction, directors of Goldman Sachs on the date of grant of the RSUs and options (including directors whose election or nomination was approved by two-thirds of the incumbent directors).

“Conflicted Employment” occurs where (a) a participant resigns solely to accept employment at any U.S. federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by our Compensation Committee, and as a result of such employment the participant’s continued holding of our equity-based awards would result in an actual or perceived conflict of interest, or (b) a participant terminates employment and then notifies us that he/she has accepted or intends to accept employment of the nature described in clause (a). For awards granted after 2016, employment with an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X will not be considered “Conflicted Employment.”

“Covered Enterprise” includes a business enterprise that (a) engages in any activity, (b) owns or controls a significant interest in or (c) is owned by, or a significant interest in which is owned or controlled by, any entity that engages in any activity, that, in any case, competes anywhere with any activity in which we are engaged (or a business enterprise that may reasonably be expected to take such actions).

Whether employment is terminated by reason of “Downsizing” is determined solely by us.

“Good Reason” means (a) as determined by our Compensation Committee, a materially adverse change in the NEO’s position or nature or status of the NEO’s responsibilities from those in effect immediately before the Change in Control or (b) Goldman Sachs requiring the NEO’s principal place of employment to be located more than 75 miles from the location where the NEO is principally employed at the time of the Change in Control (except for required travel consistent with the NEO’s business travel obligations in the ordinary course prior to the Change in Control).

“Solicitation” means any direct or indirect communication of any kind whatsoever, regardless of who initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Violation” includes any of the following:

∎	For awards granted after 2009, engaging in materially improper risk analysis or failing to sufficiently raise concerns about risks during the year for which the award was granted;

∎	Soliciting our clients or prospective clients to transact business with a Covered Enterprise, or to refrain from doing business with us or interfering with any of our client relationships;

∎	Failing to perform obligations under any agreement with us;

∎	Bringing an action that results in a determination that the terms or conditions for the exercise of options or the settlement of RSUs and/or PSUs are invalid;

∎	Attempting to have a dispute under our equity compensation plan or the applicable award agreement resolved in a manner other than as provided for in our equity compensation plan or the applicable award agreement;

∎	Any event constituting Cause;

∎	Failing to certify compliance to us or otherwise failing to comply with the terms of our equity compensation plan or the applicable award agreement;

∎	Upon the termination of employment for any reason, receiving grants of cash, equity or other property (whether vested or unvested) from an entity to which the NEO provides services, to replace, substitute for or otherwise in respect of the NEO’s options, RSUs or PSUs;

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Compensation Matters | Report of our Compensation Committee

∎	Hiring of, or entering into a partnership or similar arrangement with, any of our employees or consultants with whom the NEO worked while employed by us or who, at any time during the year preceding the NEO’s termination of employment with us, worked in the same division as the NEO or who is in a specified position at the firm (Selected Firm Personnel) by a Covered Enterprise that the NEO controls or otherwise forms or in which the NEO is a partner or has similar status, or that bears the NEO’s name, or where the NEO will have responsibility over the Selected Firm Personnel, or hiring or identifying for potential hiring (or participating in any such activity) Selected Firm Personnel whether on behalf of the NEO, a Covered Enterprise or any other person;

∎	Soliciting any of our employees to resign or to accept employment with a Covered Enterprise; or

∎	With respect to RSUs and PSUs, our firm failing to maintain our “minimum tier 1 capital ratio” (as defined in the Federal Reserve Board regulations) for 90 consecutive business days or the Federal Reserve Board or Federal Deposit Insurance Corporation (FDIC) making a written recommendation for the appointment of the FDIC as a receiver based on a determination that we are “in default” or “in danger of default.”

Report of our Compensation Committee

Our Compensation Committee reviewed the CD&A, as prepared by management of Goldman Sachs, and discussed the CD&A with management of Goldman Sachs. Semler Brossy and the CRO also reviewed the CD&A. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee

James Johnson, Chair*

Michele Burns

William George

Ellen Kullman

Lakshmi Mittal

Adebayo Ogunlesi (ex-officio)

*	Effective May 2, 2018, Ms. Burns will become the Chair of our Compensation Committee.

68 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Compensation Matters | Item 2. Say on Pay

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)

Proposal Snapshot – Item 2. Say on Pay

What is being voted on. An advisory vote to approve the compensation of all of our NEOs.

Board recommendation. Our Board unanimously recommends a vote FOR the resolution approving the executive compensation of our NEOs.

Our Say on Pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs. We currently include this advisory vote on an annual basis.

We encourage you to review the following sections of this Proxy Statement for further information on our key compensation practices and the effect of shareholder feedback on NEO compensation:

∎	“Compensation Highlights” in our Executive Summary (see page 7);

∎	“2017 NEO Compensation Determinations” in our CD&A (see page 37);

∎	“Say on Pay & Shareholder Engagement” in our CD&A (see page 38); and

∎	“Key Pay Practices” (see page 46).

Please note that these sections should be read in conjunction with our entire CD&A (beginning on page 37), as well as the executive compensation tables and related disclosure that follow (beginning on page 57).

2017 SAY ON PAY VOTE

As required by Section 14A of the Exchange Act, the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the CD&A, the executive compensation tables and related disclosure.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the holders of Common Stock approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosure.

As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

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Compensation Matters | Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

Proposal Snapshot – Item 3. Approval of The Goldman Sachs Amended and Restated Stock
Incentive Plan (2018)

What is being voted on. The approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018).

Board recommendation. Our Board unanimously recommends a vote FOR the approval of the 2018 SIP.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE 2018 SIP

On February 22, 2018, upon the recommendation of our Compensation Committee, our Board of Directors unanimously approved the 2018 SIP, subject to approval by our shareholders at this Annual Meeting.

Key Facts

3 Year extension of our equity plan	0 New shares being requested	All other terms of plan remain the same

∎ Equity-based awards play a fundamental role in aligning our compensation with our shareholders’ interests and regulatory requirements. Without a shareholder-approved equity plan, we would be reliant on cash-settled awards as our sole method of incentive-based compensation.

SHAREHOLDER FEEDBACK

∎	In light of our extensive engagement with shareholders regarding our equity grant practices and the number of shares available for grant, our Board determined that it was appropriate to request no new shares for issuance and to only extend the term of our equity plan (which otherwise will expire at our 2019 Annual Meeting).

IMPORTANCE OF EQUITY-BASED COMPENSATION

∎	Provide for Pay for Performance and Alignment with Shareholders. We believe that equity-based compensation provides employees, directors, officers and consultants or other service providers with long-term exposure to the firm’s performance, aligns employees’ interests with those of our shareholders and discourages imprudent risk-taking; equity-based awards represent a larger portion of our compensation expense than for any of our U.S. Peers.

∎	Satisfy Regulatory Expectations. Our regulators across the globe, including the Federal Reserve Board and the Prudential Regulation Authority and the Financial Conduct Authority in the U.K., expect that a substantial portion of variable compensation awarded to executives and certain other employees will be equity-based.

STRONG TRACK RECORD OF MITIGATING DILUTION

∎	In light of the importance of equity-based compensation to our firm, shareholders and regulators, we have developed an active capital management program to offset potential dilution.

∎	Since the end of 2009, our Common Stock outstanding has declined 27% to a record low as a result of our strong track record of returning capital to shareholders.

∎	This practice allows us to effectively manage dilution, but results in a higher burn rate.

70 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Compensation Matters | Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

THE 2018 SIP CONTINUES TO INCLUDE FEATURES DESIGNED TO PROTECT SHAREHOLDER INTERESTS AND TO REFLECT OUR COMPENSATION PRINCIPLES

✓	No “evergreen” provision (i.e., no automatic increase in the number of shares available under the plan)

✓	Double-trigger change in control provisions that do not accelerate vesting based on a change in control alone

✓ No hedging or pledging of equity-based awards

✓ No repricing or below-market grants of stock

 options and stock appreciation rights (SARs)

✓ 50% change in control and merger consummation thresholds

Historic Burn Rate. Our equity-based compensation program results in a relatively high burn rate because of the broad-based participation of our employees and the higher percentage of our compensation and benefits expense that is equity-based compared to our U.S. Peers. Our burn rate is further inflated because of our strong history of buying back shares, which lowers our shares outstanding and consequently increases the burn rate. However, our share repurchases help us to return capital to shareholders and historically have been accretive to EPS and ROE. Since the end of 2009, our Common Stock outstanding has declined 27% to a record low of 374.8 million shares. The graph below demonstrates our leading management of shares outstanding post-crisis and our efforts to mitigate dilution through buybacks.

Change in Common Stock Outstanding (2009YE—2017YE)

[1]	BAC 2009 common shares outstanding includes 1,286 million shares relating to common equivalent securities, which were converted to common stock in February 2010. Excluding these shares, BAC’s common shares outstanding increased by 19% from 2009 to 2017.

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MS 31% BAC 4%1 C -10% JPM -13% GS -27%

Compensation Matters | Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

The following table further illustrates how share repurchases have offset increases in our weighted average basic share count(1):

	2015	2016	2017	TOTAL/AVERAGE

(a) Equity-based awards granted(2)	14,643,270	15,523,498	8,999,678	39,166,446

(b) Shares repurchased(3)	(22,149,161)	(36,589,421)	(28,986,032)	(87,724,614)

(c) Weighted average basic share count(1)	448,900,000	427,400,000	401,600,000	—

(d) Weighted average basic share count (adjusted for cumulative repurchases since 2000)(1)(4)(5)	879,623,537	887,492,828	894,480,554	—

(e) Burn rate (a/c)(6)	3.3%	3.6%	2.2%	3.0	%(7)

(f) Burn rate (adjusted for repurchases) (a/d)(6)	1.7%	1.7%	1.0%	1.5	%(7)

(1)	Includes Common Stock outstanding and RSUs granted to employees with no future service requirements.

(2)	Reflects the gross number of shares underlying equity-based awards granted during the applicable year. In relation to 2017 year-end, during the first quarter of 2018, the firm granted to its employees 5.7 million RSUs and delivered, net of required withholding tax, 1.2 million shares of restricted stock. These awards are not included in the 2017 equity-based awards granted in the table above. For more information on our share repurchase program and our 2017 equity-based awards, see Notes 19 and 29, respectively, to our consolidated financial statements included in Part II, Item 8 of our 2017 Annual Report on Form 10-K.

(3)	Repurchases are subject to the approval of the Federal Reserve Board and past levels of repurchases do not guarantee any particular rate of repurchase in the future.

(4)	We repurchased approximately 507.4 million shares of Common Stock from the beginning of 2000 through December 31, 2017.

(5)	Calculated as the sum of (A) weighted average basic share count for the respective year (row (c) above), (B) aggregate repurchases since 2000 as of the end of the immediately preceding year and (C) 50% of repurchases (in order to estimate the average share number) during the relevant year.

(6)	Not adjusted for any future forfeitures or cancellation of awards to satisfy tax withholding requirements, which would further reduce the burn rate if taken into account. During 2015-2017, approximately 35% of share-based awards were canceled or remitted at delivery to satisfy tax withholding requirements.

(7)	Average of underlying figures.

*	Not adjusted for any future forfeitures or cancellation of awards to satisfy tax withholding requirements, which would further reduce the burn rate if taken into account. During 2015-2017, approximately 35% of share-based awards were canceled or remitted at delivery to satisfy tax withholding requirements.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

72 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

2015–2017 Average Burn Rate* 2017 Burn Rate* 3.0% 2.2% 1.5% 1.0% Unadjusted Adjusted for Repurchases Unadjusted Adjusted for Repurchases

Compensation Matters | Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 and as of March 5, 2018 regarding securities to be issued on exercise of outstanding stock options or pursuant to outstanding RSUs and securities remaining available for issuance under our 2015 SIP and its predecessor plans (referred to herein as the 2003 SIP and the 2013 SIP), the only equity plans that remained in effect between January 1, 2017 and March 5, 2018.

		NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (#)				WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)				NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN THE SECOND COLUMN) (#)

	PLAN CATEGORY	AS OF 12/31/17		AS OF 3/5/18		AS OF 12/31/17		AS OF 3/5/18		AS OF 12/31/17		AS OF 3/5/18
Equity compensation plans approved by security holders	2003 SIP	2,259,767	(a)	1,810,102	(b)	78.78	(c)	78.78	(c)	—		—
	2013 SIP	2,826,205	(d)	231,834	(d)	—		—		—		—
	2015 SIP	15,329,791		16,462,555		—		—		72,968,247	(e)	68,695,506	(e)
Equity compensation plans not approved by security holders	None	—		—		—		—		—		—
Total		20,415,763		18,504,491						72,968,247		68,695,506

(a)	Includes: (i) 2,101,639 shares of Common Stock that may be issued upon exercise of outstanding options and (ii) 158,128 shares that may be issued pursuant to outstanding RSUs, in each case granted under the 2003 SIP. These awards are subject to vesting and other conditions to the extent set forth in the respective award agreements, and the underlying shares, in each case, will be delivered net of any required tax withholding.

(b)	Includes: (i) 1,681,222 shares of Common Stock that may be issued upon exercise of outstanding options and (ii) 128,880 shares that may be issued pursuant to outstanding RSUs, in each case granted under the 2003 SIP. These awards are subject to vesting and other conditions to the extent set forth in the respective award agreements, and the underlying shares, in each case, will be delivered net of any required tax withholding.

(c)	This weighted-average exercise price relates only to the options described in footnotes (a) and (b), as applicable. Shares underlying RSUs are deliverable without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price.

(d)	Consists of shares that may be issued pursuant to outstanding RSUs granted under the 2013 SIP. These awards are subject to vesting and other conditions to the extent set forth in the respective award agreements, and the underlying shares, in each case, will be delivered net of any required tax withholding.

(e)	Represents shares remaining to be issued under the 2015 SIP as of the applicable date, excluding shares reflected in the corresponding entry under the second column. The total number of shares of Common Stock that may be delivered pursuant to awards granted under the 2015 SIP cannot exceed 50 million shares.

SUMMARY OF MATERIAL TERMS OF THE 2018 SIP

In assessing the appropriate terms of the 2018 SIP, our Compensation Committee considered, among other items, the existing terms of the 2015 SIP, our compensation philosophy and practices, feedback from our shareholders, feedback from our regulators on our philosophy and practices, as well as input from Semler Brossy, the Compensation Committee’s independent compensation consultant.

The following summary of the material terms of the 2018 SIP is qualified in its entirety by reference to the complete text of the 2018 SIP, which is attached hereto as Annex C. As noted above, the terms of the 2018 SIP are identical to those of the 2015 SIP, other than an extension of the term of the plan from our 2019 Annual Meeting through our 2022 Annual Meeting (i.e., an additional three years).

Purpose. The purposes of the 2018 SIP are to:

∎	Attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for Goldman Sachs, to compensate them for their contributions to the long-term growth and profits of Goldman Sachs and to encourage them to acquire a proprietary interest in our success;

∎	Align the interests of officers, directors, employees, consultants and other service providers with those of our shareholders;

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Compensation Matters | Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

∎	Assist us in ensuring that our compensation program does not provide incentives to take imprudent risks; and

∎	Comply with regulatory requirements.

Types of Awards. The 2018 SIP provides for grants of the following specific types of awards, and also permits other equity-based or equity-related awards (each, an Award and, collectively, Awards). Each Award will be evidenced by an award agreement (together with any award statement or supplemental documents, an Award Agreement), which will govern that Award’s terms and conditions.

∎	RSUs. An RSU is an unfunded, unsecured obligation to deliver a share of Common Stock (or cash or other securities or property) at a future date upon satisfaction of the conditions specified in the Award Agreement (including, with respect to our PSUs, performance-based conditions).

∎	Restricted Shares. A Restricted Share, including a Share at Risk, is a share of Common Stock that is registered in the recipient’s name, but that is subject to transfer restrictions and may be subject to forfeiture or vesting conditions for a period of time as specified in the Award Agreement. The recipient of a Restricted Share has the rights of a shareholder, including voting and dividend rights, subject to any restrictions and conditions specified in the Award Agreement.

∎	Dividend Equivalent Rights. A Dividend Equivalent Right represents an unfunded and unsecured promise to pay to the recipient an amount equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock if those shares were owned by the recipient. A Dividend Equivalent Right may be granted alone or in connection with another Award. Under the 2018 SIP, no payments will be made in respect of Dividend Equivalent Rights at a time when any applicable performance goals relating to the Dividend Equivalent Right or the related Award have not been satisfied.

∎	Options and SARs. An option entitles the recipient to purchase a share of Common Stock at an exercise price specified in the Award Agreement (including through a cashless exercise). The 2018 SIP permits grants of options that qualify as “incentive stock options” under Section 422 of the Code (ISOs) and nonqualified stock options. A SAR may entitle the recipient to receive shares of Common Stock, cash or other property on the exercise date having a value equal to the excess of market value of the underlying Common Stock over the exercise price specified in the Award Agreement. Options and SARs will become exercisable as and when specified in the Award Agreement but not later than 10 years after the date of grant. The 2018 SIP provides that we may not reset the exercise price for options and SARs and that we may not issue any options or SARs with an exercise price less than the lesser of the closing price and the average of the high and low sale prices of a share of Common Stock on the NYSE, each on the date of grant. Grants of options and SARs are subject to the individual limits described below.

Eligibility. The 2018 SIP permits grants of Awards to individuals in the following classes of persons: (1) any current or prospective director of Goldman Sachs, (2) any officer or employee of Goldman Sachs, (3) any consultant or other service provider to Goldman Sachs, and (4) any former director, officer or employee of, or consultant or other service provider to, Goldman Sachs with respect to the year of their departure from, or completion of service to, the firm. As of December 31, 2017, Goldman Sachs had 11 directors, 11 officers, approximately 33,600 employees and approximately 3,000 consultants or other service providers to Goldman Sachs who are, in each case, eligible to participate in the 2018 SIP.

Term. The 2018 SIP will terminate at, and no more Awards will be permitted to be granted thereunder without further shareholder approval on or after, the date of our annual meeting of shareholders that occurs in 2022. The termination of the 2018 SIP will not affect previously granted Awards.

Administration. The 2018 SIP generally will be administered by our Compensation Committee (and those to whom it delegates authority), unless our Board determines otherwise. For purposes of this summary, we refer to the committee that administers the 2018 SIP, and to any person or group to whom this committee delegates authority, as the “Committee.” The Committee is granted broad discretion to make awards under the 2018 SIP and to interpret and implement the 2018 SIP. In exercising this authority, the Committee (and to the extent exercised by the Board, the Board) will have no liability for any action taken or omitted to be taken in good faith, including decisions to make awards as part of our non-employee director compensation program. This means that no person, including grantees or Goldman Sachs shareholders, may hold the members of the Committee (or the Board) personally liable for their good faith actions or omissions taken under the 2018 SIP. Our Board, in its sole discretion, also may grant Awards or administer the 2018 SIP.

74 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Compensation Matters | Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

Shares Subject to the Plan; Other Limitations of Awards. Up to approximately 73 million shares of Common Stock may be delivered pursuant to Awards granted under the 2018 SIP, consisting of the shares that remain available for issuance under the 2015 SIP. These shares may be newly issued shares or treasury shares. Each Award or share of Common Stock underlying an Award will count as one share of Common Stock for these purposes. If any Award granted under the 2018 SIP, 2015 SIP or 2013 SIP is forfeited, otherwise terminated or canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award (including to satisfy federal, state, local or foreign taxes) or shares of Common Stock are tendered to pay the exercise price of any Award granted under the 2018 SIP, 2015 SIP or 2013 SIP, then the shares covered by such forfeited, terminated or canceled Award or equal to the number of shares surrendered, withheld or tendered will again become available to be delivered pursuant to Awards granted under the 2018 SIP. In the case of an acquisition, any shares of Common Stock that we deliver with respect to an Award that we become obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity will not count against the shares of Common Stock available to be delivered pursuant to Awards under the 2018 SIP.

No more than 24 million shares of Common Stock may be delivered under the 2018 SIP pursuant to the exercise of ISOs. In addition, no more than 1 million shares of Common Stock underlying options or SARs may be granted to any one individual in a particular fiscal year.

In the event of any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from certain corporate transactions that affect the capitalization of Goldman Sachs, the Committee will adjust the number of shares of Common Stock issuable under the 2018 SIP and the terms of any outstanding Awards in such manner as it deems appropriate to prevent the enlargement or dilution of rights.

As of March 5, 2018, the closing price of a share of Common Stock on the NYSE was $263.12.

Amendment. The Board may, at any time, suspend, discontinue, revise or amend the 2018 SIP in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any recipients of Awards. In general, we will seek shareholder approval of any suspension, discontinuance, revision or amendment only to the extent necessary to comply with any applicable law, rule or regulation.

Double-Trigger Change in Control. The Committee may include provisions in any Award Agreement relating to a Change in Control, including the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any outstanding Awards. No such acceleration, lapse or deemed satisfaction may occur with respect to a Change in Control unless (in addition to any other conditions set forth in the Award Agreement):

∎	The Change in Control occurs; and

∎	The recipient’s employment is terminated by us without Cause or by the recipient for Good Reason within 18 months following the Change in Control.

“Change in Control,” “Cause” and “Good Reason” are defined in the 2018 SIP and, unless the Award Agreement indicates otherwise, have the same meanings set forth above under —Executive Compensation—Potential Payments Upon Termination or Change in Control.

No Hedging, Pledging or Transferring Awards. Except as provided in the Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the 2018 SIP may be sold, transferred, pledged, hedged or otherwise disposed of (including through the use of any cash-settled instrument) other than by will or by the laws of descent and distribution, and all Awards (and any rights thereunder) shall be exercisable during the life of the recipient only by the recipient or by the recipient’s legal representative. The Committee may adopt procedures pursuant to which some or all recipients of RSUs or Restricted Shares may transfer some or all of these Awards through a gift for no consideration to any immediate family member or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% (or such lesser amount as determined by the Committee from time to time) of the beneficial interest (as determined pursuant to such procedures), provided that the Award will continue to remain subject to the same terms and conditions. In addition, the Committee may adopt procedures pursuant to which a recipient may be permitted to bequeath some or all of the recipient’s outstanding RSUs under the recipient’s will to a charitable organization.

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Compensation Matters | Item 3. Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

Repayment. If the Committee determines that all terms and conditions of the 2018 SIP and the Award Agreement in respect of an Award were not satisfied, then the recipient will be obligated immediately upon our demand, as determined by us in our sole discretion, (i) either to (A) return to us the number of shares of Common Stock received under the Award or (B) pay us an amount equal to the fair market value of such shares determined at the time of delivery for RSUs or at vesting or transferability for Restricted Shares, in each case, without reduction for any shares of Common Stock or amount applied to satisfy withholding tax or other obligations in respect of such shares (other than the payment of an exercise price), and (ii) to repay to us property or cash received under any Dividend Equivalent Rights.

Right of Offset. We have the right to offset against our obligation to (i) deliver shares of Common Stock (or other property or cash), (ii) release restrictions and/or other terms and conditions in respect of Restricted Shares or (iii) pay dividends or make payments under Dividend Equivalent Rights (granted alone or in connection with any Award), in each case, under the 2018 SIP or any Award Agreement, any outstanding amounts the recipient then owes to us and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Our right to offset is subject to the constraints of Section 409A of the Code.

Other Terms of Awards. No recipient of any Award under the 2018 SIP will have any of the rights of a shareholder of Goldman Sachs with respect to shares subject to an Award until the delivery of the shares. Awards under the 2018 SIP may be granted in lieu of, or determined by reference to, cash bonus and/or other compensation.

NEW PLAN BENEFITS

The amount of each participant’s Awards, if any, for 2018 will be determined in the discretion of the Committee and therefore cannot be calculated. As a result, we cannot determine the number or type of Awards that will be granted under the 2018 SIP to any participant for 2018. The RSUs, PSUs and/or Restricted Shares granted for 2017, which would not have changed if the 2018 SIP had been in place instead of the 2015 SIP, were as follows:

NAME AND POSITION	DOLLAR VALUE ($)(a)	NUMBER OF UNITS (#)
Lloyd C. Blankfein, Chairman and CEO	17.6 million	70,128
David M. Solomon, President and Co-COO	13.4 million	53,413
Harvey M. Schwartz, President and Co-COO	13.4 million	53,413
R. Martin Chavez, Executive Vice President and CFO	12.1 million	48,160
Richard J. Gnodde, Vice Chairman	12.5 million	49,959
Pablo J. Salame, Vice Chairman	8.9 million	35,284
Current executive officers as a group	77.9 million	310,357
Current non-employee directors as a group	5.9 million	23,554
Employees other than executive officers as a group	2.0 billion	8.0 million

(a)	Dollar value reflects the gross number of RSUs, PSUs and/or Restricted Shares granted by our Compensation Committee multiplied by the closing price per share of our Common Stock on the NYSE on the applicable grant date.

U.S. FEDERAL TAX IMPLICATIONS OF RSUS, OPTIONS AND SARS

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of RSUs, stock options and SARs. This description is not intended to, and does not, provide or supplement tax advice to recipients of Awards. Recipients are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of Awards under the 2018 SIP, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

RSUs. A recipient of an RSU (whether time-vested or subject to achievement of performance goals) will not be subject to income taxation at grant. Instead, the recipient will be subject to income tax at ordinary rates on the fair market value of the Common Stock (or the amount of cash) received on the date of delivery. The recipient will be subject to FICA (Social Security and Medicare) tax at the time any portion of such Award is deemed vested for tax purposes. The fair market value of the Common Stock (if any) received on the delivery date will be the recipient’s tax basis for purposes of determining any subsequent gain or loss from the sale of the Common Stock, and the

76 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Compensation Matters | Pay Ratio Disclosure

recipient’s holding period with respect to such Common Stock will begin at the delivery date. Gain or loss resulting from any sale of Common Stock delivered to a recipient will be treated as long- or short-term capital gain or loss depending on the holding period.

Nonqualified Options and SARs. The grant of a nonqualified option (i.e., other than an ISO) or SAR will create no tax consequences at the grant date for the recipient or Goldman Sachs. Upon exercising such an option or SAR, the recipient will recognize ordinary income equal to the excess of the fair market value of the vested shares of Common Stock (and/or cash or other property) acquired on the date of exercise over the exercise price, and will be subject to FICA tax in respect of such amounts. A recipient’s disposition of Common Stock acquired upon the exercise of a nonqualified option or SAR generally will result in long- or short-term capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in the acquired shares of Common Stock generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option).

Special Tax Treatment of ISOs. A recipient will not recognize taxable income upon exercising an ISO except that the alternative minimum tax may apply. Upon a disposition of Common Stock acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the recipient generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the Common Stock at the date of exercise of the ISO over the exercise price or (ii) the amount realized upon the disposition of the ISO Common Stock over the exercise price. Otherwise, a recipient’s disposition of Common Stock acquired upon the exercise of an ISO for which the ISO holding periods are met generally will result in long-term capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in the acquired shares of Common Stock for which the ISO holding periods are met generally being the exercise price of the ISO).

Deduction. Goldman Sachs generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the delivery of Common Stock pursuant to an RSU, or the exercise of an option or SAR. Goldman Sachs will not be entitled to any tax deduction with respect to an ISO if the recipient holds the shares for the ISO holding periods prior to disposition of Common Stock, and is generally not entitled to a tax deduction for an ISO (or any other award) with respect to any amount that represents compensation in excess of $1 million paid to “covered employees” under Section 162(m) of the Code. The 2018 SIP was designed to satisfy the “performance-based compensation” exception under Section 162(m) of the Code prior to U.S. Tax Legislation.

Section 409A. Some Awards under the 2018 SIP may be considered to be deferred compensation subject to special U.S federal income tax rules (Section 409A of the Code). Failure to satisfy the applicable requirements under these provisions for Awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the recipient, including certain penalties. The 2018 SIP and Awards under the 2018 SIP are intended to be designed and administered so that any Awards under the 2018 SIP that are considered to be deferred compensation will not give rise to any negative tax consequences to the recipient under these provisions.

Pay Ratio Disclosure

∎	In accordance with newly effective SEC rules, we have calculated the ratio between the 2017 compensation of our CEO and the median of the 2017 compensation of all of our employees (other than the CEO) (Median Compensation Amount).

∎	Using reasonable estimates and assumptions where necessary, we have determined that the Median Compensation Amount (calculated in accordance with SEC rules) for 2017 is $135,165.

»	We identified the employee who received the Median Compensation Amount as of December 31, 2017 using the firm’s standard internal compensation methodology known as “per annum total compensation,” which measures each employee’s fixed compensation and incentive compensation for a particular year, with appropriate prorations made to reflect actual compensation paid to part-time employees and currency conversions as applicable.

∎	Our CEO’s compensation for 2017, as disclosed in the Summary Compensation Table, is $21,995,266, and the ratio between this amount and the Median Compensation Amount is approximately 163:1.

∎	Our Compensation Principles, described in more detail on page 47, apply to all of our people, regardless of their compensation level, and reflect the importance of (1) paying for performance; (2) encouraging firmwide orientation and culture; (3) discouraging imprudent risk-taking; and (4) attracting and retaining talent.

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Compensation Matters | Non-Employee Director Compensation Program

Non-Employee Director Compensation Program

DIRECTOR COMPENSATION OVERVIEW

Our Governance Committee is focused on ensuring that our Director Compensation Program:

Key Features of Director Compensation Program

What We Do

✓  Emphasis on Equity Compensation:

The overwhelming majority of director compensation is paid in equity-based awards (RSUs). Directors may receive 100% of their director compensation in RSUs at their election

✓  Hold-Past Retirement Requirement:

∎ Non-employee directors must hold all RSUs granted to them during their entire tenure

∎ Shares of Common Stock underlying the RSUs do not deliver until well after a director’s retirement; this period can range from 6 months to up to 18 months, depending upon the timing of retirement

✓   Equity Ownership Requirements:

All non-employee directors are required, within three years of becoming a director, to own at least 5,000 shares of Common Stock or vested RSUs

What We Don’t Do

✗  No fees for attending meetings

✗  No undue focus on short-term stock performance – director pay aligns with compensation philosophy, not short-term fluctuations in stock price

✗  No hedging or pledging of RSUs permitted

✗  No hedging of shares of Common Stock permitted

✗  No director has shares of Common Stock subject to a pledge

For additional information regarding matters relating to our Director Compensation Program, see page 95.

78 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Is designed to attract and retain highly qualified and diverse directors Appropriately values the significant time commitment required of our non-employee directors Effectively and meaningfully aligns directors with long-term shareholder interests Recognizes the highly regulated and complex nature of our global business Takes into account the focus on Board governance and oversight at financial firms Reflects the shared responsibility of all directors Significant Time Commitment By Directors In addition to preparation for and attendance at regular and special meetings (54 total in 2017), our directors are engaged in a variety of other ways, including: Receive postings on significant developments and weekly informational packages Ongoing communication and meetings with each other, senior management and key employees around the globe Meetings with our regulators Participation in firm and industry conferences and other external engagements on behalf of the Board Engagement with investors by our Lead Director For additional information, see Corporate Governance—Structure of our Board and Governance Practices—Commitment of our Board. Remainder in Cash Compensation Minimum of 83% Equity Compensation

Compensation Matters | Non-Employee Director Compensation Program

2017 DIRECTOR COMPENSATION PROGRAM

Our Governance Committee reviews the form and amount of our Director Compensation Program annually, taking into account:

∎	Advice from its independent consultant

∎	Feedback from investors, although to date director compensation has not been an area of focus for our shareholders
∎	Structure of our program and overall amount of compensation

∎	Benchmarking against form, structure and amount of peer director compensation

Our Director Compensation Program has not changed since 2014, when our Governance Committee proactively determined to set the annual equity award as a dollar amount rather than a fixed number of RSUs, as had previously been the case, to, among other things, mitigate the effect of short-term stock price performance on the amount of director compensation. This change had the effect of lowering the amount of director compensation in 2014 and ensuring that future pay does not escalate with appreciation in our Common Stock. Accordingly, the 2017 Director Compensation Program consists of:

COMPONENTS OF DIRECTOR COMPENSATION PROGRAM FOR 2017 SERVICE*	VALUE OF AWARD	FORM OF PAYMENT
Annual RSU Grant	$500,000	1,993 vested and deferred RSUs
Annual Retainer	$75,000	299 vested and deferred RSUs or $75,000, as per election
Committee Chair Fee (if applicable)	$25,000	100 vested and deferred RSUs or $25,000, as per election
*	Compensation is prorated, as applicable, according to the number of months served. In connection with Board service, our non-employee directors do not receive any incremental fees for attending Board or Committee meetings, and Mr. Blankfein did not receive any incremental compensation for service on our Board.

2017 DIRECTOR COMPENSATION PROGRAM TABLE

The table below indicates the elements and total amount of compensation determined by our Board to be awarded to each non-employee director for services performed in 2017.

NAME	ANNUAL GRANT IN RSUS	ANNUAL RETAINER	COMMITTEE CHAIR FEE	TOTAL COMPENSATION ($)(b)
Michele Burns	✓	✓	✓	600,000
Mark Flaherty	✓	✓		575,000
William George	✓	✓	✓	600,000
James Johnson	✓	✓	✓	600,000
Ellen Kullman	✓	✓		575,000
Lakshmi Mittal	✓	✓		575,000
Adebayo Ogunlesi	✓	✓	✓	600,000
Peter Oppenheimer	✓	✓	✓	600,000
Debora Spar(a)	✓	✓		191,667
Mark Tucker(a)	✓	✓		191,667
David Viniar	✓	✓		575,000
Mark Winkelman	✓	✓		575,000

(a)	Dr. Spar and Mr. Tucker each retired from our Board in April 2017 and received compensation prorated for the four months during which she/he served as a director in 2017.

(b)	Paid in the form of cash and/or RSUs granted on January 18, 2018, as described above.

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Compensation Matters | Non-Employee Director Compensation Program

RETENTION OF INDEPENDENT NON-EMPLOYEE DIRECTOR COMPENSATION CONSULTANT

In 2017, our Governance Committee reappointed Frederic W. Cook & Co., Inc. (FW Cook), a compensation consultant, to conduct an independent review of our non-employee director compensation program.

FW Cook assessed the structure of our non-employee director compensation program and its value compared to competitive market practices. FW Cook determined that the firm’s compensation program remained competitive with the market and continued to align the interests of our non-employee directors with the long-term interests of our shareholders. This assessment took into account the decision to fix the annual equity award as a dollar amount rather than a share amount in 2014, as well as the program’s emphasis on equity compensation and the holding requirements and other restrictions on the RSUs. The duties of our non-employee directors were also taken into consideration, including the ongoing oversight responsibilities required of our directors by the regulatory environment in which we operate. As a result of its assessment, FW Cook confirmed that it supported the continuation of our non-employee director compensation program without changes to either amount or design.

Our Governance Committee considered this review in determining to recommend to the Board that it make no changes to our non-employee director compensation program for 2017, which recommendation was accepted by the Board.

In connection with the engagement of FW Cook, our Governance Committee considered certain information regarding FW Cook’s relationship with our firm, including that FW Cook provides no services to our firm other than to our Governance Committee, the fees paid by our firm to FW Cook for this analysis in the context of FW Cook’s total revenues, that FW Cook has no significant business or personal relationship with any member of our Governance Committee or any executive officer and that none of the members of FW Cook’s consulting team for our firm owns any shares of our Common Stock. Considering this information, our Governance Committee determined that FW Cook is independent and does not have conflicts of interest in providing services to our Governance Committee.

80 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Compensation Matters | Non-Employee Director Compensation Program

DIRECTOR SUMMARY COMPENSATION TABLE

The following table sets forth the 2017 compensation for our non-employee directors as determined by SEC rules, which require us to include equity awards granted during 2017 and cash compensation earned for 2017. Generally, we grant equity-based awards and pay any cash compensation to our non-employee directors for a particular year shortly after that year’s end. Accordingly, this table includes RSUs granted in January 2017 for services performed in 2016 and cash paid in January 2018 for services performed in 2017 for those directors who received cash payments. In other words, a director who elected to receive a portion of 2016 compensation in RSUs and a portion of 2017 compensation in cash has portions of compensation for two years reported in this table.

	FEES EARNED OR PAID IN CASH ($) (a)	STOCK AWARDS ($) (b)	ALL OTHER COMPENSATION ($) (c)	TOTAL ($)
Michele Burns	100,000	500,078	20,000	620,078
Mark Flaherty	75,000	500,078	20,000	595,078
William George	0	600,509	20,000	620,509
James Johnson	100,000	600,509	20,000	720,509
Ellen Kullman	0	48,365	20,000	68,365
Lakshmi Mittal	0	575,286	0	575,286
Adebayo Ogunlesi	0	600,509	10,000	610,509
Peter Oppenheimer	0	600,509	20,000	620,509
Debora Spar	0	500,078	0	500,078
Mark Tucker	0	575,286	0	575,286
David Viniar{d}	75,000	500,078	20,000	595,078
Mark Winkelman	0	575,286	45,000	620,286

(a)	For 2017, Ms. Burns and Mr. Johnson elected to receive the annual retainer and Committee Chair fee in cash, and Messrs. Flaherty and Viniar elected to receive the annual retainer in cash.

(b)	The grant date fair value of RSUs granted on January 19, 2017 for service in 2016 was based on the closing price per share of Common Stock on the NYSE on the date of grant ($231.41). These RSUs were vested upon grant and provide for delivery of the underlying shares of Common Stock on the first eligible trading day in the third quarter of the year following the year of the director’s retirement from our Board.

(c)	These values reflect the amounts that were donated to charities by our firm to match personal donations made by non-employee directors in connection with requests by these directors as of March 5, 2018 under the Goldman Sachs employee matching gift program for 2017. We allow our directors to participate in our employee matching gift program on the same terms as our non-PMD employees, matching gifts of up to $20,000 per participating individual. For Mr. Winkelman, the amount also represents an annual cash fee of $25,000 for his service as a member of the board of directors of our subsidiary, Goldman Sachs International, during 2017.

(d)	Due to his prior employment as CFO, Mr. Viniar continued to be able to recommend not-for-profit organizations that should receive donations from GS Gives as discussed in Compensation Matters—Compensation Discussion and Analysis—GS Gives. The amount donated to not-for- profit organizations in 2017 by GS Gives based on Mr. Viniar’s recommendations was $4,195,000.

Please refer to page 92 for information pertaining to the outstanding equity awards (all of which are vested) held by each non-employee director as of March 5, 2018, including RSUs granted in January 2018 for services performed in 2017.

For more information on the work of our Board and its Committees, see Corporate Governance.

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Audit Matters

Audit Matters

Report of our Audit Committee

Management is responsible for the preparation, presentation and integrity of Goldman Sachs’ financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of Goldman Sachs’ financial statements and of its internal control over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and expressing an opinion as to the conformity of Goldman Sachs’ financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Committee has considered and discussed the audited financial statements with each of management and the independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB. The Committee has received the written disclosures from the independent registered public accounting firm in accordance with the applicable requirements of the PCAOB regarding the auditors’ independence and has discussed with the registered public accounting firm its independence. The Committee, or the Committee Chair if designated by the Committee, approves in advance all audit and any non-audit services rendered by the independent registered public accounting firm to us and our consolidated subsidiaries. See —Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2018.

Based on the reports and discussions described in this Report, the Committee recommended to the Board that the audited financial statements of Goldman Sachs for 2017 be included in the 2017 Annual Report on Form 10-K.

Audit Committee

Peter Oppenheimer, Chair

Mark Flaherty

Adebayo Ogunlesi (ex-officio)

Mark Winkelman

Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2018

Proposal Snapshot — Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2018

What is being voted on. Ratification of the appointment of PwC as our independent registered public accounting firm.

Board recommendation. Our Board unanimously recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2018.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. To this end, PwC generally attends each meeting of our Audit and Risk Committees and meets regularly in closed sessions with the Audit Committee.

∎	Our Audit Committee is responsible for the audit fee negotiations associated with the retention of PwC. Further, our Audit Committee or our Audit Committee Chair approves in advance all services rendered by PwC to us and our consolidated subsidiaries. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, risk and control services and due diligence-related services) and tax services, subject to quarterly fee limits applicable to each project and to each category of services.

82 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Audit Matters

∎	In order to ensure continuing auditor independence, our Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm.

∎	Further, in connection with the mandated rotation of our independent registered public accounting firm’s lead engagement partner, our Audit Committee and our Audit Committee Chair are directly involved in the periodic selection of PwC’s new lead engagement partner.

The members of our Audit Committee and our Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of our firm and its shareholders. In making this determination, our Audit Committee considered a variety of factors, including: whether any concerns were present with respect to PwC’s independence (including its tenure), the candidness of PwC’s views provided to the Committee, PwC’s responsiveness to Committee requests and the effectiveness of PwC’s various communications with the Committee.

In light of this, our Audit Committee has appointed PwC as our independent registered public accounting firm for 2018. We are submitting the appointment of our independent registered public accounting firm for shareholder ratification at our Annual Meeting, as we do each year.

We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm as a matter of good corporate practice, although we are not legally required to do so. If our shareholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PwC, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our firm and our shareholders.

A representative of PwC is expected to be present at our Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table provides information about fees paid by us to PwC.

	2017 ($ IN MILLIONS)	PERCENT OF 2017 SERVICES APPROVED BY AUDIT COMMITTEE	2016 ($ IN MILLIONS)	PERCENT OF 2016 SERVICES APPROVED BY AUDIT COMMITTEE

Audit fees	54.7	100%	53.2	100%

Audit-related fees(a)	7.6	100%	8.9	100%

Tax fees(b)	2.1	100%	2.5	100%

All other fees	—	—	—	—

(a)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits.

(b)	The nature of the tax services is as follows: tax return preparation and compliance, tax advice relating to transactions, consultation on tax matters and other tax planning and advice. Of the $2.1 million for 2017, approximately $1.4 million was for tax return preparation and compliance services.

PwC also provides audit and tax services to certain merchant banking, asset management and similar funds managed by our subsidiaries. Fees paid to PwC by these funds for these services were $70.1 million in 2017 and $67.4 million in 2016.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 83

Items 5-6: Shareholder Proposals

Items 5-6. Shareholder Proposals

We are committed to active engagement with our shareholders. If you would like to speak with us, please contact our Investor Relations team at gs-investor-relations@gs.com.

Proposal Snapshot – Items 5-6. Shareholder Proposals

What is being voted on. In accordance with SEC rules, we have set forth below certain shareholder proposals, along with the supporting statements of the respective shareholder proponents, for which we and our Board accept no responsibility. These shareholder proposals are required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting.

Board recommendation. As explained below, our Board unanimously recommends that you vote AGAINST each shareholder proposal.

For detailed information on the vote required with respect to these shareholder proposals and the choices available for casting your vote, please see Frequently Asked Questions.

Item 5. Shareholder Proposal Requesting Report on Lobbying

The Unitarian Universalist Association, 24 Farnsworth Street, Boston, Massachusetts 00210, beneficial owner of 25 shares of Common Stock, the Benedictine Sisters of Monasterio Pan de Vida, Calle Tenochtitlàn No. 501, Col. Las Carolinas, Torreón, Coahuila, Mexico, beneficial owner of 51 shares of Common Stock, and the OIP Investment Trust, 391 Michigan Avenue, NE, Washington D.C. 20017, beneficial owner of 50 shares of Common Stock, are the proponents of the following shareholder proposal. The proponents have advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

PROPONENTS’ STATEMENT

Whereas, we believe in full disclosure of Goldman Sachs’s (“Goldman”) direct and indirect lobbying activities and expenditures to assess whether its lobbying is consistent with its expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Goldman request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Goldman used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Goldman’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Goldman is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Public Responsibilities Committee and posted on Goldman’s website.

84 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Items 5-6: Shareholder Proposals

Supporting Statement

As shareholders, we encourage transparency and accountability in Goldman’s use of corporate funds to influence legislation and regulation. Goldman spent $26.49 million from 2010-2016 on federal lobbying. This figure does not include lobbying expenditures to influence legislation in states, where Goldman also lobbies but disclosure is uneven or absent. For example, Goldman’s lobbying in Florida has attracted media scrutiny (“Goldman Sachs Ramps up Florida Lobbying amid Talk of Venezuela Business Ban,” Politico, August 3, 2017). And Goldman’s federal lobbying has attracted attention (“Goldman Sachs Hires Trump Campaign Official as Lobbyist: Report,” The Hill, May 10, 2017).

Goldman is a member of the Investment Company Institute, Managed Funds Association and Securities Industry and Financial Markets Association (“Gary Cohn’s NEC Has Been Lobbied By Goldman Sachs-Backed Industry Groups,” International Business Times, August 16, 2017), which together spent over $34 million on lobbying for 2015 and 2016. Goldman does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying. Goldman prohibits its payments to trade associations from being used for political contributions, but this does not cover payments used for lobbying. This leaves a serious disclosure gap, as trade associations generally spend far more on lobbying than on political contributions.

We are concerned that Goldman’s lack of lobbying disclosure presents significant reputational risks. According to the 2017 Harris Corporate Reputation Survey, Goldman ranked in the bottom ten of the 100 most visible companies, ranking 98th. Absent a system of accountability, company assets could be used for objectives contrary to Goldman’s long-term interests.

DIRECTORS’ RECOMMENDATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Our Statement on Policy Engagement and Political Participation (our Policy Statement, available on our website through www.gs.com/corpgov) and our existing public disclosures already address the requests in the proposal. As a result, and in light of existing shareholder engagement on this topic (including that nearly identical proposals presented at each of our 2012 and 2013 Annual Meetings were supported by less than 9% of the votes cast at each meeting), we believe that the adoption of the proposal is unnecessary and not in the best interests of our firm or our shareholders.

Doing so would impose additional administrative burden on our firm without providing material new information to our shareholders. Additional disclosure may also raise potential competitive and business-related concerns.

∎  We already provide significant and meaningful disclosure about our policy engagement efforts, which already addresses  most of the items requested in the proposal.

∎  We have transparent policies and procedures governing our policy engagement and political participation.

»  A key source of information for our shareholders is our Policy Statement, which is publicly available on our website.

»  Our Policy Statement contains information about:

–  Our principal public policy priorities, which are developed by our Office of Government Affairs (OGA) in coordination with our Legal and Compliance functions with senior management oversight. These priorities are updated annually, and most recently in January 2018.

–  The fact that we do not make any political contributions in the United States from corporate funds, including contributions to so-called Section 527 entities or independent expenditure political action committees (Super PACs).

–  Examples of the types of trade associations and other industry groups in which we participate, as well as information on the instructions provided to these groups to limit how our funds can be used.

•   Specifically, we instruct trade and industry groups not to use our funds for any election-related activity at the federal, state or local level. This includes contributions and expenditures (including independent expenditures) in support of or in opposition to any candidate for any office, ballot initiative campaign, or political party, committee or political action committee.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 85

Items 5-6: Shareholder Proposals

∎  We disclose payments used for lobbying.

»  We provide a link to our quarterly disclosure of all U.S. federal lobbying costs (paid directly and through trade associations) and the issues to which our lobbying efforts relate pursuant to the Lobbying Disclosure Act (available at: https://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm).

»  We do not structure or facilitate any active “grassroots lobbying.” However, if we were to do so in the future, we have committed to publicly disclosing related expenditures.

»  While our policy advocacy efforts are focused primarily at the national level, we also make such disclosures at the state or local level to the extent required to do so under applicable lobbying laws.

»  For 2017, such federal, state and local payments, as well as all trade and business association membership payments (whether or not attributable to lobbying), represented less than 0.4% of our net earnings and less than 0.1% of our non-interest revenues for 2017.

∎  We do not generally get involved with model legislation efforts (and are not members of any trade association for such  purpose).

∎  We have robust oversight mechanisms including:

»  Our Board, including through our Public Responsibilities Committee, is informed of, and provides guidance (as needed) on, our various advocacy efforts.

»  Our Policy Statement is reviewed by our Public Responsibilities Committee.

»  A comprehensive report on our trade association memberships, including membership fees and dues paid in excess of $30,000, is reviewed annually by our Public Responsibilities Committee. This report also includes information about our lobbying expenditures.

»  Our Executive Vice President, Chief of Staff and Secretary to the Board and staff in our OGA, Legal and Compliance functions review and approve trade association memberships to ensure that they are consistent with our public policy objectives.

»  OGA coordinates on an ongoing basis with our business unit leadership and our Legal and Compliance functions to identify priorities, and vets our public policy priorities and related advocacy efforts with senior management.

Item 6. Shareholder Proposal Regarding Amendments to Stockholder Proxy Access

James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, California 95758, beneficial owners of 40 shares of Common Stock, are the proponents of the following shareholder proposal. Mr. McRitchie and Ms. Young have advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

PROPONENTS’ STATEMENT

RESOLVED: Stockholders of the Goldman Sachs Group, Inc. (the “Company”) ask the board of directors (the “Board”) to amend its proxy access bylaw provisions and any associated documents, to include the following changes for the purpose of decreasing the average amount of Company common stock the average member of a nominating group would be required to hold for three years to satisfy the aggregate ownership requirements to form a nominating group:

No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% of common stock required to nominate directors under our Company’s proxy access provisions.

Supporting Statement:

Under current provisions, even if the 15 largest public pension funds were able to aggregate their shares, they would not meet the 3% holding criteria at most of companies examined by the Council of Institutional Investors. Allowing an unlimited number of shareholders to aggregate shares would facilitate greater participation by individuals and institutional investors in meeting the stock ownership requirements, 3% of the outstanding common stock entitled to vote.

The SEC’s universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis. Subsequently, a cost-benefit analysis by CFA Institute, Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1), found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion.

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Items 5-6: Shareholder Proposals

Proxy Access: Best Practices 2017

(http://www.cii.org/files/publications/misc/Proxy_Access_2017 FINAL.pdf) by the Council of Institutional Investors (Cll), notes that “while proxy access has gained broad acceptance, some adopting companies have included, or are considering including, provisions that could significantly impair shareholders’ ability to use it.” The report “highlights the best practices Cll recommends for implementing proxy access.”

Although the Company’s Board adopted a proxy access bylaw, it contains troublesome provisions that significantly impair the ability of shareholders to participate because of the large average amount of common shares each is required to hold for three years given the current aggregation limit of 15. Adoption of all the requested amendment would come closer to meeting best practices as described by Cll and others.

Increase Stockholder Value

Vote for Stockholder Proxy Access Amendments – Proposal 6

DIRECTORS’ RECOMMENDATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Our Board has reevaluated our proxy access bylaws and believes that its terms, together with our existing governance structure (which is highly supportive of shareholder rights), remain appropriate.

Given our Board’s continuing commitment to engaging with our shareholders across a broad range of topics and to promoting effective corporate governance, our Board does not believe that eliminating our group aggregation limit would be in the best interests of our firm or of all of our shareholders.

∎  Our Board is committed to engaging with our shareholders and listening to their perspectives.
 In addition to various other governance practices which enhance the rights of all shareholders, our firm maintains open lines of  communication between our shareholders and our Board.

»  In fact, before proactively adopting a proxy access right for our shareholders in October 2015 our Lead Director held meetings with a number of shareholders (representing a variety of ownership sizes), to solicit their views on the appropriate terms for a proxy access right at Goldman Sachs.

»  In particular, we engaged with shareholders on what they felt was an appropriate number of shareholders that should be allowed to aggregate as a “group” to meet the proxy access ownership requirements.

–  While the views of our shareholders were not uniform, our shareholders were generally supportive of an aggregation limit of 15, and we took all opinions into account in determining our group size.

»  As a result of this engagement, and after considering the particular composition of our shareholder base, the Board determined the appropriate group size, which we believe strikes the correct balance between promoting shareholder nominating rights and protecting the interests of all of our shareholders.

∎  Eliminating any group aggregation limit would not be in the best interests of our firm or shareholders.

»  We believe that a reasonable group aggregation limit supports and strengthens the proxy access right by providing that it may be used by shareholders who have a sufficient financial stake in our firm such that their interests are properly aligned with the interests of our shareholders as a whole.

»  Without any such limit, we could be required to make burdensome and time-consuming inquiries into the nature and duration of the share ownership of a large number of individuals in order to verify their share ownership and confirm eligibility for the proxy access rights.

–  This unwieldy administrative burden could create undue expense and impede the exercise of proxy access rights by other shareholders.

∎  We maintain several other strong governance practices that protect the rights of all shareholders and have a track record of accountability to our shareholders. For example:

»  Single class shareholder structure; no supermajority vote requirements.

»  Annual elections of directors; majority voting with resignation policy for directors in uncontested elections.

»  Shareholder right to call a special meeting.

»  Independent Lead Director with expansive duties.

»  Experienced and diverse Board of Directors and commitment to director refreshment.

»  No “poison pill.”

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Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

On the recommendation of our independent directors, our Board has in place both a Related Person Transactions Policy and a policy with respect to outside director involvement with financial firms (see Corporate Governance—Item 1. Election of Directors—Our Directors) to provide guidelines for the review of certain relationships and transactions involving our directors and executive officers.

Related Person Transactions Policy

Our Board has a written Related Person Transactions Policy regarding the review and approval of transactions between us and “related persons” (directors, executive officers, immediate family members of a director or executive officer, or known 5% shareholders).

Under this policy, transactions that exceed $120,000 in which a related person may have or may be deemed to have a direct or indirect material interest are submitted to our Governance Committee Chair, our Audit Committee Chair or our full Governance Committee for approval, as applicable. Certain transactions, including employment relationships, ordinary course brokerage, investment and other services, payment of certain regulatory filing fees and certain other ordinary course non-preferential transactions, are considered preapproved transactions, and thus do not require specific approval under the policy (although these transactions must be reported to our Governance Committee and may still be submitted for approval if deemed appropriate).

In determining whether to approve a related person transaction, the following factors, among others, are considered:

∎	Whether the transaction would impair the independence of an independent director;

∎	Whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the director or executive officer, the nature of the director’s or executive officer’s interest in the transaction and the ongoing nature of the transaction;

∎	Whether the transaction is fair and reasonable to us and on substantially the same terms as would apply to comparable third parties;

∎	The business reasons for the transaction;

∎	Any reputational issues; and

∎	Whether the transaction is material, taking into account the significance of the transaction to our investors.

Certain Relationships and Transactions

BROKERAGE AND BANKING SERVICES

Some of our directors and executive officers (and persons or entities affiliated with them) have brokerage and/or discretionary accounts at our broker-dealer affiliates, and, in certain cases, extensions of credit not involving more than the normal risk of collectability or presenting other unfavorable features have been and may be made to family members of directors by Goldman Sachs Bank USA in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unrelated to our firm.

88 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Certain Relationships and Related Transactions

FIRM-MANAGED FUNDS AND OTHER INVESTMENTS

We have established private investment funds (Employee Funds) to permit our employees (and in certain cases, retired employees) to participate in our private equity, hedge fund and other similar activities by investing in or alongside funds and investments that we manage or sponsor for independent investors and/or for our firm. Investment decisions for the Employee Funds are made by the investment teams or committees that are fiduciaries for such funds, and no executive officers are members of such investment teams or committees. The Employee Funds generally maintain diversified investment portfolios, and these investment opportunities do not affect the incentives of our executive officers under our compensation program. Many of our employees, their spouses, related charitable foundations or entities they own or control have invested in these Employee Funds. In some cases, we have limited participation to our PMDs, including our executive officers, and in some cases participation may be limited to those eligible to invest pursuant to applicable law.

Certain of the Employee Funds provide investors with an interest in the overrides we receive for managing the funds for independent investors (overrides). Employee Funds generally do not require our current or retired PMDs and other current or retired employees to pay management fees and do not deduct overrides from fund distributions. Similarly, certain other investments may be made available to our PMDs, retired PMDs and other current employees on a fee-free or reduced fee basis.

Distributions and redemptions exceeding $120,000 from Employee Funds made to our 2017 executive officers (or persons or certain entities affiliated with them) and Mr. Viniar (with respect to investments made when he was an employee) during 2017, consisting of profits and other income and return of amounts initially invested (excluding overrides generally available only to PMDs, which are discussed below), were approximately, in the aggregate, as follows: Mr. Blankfein—$34.2 million; Mr. Solomon—$7.3 million; Mr. Schwartz—$2.9 million; Mr. Chavez—$0.1 million; Mr. Gnodde—$10.5 million; Mr. Salame—$1.8 million; Gregory K. Palm (General Counsel)—$21.0 million; Alan M. Cohen (Global Head of Compliance through February 2017)—$0.2 million; John F.W. Rogers (Chief of Staff and Secretary to the Board)—$1.4 million; and Edith W. Cooper (2017 Global Head of Human Capital Management)—$1.3 million; as well as Mr. Viniar—$7.5 million.

Distributions of overrides generally available only to PMDs (and retired PMDs) made to our 2017 executive officers (or persons or entities affiliated with them) and Mr. Viniar (with respect to investments made when he was an employee) during 2017 were approximately, in the aggregate, as follows: Mr. Blankfein—$1.25 million; Mr. Solomon—$818,000; Mr. Schwartz—$265,000; Mr. Chavez—$35,000; Mr. Gnodde—$613,000; Mr. Salame—$212,000; Mr. Palm—$1.25 million; Sarah E. Smith (Global Head of Compliance)—$28,000; Mr. Rogers—$181,000; and Ms. Cooper—$47,000, as well as Mr. Viniar—$757,000.

Subject to applicable laws, in addition, certain of our directors and executive officers may from time to time invest their personal funds in other funds or investments that we have established and that we manage or sponsor. Except as described above, these other investments are made on substantially the same terms and conditions as other similarly situated investors in these funds or investments who are neither directors nor employees. In certain of these funds, including certain Employee Funds, our directors and executive officers own in the aggregate more than 10% of the interests in these funds.

Affiliates of Goldman Sachs generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, Employee Funds.

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Certain Relationships and Related Transactions

PARTICULAR TRANSACTIONS WITH DIRECTOR-AFFILIATED ENTITIES

We take very seriously any actual or perceived conflict of interest, and critically evaluate all potential transactions and relationships that may involve directors or director-affiliated entities.

Mr. Mittal is the Chairman and CEO of ArcelorMittal S.A. and beneficially owns (directly and indirectly) approximately 37% of the outstanding common shares of ArcelorMittal. Goldman Sachs provides ordinary course financial advisory, lending, investment banking, trading and other financial services to ArcelorMittal and its affiliates, including as described below.

Goldman Sachs currently participates in two existing credit facilities for ArcelorMittal. Under a $3.2 billion five-year ArcelorMittal credit facility, Goldman Sachs has agreed to lend ArcelorMittal up to approximately $96 million at an interest rate of Libor + 125 basis points. Under a $2.3 billion three-year ArcelorMittal credit facility, Goldman Sachs has agreed to lend ArcelorMittal up to approximately $69 million at an interest rate of Libor + 110 basis points. The $2.3 billion facility currently is partially drawn, resulting in an approximately $18 million loan from Goldman Sachs under this facility.

Goldman Sachs also participates in a $1 billion five-year asset-backed revolving credit facility for a subsidiary of ArcelorMittal, under which the firm has agreed to lend up to $40 million at an interest rate of Libor + 200 basis points. Goldman Sachs currently has no loan outstanding under this facility.

Through a competitive process, in 2017, Goldman Sachs acquired an approximately CAD$ 960 million of accrued and interest receivables from an existing intercompany loan between wholly-owned subsidiaries of ArcelorMittal at a rate of CAD Libor + 175 basis points and guaranteed by ArcelorMittal.

In 2017, Goldman Sachs also agreed to lend to an entity in which ArcelorMittal is an approximately 43% shareholder $15 million under a $60 million credit facility at an interest rate of Libor + 450 basis points. The facility currently is partially drawn, resulting in an approximately $15 million loan from Goldman Sachs outstanding under this facility.

Each of these transactions was conducted on, and all of these services were provided on, an arm’s-length basis.

Mr. Ogunlesi is the Chairman and Managing Partner of Global Infrastructure Partners, LLC (together with its affiliates, GIP). There was one transaction in 2017 whereby Goldman Sachs was engaged by a client (other than GIP) to act as underwriter in an approximately $390 million initial public offering of a subsidiary. After Goldman Sachs was engaged, GIP became a co-owner of the client’s subsidiary, and, in connection with the offering, a fund managed by GIP received approximately $175 million of the proceeds of the offering as reimbursement of preformation capital expenditures. In connection with his role at GIP, Mr. Ogunlesi is entitled to less than 5% of the total profit of the fund that participated in this transaction, and he also has a direct or indirect interest in such fund amounting to less than 0.02% of such fund.

This transaction was conducted on, and these services were provided on, an arm’s-length basis.

5% SHAREHOLDERS

For information on transactions involving Goldman Sachs, on the one hand, and BlackRock, Inc., State Street Corporation or The Vanguard Group, on the other, see footnotes (a), (b) and (c) under Beneficial Ownership—Beneficial Owners of More Than Five Percent.

90 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Beneficial Ownership

Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table contains certain information, as of March 5, 2018, regarding beneficial ownership of Common Stock by each director and each NEO, as well as by all directors, NEOs and other executive officers as a group as of such date. The table below contains information regarding ownership not only of our Common Stock, but also of vested RSUs and vested options, where applicable.

NAME	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(a)(b)
Lloyd Blankfein(c)	2,329,798
David Solomon(c)	347,131
Harvey Schwartz(c)	308,423
R. Martin Chavez(c)	130,409
Richard Gnodde(c)	339,584
Pablo Salame(c)	275,027
Michele Burns	17,741
Mark Flaherty	8,707
William George	76,005
James Johnson	44,305
Ellen Kullman	2,501
Lakshmi Mittal	42,371
Adebayo Ogunlesi	18,799
Peter Oppenheimer	13,746
David Viniar(c)	1,051,667
Mark Winkelman	98,809
All directors, NEOs and other executive officers as a group (21 persons)(d)	6,492,626

(a)	For purposes of this table and the Beneficial Owners of More than Five Percent table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs and vested options, we have also included in this table shares of Common Stock underlying vested RSUs and vested options. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days (as well as the shares of Common Stock underlying vested RSUs and vested options) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

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Beneficial Ownership

The shares of Common Stock underlying vested RSUs and vested options included in the table above are as follows:

NAME	RSUS	OPTIONS
Lloyd Blankfein(c)	16,156	0
David Solomon(c)	56,445	64,000
Harvey Schwartz(c)	14,733	0
R. Martin Chavez(c)	53,580	0
Richard Gnodde(c)	115,844	0
Pablo Salame(c)	53,580	0
Michele Burns	17,741	0
Mark Flaherty	7,690	0
William George	46,375	0
James Johnson	44,305	0
Ellen Kullman	2,501	0
Lakshmi Mittal	27,371	0
Adebayo Ogunlesi	16,799	0
Peter Oppenheimer	11,746	0
David Viniar(c)	13,049	0
Mark Winkelman	8,809	0
All directors, NEOs and other executive officers as a group (21 persons)(d)	586,184	133,912

(b)	Except as discussed in footnotes (c) and (d) below, all of our directors, NEOs and other executive officers have sole voting power and sole dispositive power over all shares of Common Stock beneficially owned by them. No individual director, NEO or other executive officer beneficially owned in excess of 1% of the outstanding Common Stock as of March 5, 2018. The group consisting of all directors, NEOs and other executive officers as of March 5, 2018 beneficially owned approximately 1.71% of the outstanding shares of Common Stock (1.52% not including vested RSUs and vested options) as of such date.

(c)	Excludes any shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement. As of March 5, 2018, each of Mr. Blankfein, Mr. Solomon and Mr. Schwartz was a party to our Shareholders’ Agreement and a member of our Shareholders’ Committee; however, each disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement, other than those specified above for each NEO individually. See Frequently Asked Questions—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans? for a discussion of our Shareholders’ Agreement.

Includes shares of Common Stock beneficially owned by our NEOs indirectly through certain estate planning vehicles of our NEOs for which voting power and dispositive power is shared, through family trusts, the sole beneficiaries of which are immediate family members of our NEOs, and through private charitable foundations of which our NEOs are trustees, as follows: Mr. Blankfein—484,281 shares, Mr. Solomon—18,416 shares, Mr. Schwartz—30,000 shares, Mr. Gnodde—673 shares and Mr. Salame—39,614 shares; similarly, with respect to Mr. Viniar—327,543 shares. Each NEO or Mr. Viniar, as applicable, shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

All RSUs held by Mr. Viniar were received as compensation for his service as a non-employee director.

(d)	Includes an aggregate of 194,467 shares of Common Stock beneficially owned by these individuals indirectly through certain estate planning vehicles for which voting power and dispositive power is shared, an aggregate of 703,998 shares of Common Stock beneficially owned by family trusts, the sole beneficiaries of which are immediate family members of these individuals and an aggregate of 161,136 shares of Common Stock beneficially owned by the private charitable foundations of which certain of these individuals are trustees. Each of these individuals shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

Each current executive officer is a party to our Shareholders’ Agreement and disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement.

See Compensation Matters—Compensation Discussion and Analysis—Other Compensation Policies and Practices for a discussion of our executive stock ownership guidelines and retention requirements.

92 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Beneficial Ownership

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 5, 2018, the only persons known by us to be beneficial owners of more than 5% of Common Stock were as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED	PERCENT OF CLASS (%)

BlackRock, Inc. 55 East 52nd Street New York, New York 10022	23,738,901(a)	6.26

State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	23,273,800(b)	6.14

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	23,701,843(c)	6.25

(a)	This information has been derived from the Schedule 13G filed with the SEC on February 5, 2013, Amendment No. 1 to such filing filed with the SEC on February 4, 2014, Amendment No. 2 to such filing filed with the SEC on February 9, 2015, Amendment No. 3 to such filing filed with the SEC on February 10, 2016, Amendment No. 4 to such filing filed with the SEC on January 24, 2017 and Amendment No. 5 to such filing filed with the SEC on January 25, 2018 by BlackRock, Inc. and certain subsidiaries. We and our affiliates engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, and may provide ordinary course investment banking, lending or other financial services to, BlackRock, Inc. and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. Affiliates of BlackRock, Inc. are investment managers for certain investment options under our 401(k) Plan and certain GS Pension Plan assets. BlackRock’s affiliates’ engagement is unrelated to BlackRock’s Common Stock ownership. In addition, their fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.

(b)	This information has been derived from the Schedule 13G filed with the SEC on February 14, 2018 by State Street Corporation and certain subsidiaries. We and our affiliates provide ordinary course financial advisory, lending, investment banking and other financial services to, and engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, State Street Corporation and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. State Street Bank and Trust Company is trustee and a custodian for each of our 401(k) Plan and the GS Pension Plan. State Street Global Advisors is an investment manager for certain investment options under our 401(k) Plan and certain assets in the GS Pension Plan. State Street Bank and Trust Company’s and State Street Global Advisors’ engagements are unrelated to State Street’s Common Stock ownership. Their fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.

(c)	This information has been derived from the Schedule 13G filed with the SEC on February 10, 2016, Amendment No. 1 to such filing filed with the SEC on February 13, 2017 and Amendment No. 2 to such filing filed with the SEC on February 9, 2018 by The Vanguard Group and certain subsidiaries. We and our affiliates engage in ordinary course trading, arrangements relating to the placement of the firm’s investment funds, or other transactions or arrangements with, and may from time to time provide other ordinary course financial services to, The Vanguard Group and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. The Vanguard Group is an investment manager to mutual funds that are investment options within the following plans: our 401(k) Plan, The 401(k) Savings Plan, a U.S. tax-qualified retirement plan for employees of certain of our affiliates and The Ayco Company Employee Savings Plan, a U.S. tax-qualified retirement plan for employees of The Ayco Company, L.P., a wholly-owned subsidiary of Goldman Sachs. The selection of the Vanguard mutual funds as investment options for each plan is unrelated to Vanguard’s Common Stock ownership. In the case of The 401(k) Savings Plan, a third-party investment manager who is not affiliated with GS is responsible for fund selection and selected the Vanguard mutual fund. We believe that the fees paid to The Vanguard Group through the Vanguard mutual fund are the same as the fees that are paid by the other holders of the same share class of that fund.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 93

Additional Information

Additional Information

How to Contact Us

Across our shareholder base there is a wide variety of viewpoints about matters affecting our firm. We, including our Lead Director, meet and speak with our shareholders throughout the year.

OUR DIRECTORS	INVESTOR RELATIONS	BUSINESS INTEGRITY PROGRAM

Communicate with our directors,

including our Lead Director,

Committee Chairs or Independent

Directors as a group

Mail correspondence to:

John F.W. Rogers

Secretary to the Board of Directors

The Goldman Sachs Group, Inc.

200 West Street

New York, NY 10282

Reach out to our Investor Relations team at any time Email: gs-investor-relations@gs.com Phone: (+1) 212-902-0300

You may contact us or any member of our Board, in each case in a confidential or anonymous manner, through the firm’s reporting hotline under our Policy on Reporting of Concerns Regarding Accounting and Other Matters

Phone:

(+1) 866-520-4056

Policy is available on our website at

www.gs.com/corpgov

Corporate Governance Materials Available on our Website

On our website (www.gs.com/shareholders) under the heading “Corporate Governance,” you can find, among other things, our:

∎	Restated Certificate of Incorporation

∎	Amended and Restated By-Laws

∎	Corporate Governance Guidelines

∎	Code of Business Conduct and Ethics

∎	Policy Regarding Director Independence Determinations

∎	Charters of our Audit, Compensation, Governance, Public Responsibilities and Risk Committees

∎	Compensation Principles

∎	Statement on Policy Engagement and Political Participation

∎	Information about our Business Integrity Program, including our Policy on Reporting of Concerns Regarding Accounting and Other Matters

∎	Environmental, Social and Governance Report and Environmental Policy Framework

∎	Report on Vesting of Equity-Based Awards Due to Voluntary Resignation to Enter Government Service

∎	Statement on Human Rights and Statement on Modern Slavery and Human Trafficking

∎	Business Principles

∎	Business Standards Committee Report and Business Standards Committee: Impact Report

Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

94 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Additional Information

Compensation-Related Litigation

The following description is as of March 20, 2018:

On May 9, 2017, Goldman Sachs and certain of its current and former directors were named as defendants in an action brought by a shareholder in the Court of Chancery of the State of Delaware. The complaint, which asserts derivative claims purportedly on behalf of Goldman Sachs and direct claims on behalf of the shareholder-plaintiff, alleges, among other things, that the director defendants breached their fiduciary duties by approving excessive non-employee director compensation since 2015, including because such compensation is the highest among the firm’s U.S. Peers. A copy of the plaintiff’s complaint is available at http://www.goldmansachs.com/litigation/ 2017nedderivative.pdf. On March 20, 2018, the parties informed the court that they have entered into a settlement-in-principle, which will be subject to documentation and court approval. Shareholders will be provided notice of the proposed settlement prior to the court’s consideration of its approval.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of Goldman Sachs. No member of our Compensation Committee is an executive officer of another entity at which one of our executive officers serves on the board of directors. For information about related person transactions involving members of our Compensation Committee, see Certain Relationships and Related Transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our directors and executive officers are also required to furnish us with copies of all such Section 16(a) reports they file. The reports are published on our website at www.gs.com/shareholders.

Based on a review of the copies of these reports, and on written representations from our reporting persons, we believe that all such Section 16(a) filing requirements applicable to our directors and executive officers were complied with during 2017.

Incorporation by Reference

Only the following sections of this Proxy Statement shall be deemed incorporated by reference into our 2017 Annual Report on Form 10-K in response to Part III, Items 10, 11, 12, 13 and 14 thereof: Corporate Governance—Item 1. Election of Directors—Our Directors, Corporate Governance—Item 1. Election of Directors—Independence of Directors, Corporate Governance—Structure of our Board and Governance Practices—Our Board Committees—Audit, Compensation Matters—Compensation Discussion and Analysis, Compensation Matters—Executive Compensation, Compensation Matters—Report of our Compensation Committee, Compensation Matters—Item 3. Approval of the Goldman Sachs Amended and Restated Stock Incentive Plan (2018)—Equity Compensation Plan Information, Compensation Matters—Pay Ratio Disclosure, Compensation Matters—Non-Employee Director Compensation Program, Audit Matters—Item 4. Ratification of PwC as our Independent Registered Public Accounting Firm for 2018, Certain Relationships and Related Transactions, Beneficial Ownership, Additional Information—Compensation Committee Interlocks and Insider Participation, Additional Information—Section 16(a) Beneficial Ownership Reporting Compliance, Frequently Asked Questions—How do I obtain more information about Goldman Sachs? and Frequently Asked Questions—How can I submit nominees (such as through proxy access) or shareholder proposals in accordance with our By-Laws?

To the extent that this Proxy Statement is incorporated by reference into any other filing by Goldman Sachs under either the U.S. Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of our Compensation Committee” and “Report of our Audit Committee” (to the extent permitted by the rules of the SEC) and the court documents to which we refer under —Compensation-Related Litigation, will not be deemed incorporated into any such filing, unless specifically provided otherwise in such filing.

Other Business

As of the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 95

Frequently Asked Questions

Frequently Asked Questions

What are some common terms and acronyms used in this Proxy Statement?

ANNUAL MEETING	Goldman Sachs Annual Meeting of Shareholders to be held on May 2, 2018
BVPS	Book Value Per Common Share
BY-LAWS	Amended and Restated By-Laws
CD&A	Compensation Discussion and Analysis
COMMON STOCK	Common shares of The Goldman Sachs Group, Inc.
COMPENSATION RATIO	Ratio of firmwide compensation and benefits expense to net revenues
CRO	Chief Risk Officer
EPS	Diluted Earnings Per Common Share
EUROPEAN PEERS	Barclays PLC, Credit Suisse Group AG, Deutsche Bank AG and UBS Group AG
EXCHANGE ACT	U.S. Securities Exchange Act of 1934, as amended
EXECUTIVE LEADERSHIP TEAM	Our CEO, Co-COOs and CFO
FICC	Fixed Income, Currency and Commodities
GOLDMAN SACHS, OUR FIRM, WE, US, GS AND OUR	The Goldman Sachs Group, Inc., a Delaware corporation, and its consolidated subsidiaries
GOVERNANCE COMMITTEE	Corporate Governance and Nominating Committee
GS GIVES	Goldman Sachs Gives
LTIP	Long-Term Performance Incentive Plan
NEO	Named Executive Officer. For 2017, our NEOs are: Lloyd Blankfein, David Solomon, Harvey Schwartz (who is retiring from the firm on April 20, 2018), R. Martin Chavez, Richard Gnodde and Pablo Salame
NYSE	New York Stock Exchange
PMD	Participating Managing Director
PROXY STATEMENT	Goldman Sachs Proxy Statement filed with the SEC in connection with the 2018 Annual Meeting
PSU	Performance-based RSU
PWC	PricewaterhouseCoopers LLP
ROE	Return on Average Common Shareholders’ Equity (for information regarding the use of the term “ROE” in connection with certain compensation-related calculations, see page 52)
RSU	Restricted stock unit
SARBANES-OXLEY CLAWBACK	Clawback for restatement of financials due to misconduct (for more detail, see page 54)
SAY ON PAY VOTE	Our annual advisory vote to approve NEO compensation
SEC	U.S. Securities and Exchange Commission
SENIOR EXECUTIVES	The individuals serving as Chief Executive Officer (CEO), Chief Operating Officer (COO), Chief Financial Officer (CFO) or Vice Chairman of our firm
STOCK ACCOUNTING STANDARD	ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718)—Improvements to Employee Share- Based Payment Accounting”
U.S. PEERS	Bank of America Corporation (BAC), Citigroup Inc. (C), JPMorgan Chase & Co. (JPM) and Morgan Stanley (MS)
U.S. TAX LEGISLATION	The Tax Cuts and Jobs Act enacted in the U.S. on December 22, 2017

96 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Frequently Asked Questions

When and where is our Annual Meeting?

We will hold our Annual Meeting on Wednesday, May 2, 2018, at 8:30 a.m., local time, at our offices at 30 Hudson Street, Jersey City, New Jersey 07302.

Will our Annual Meeting be webcast?

Our Annual Meeting will also be available through a live, audio-only webcast. Information about the webcast can be found on our website at www.gs.com/proxymaterials.

What is included in our proxy materials?

Our proxy materials, which are available on our website at www.gs.com/proxymaterials, include:

∎	Our Notice of 2018 Annual Meeting of Shareholders;

∎	Our Proxy Statement; and

∎	Our 2017 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.

How are we distributing our proxy materials?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. By March 23, 2018, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2017 Annual Report to Shareholders, which will be sent on or about March 27, 2018.

Who can vote at our Annual Meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on March 5, 2018, the record date for our Annual Meeting.

As of March 5, 2018, there were 379,029,821 shares of Common Stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” of those shares. You may contact our transfer agent (by regular mail or phone) at:

Computershare

P.O. Box 505000

Louisville, KY 40233-5000

U.S. and Canada: 1-800-419-2595

International: 1-201-680-6541

www.computershare.com

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

Can I attend our Annual Meeting?

Shareholders as of the record date and/or their authorized representatives are permitted to attend our Annual Meeting in person by following the procedures in our Proxy Statement. Our Annual Meeting is handicap accessible, and hearing devices are available upon request.

What do I need to bring to attend the Annual Meeting?

Photo Identification. Anyone wishing to gain admission to our Annual Meeting must provide a form of government-issued photo identification, such as a driver’s license or passport.

Proof of Ownership

∎	Shareholders of Record: No additional document regarding proof of ownership is required.

∎	Beneficial Owner of Shares Held in Street Name: You or your representative must bring an account statement, voting instruction form or legal proxy as proof of your ownership of shares as of the close of business on March 5, 2018.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 97

Frequently Asked Questions

Additional Documentation for an Authorized Representative. Any shareholder representative (for example, of an entity that is a shareholder) must also present satisfactory documentation evidencing his or her authority with respect to the shares.

We reserve the right to limit the number of representatives for any shareholder who may attend the meeting.

Failure to follow these procedures may delay your entry into or prevent you from being admitted to our Annual Meeting. Please contact Beverly O’Toole at 1-212-357-1584 or Beverly.OToole@gs.com at least five business days in advance of our Annual Meeting if you would like to confirm you have proper documentation or if you have other questions about attending our Annual Meeting.

How do I vote?

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable.

	IF YOU ARE A SHAREHOLDER OF RECORD	IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME
By Internet* (24 hours a day)	www.proxyvote.com	www.proxyvote.com
By Telephone* (24 hours a day)	1-800-690-6903	1-800-454-8683
By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available
In Person at our Annual Meeting	Instructions on attending our Annual Meeting in person can be found above

To do so, you will need to bring a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares. Additional instructions on attending our Annual Meeting in person can be found above

*	Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Shareholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (Broadridge) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

Can I change my vote after I have voted?

You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.

You can revoke your vote:

∎	By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);

∎	By signing and returning a new proxy card with a later date;

∎	By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker- dealer or other similar organization through which you hold shares; or

∎	By attending our Annual Meeting and voting in person.

You may also revoke your proxy by giving written notice of revocation to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc.,

200 West Street, New York, New York 10282, which must be received no later than 5:00 p.m., Eastern Time, on May 1, 2018.

If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.

Can I confirm that my vote was cast in accordance with my instructions?

Shareholder of Record. Our shareholders have the opportunity to confirm that their vote was cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance practices and a key means to increase transparency. Vote confirmation is available 24 hours after your vote is received beginning on April 18, 2018, with the final vote tabulation available through July 3, 2018. You may confirm your vote whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using the control number we have provided to you and receive confirmation on how your vote was cast.

98 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Frequently Asked Questions

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, the ability to confirm your vote may be affected by the rules and procedures of your bank, brokerage firm, broker-dealer or other similar organization and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

How can I obtain an additional proxy card?

Shareholders of record can contact our Investor Relations team at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, email: gs-investor-relations@gs.com.

If you hold your shares of Common Stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.

How will my shares be voted if I do not vote in person at the Annual Meeting?

The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of Common Stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).

How will my shares be voted if I do not give specific voting instructions?

Shareholders of Record. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. Although our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Governance Committee and designated by our Board.

Beneficial Owners of Shares Held in Street Name. If your bank, brokerage firm, broker-dealer or other similar organization does not receive specific voting instructions from you, how your shares may be voted will depend on the type of proposal.

∎	Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of independent registered public accounting firm, NYSE rules provide that brokers

(other than brokers that are affiliated with Goldman Sachs) that have not received voting instructions from their customers 10 days before the meeting date may vote their customers’ shares in the brokers’ discretion on the ratification of independent registered public accounting firm. This is known as broker-discretionary voting.

»	If your broker is Goldman Sachs & Co. LLC or another affiliate of ours, NYSE policy specifies that, in the absence of your specific voting instructions, your shares of Common Stock may only be voted in the same proportion as other shares are voted with respect to the proposal.

»	For shares of Common Stock held in retail accounts at Goldman Sachs & Co. LLC for which specific voting instructions are not received, we will vote such shares in proportion to the voted shares of Common Stock in retail accounts at Goldman Sachs & Co. LLC.

∎	All other matters. All other proposals are “non-discretionary matters” under NYSE rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.

Participants in our 401(k) Plan. If you sign and return the voting instruction form but otherwise leave it blank or if you do not otherwise provide voting instructions to the 401(k) Plan trustee by mail, Internet or telephone, your shares will be voted in the same proportion as the shares held under the 401(k) Plan for which instructions are received, unless otherwise required by law.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.

What is the quorum requirement for our Annual Meeting?

A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of Common Stock as of March 5, 2018, present in person or represented by proxy and entitled to vote, will constitute a quorum. Abstentions and broker non-votes are treated as present for quorum purposes.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 99

Frequently Asked Questions

If I abstain, what happens to my vote?

If you choose to abstain from voting on the Election of Directors, your abstention will have no effect, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST.

If you choose to abstain from voting on any other matter at our Annual Meeting, your abstention will be counted as a vote AGAINST the proposal, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

What vote is required for adoption or approval of each matter to be voted on?

PROPOSAL	VOTE REQUIRED	DIRECTORS’ RECOMMENDATION
Election of Directors	Majority of the votes cast FOR or AGAINST (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees
Advisory Vote to Approve Executive Compensation (Say on Pay)	Majority of the shares present in person or represented by proxy	FOR the resolution approving the Executive Compensation of our NEOs Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)	Majority of the shares present in person or represented by proxy	FOR the resolution approving The Goldman Sachs Amended and Restated Stock Incentive Plan (2018) Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Ratification of PwC as our Independent Registered Public Accounting Firm for 2018	Majority of the shares present in person or represented by proxy	FOR the ratification of the appointment of PwC Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment
Shareholder Proposals	Majority of the shares present in person or represented by proxy (for each shareholder proposal)	AGAINST each shareholder proposal Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST each shareholder proposal

What are my choices for casting my vote on each matter to be voted on?

PROPOSAL	VOTING OPTIONS	EFFECT OF ABSTENTIONS	BROKER DISCRETIONARY VOTING ALLOWED?	EFFECT OF BROKER NON-VOTES
Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect - not counted as a “vote cast”	No	No effect
Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Ratification of PwC as our Independent Registered Public Accounting Firm for 2018	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Shareholder Proposals	FOR, AGAINST or ABSTAIN (for each shareholder proposal)	Treated as a vote AGAINST the proposal	No	No effect

100 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Frequently Asked Questions

Who counts the votes cast at our Annual Meeting?

Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and American Election Services, LLC will act as the independent inspector of election.

How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

Employees of Goldman Sachs who participate in The Goldman Sachs Partner Compensation Plan or the RPCP are “covered persons” under our Shareholders’ Agreement. Our Shareholders’ Agreement governs, among other things, the voting of shares of Common Stock owned by each covered person directly or jointly with a spouse (but excluding shares acquired under our 401(k) Plan). Shares of Common Stock subject to our Shareholders’ Agreement are called “voting shares.”

Our Shareholders’ Agreement requires that before any of our shareholders vote, a separate, preliminary vote is held by the persons covered by our Shareholders’ Agreement. In the election of directors, all voting shares will be voted in favor of the election of the director nominees receiving the highest numbers of votes cast by the covered persons in the preliminary vote. For all other matters, all voting shares will be voted in accordance with the majority of the votes cast by the covered persons in the preliminary vote.

If you are a party to our Shareholders’ Agreement, you previously gave an irrevocable proxy to our Shareholders’ Committee to vote your voting shares at our Annual Meeting in accordance with the preliminary vote, and to vote on any other matters that may come before our Annual Meeting as the proxy holder sees fit in a manner that is not inconsistent with the preliminary vote and that does not frustrate the intent of the preliminary vote.

As of March 5, 2018, 18,670,277 shares of Common Stock were beneficially owned by the parties to the Shareholders’ Agreement. Each person who is a party to our Shareholders’ Agreement disclaims beneficial ownership of the shares subject to the agreement that are owned by any other party. As of March 5, 2018, 15,907,159 of the outstanding shares of Common Stock that were held by parties to our Shareholders’ Agreement were subject to the voting provisions of our Shareholders’ Agreement (representing approximately 4.20% of the outstanding shares entitled to vote at our Annual Meeting). The preliminary vote with respect to the voting shares will be concluded on or about April 20, 2018.

Other than this Shareholders’ Agreement (which covers our Chairman and CEO, who is also a director), there are no voting agreements by or among any of our directors.

Where can I find the voting results of our Annual Meeting?

We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.

When will Goldman Sachs next hold an advisory vote on the frequency of Say on Pay votes?

The next advisory vote on the frequency of Say on Pay votes will be held no later than our 2023 Annual Meeting of Shareholders.

How do I obtain more information about Goldman Sachs?

A copy of our 2017 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our 2017 Annual Report on Form 10-K, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Director Independence Policy and the charters for our Audit, Compensation, Governance, Public Responsibilities and Risk Committees by writing to: The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations; email: gs-investor-relations@gs.com.

These documents, as well as other information about Goldman Sachs, are also available on our website at www.gs.com/shareholders.

How do I inspect the list of shareholders of record?

A list of the shareholders of record as of March 5, 2018 will be available for inspection during ordinary business hours at our headquarters at 200 West Street, New York, New York 10282, from April 20, 2018 to May 1, 2018, as well as at our Annual Meeting.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2017 Annual Report to Shareholders are available on our website at: www.gs.com/proxymaterials. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in street name at www.gs.com/electronicdelivery.

Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs 101

Frequently Asked Questions

Who pays the expenses of this proxy solicitation?

Our proxy materials are being used by our Board in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We have also hired Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation and distribution of proxies, for which they will receive a fee of $25,000, as well as reimbursement for certain out-of-pocket costs and expenses. We will reimburse brokers, including Goldman Sachs & Co. LLC, and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

What is “householding”?

In accordance with a notice sent to certain street name shareholders of Common Stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2017 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2017 Annual Report to Shareholders, you may contact us at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, email: gs-investor-relations@gs.com, and we will deliver those documents to you promptly upon receiving the request. You may also change your householding preferences through the Broadridge Householding Election system at 1-866-540-7095.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares.

How can I recommend a director candidate to our Governance Committee?

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates.

Shareholders who wish to recommend director candidates for consideration by our Governance Committee may do so by submitting in writing such candidates’ names to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282.

How can I submit a Rule 14a-8 shareholder proposal at the 2018 Annual Meeting of Shareholders?

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2019 Annual Meeting of Shareholders must submit their proposals to John F.W. Rogers, Secretary to the Board of Directors, via email at shareholderproposals@gs.com or by mail at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282. Proposals must be received on or before Friday, November 23, 2018. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.

How can I submit nominees (such as through proxy access) or shareholder proposals in accordance with our By-laws?

Shareholders who wish to submit a “proxy access” nomination for inclusion in our proxy statement in connection with our 2019 Annual Meeting of Shareholders may do so by submitting in writing a Nomination Notice, in compliance with the procedures and along with the other information required by our By-laws, to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282 no earlier than October 24, 2018 and no later than November 23, 2018.

In accordance with our By-laws, for other matters (including director nominees not proposed pursuant to proxy access) not included in our proxy materials to be properly brought before the 2019 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to John F.W. Rogers, Secretary to the Board of Directors, in compliance with the procedures and along with the other information required by our By-laws, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, not less than 90 nor more than 120 days prior to the first anniversary of the 2018 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our By-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 2, 2019 and no later than February 1, 2019.

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Annex A: Calculation of Non-GAAP Measures

Annex A: Calculation of Non-GAAP Measures

The U.S. Tax Legislation was enacted on December 22, 2017 and, among other things, lowers U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The estimated impact of U.S. Tax Legislation on the firm was an increase in income tax expense of $4.40 billion, of which $3.32 billion was due to the repatriation tax and $1.08 billion was due to the effects of the implementation of the territorial tax system and the remeasurement of U.S. deferred tax assets at lower enacted corporate tax rates. The impact of U.S. Tax Legislation may differ from this estimate, possibly materially, due to, among other things, further refinement of the firm’s calculations, changes in interpretations and assumptions the firm has made, guidance that may be issued and actions the firm may take as a result of U.S. Tax Legislation.

In 2017, as required, the firm adopted ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718) – Improvements to Employee Share-Based Payment Accounting,” which recognizes the tax effect related to the settlement of share-based awards in income tax benefit or expense in the statements of earnings rather than in additional paid-in-capital within the statement of shareholders’ equity. For 2017, the impact of the share-based awards was a reduction to the provision for taxes of $719 million, which increased diluted earnings per common share by approximately $1.75 and ROE by approximately 1.0 percentage point.

We believe that presenting certain of our 2017 results excluding the estimated impact of U.S. Tax Legislation and the impact of the Stock Accounting Standard is meaningful, as it reflects metrics considered by the Compensation Committee in making its compensation determinations. We have presented below the metrics used in this Proxy Statement including and excluding the estimated impact of U.S. Tax Legislation and the impact of the Stock Accounting Standard. The adjusted results are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

	2017 ROE (%)	2017 EPS ($)

As reported	4.9	9.01

As adjusted, excluding the estimated net earnings impact of U.S. Tax Legislation	10.8	19.76

As adjusted, excluding the estimated net earnings impacts of U.S. Tax Legislation and the Stock Accounting Standard	9.8	18.01

Calculation of 2017 ROE

ROE is calculated by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the calculation of these metrics for 2017 including and excluding the estimated impact of U.S. Tax Legislation and the impact of the Stock Accounting Standard.

NUMERATOR FOR ROE – NET EARNINGS APPLICABLE TO COMMON SHAREHOLDERS	($ IN MILLIONS)

Net earnings applicable to common shareholders, as reported	3,685

Estimated impact of U.S. Tax Legislation	4,400

Net earnings applicable to common shareholders, excluding the estimated impact of U.S. Tax Legislation	8,085

Impact of the Stock Accounting Standard	(719)

Net earnings applicable to common shareholders, excluding the estimated impact of U.S. Tax Legislation and the impact of the Stock Accounting Standard	7,366

DENOMINATOR FOR ROE – AVERAGE COMMON SHAREHOLDERS’ EQUITY	($ IN MILLIONS)

Total shareholders’ equity	85,959

Preferred stock	(11,238)

Common shareholders’ equity, as reported	74,721

Estimated Impact of U.S. Tax Legislation	338

Common shareholders’ equity, excluding the estimated impact of U.S. Tax Legislation	75,059

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs A-1

Annex A: Calculation of Non-GAAP Measures

2017 ROE	(%)

ROE	4.9

ROE, excluding the estimated net earnings impact of U.S. Tax Legislation	10.8

ROE, excluding the estimated net earnings impacts of U.S. Tax Legislation and the Stock Accounting Standard	9.8

Calculation of 2017 EPS

Diluted EPS is computed by dividing net earnings applicable to common shareholders by the weighted average number of basic shares and dilutive potential shares of Common Stock. The table below presents the calculation of these metrics for 2017 including and excluding the estimated impact of U.S. Tax Legislation and the impact of the Stock Accounting Standard. See Note 21 to the consolidated financial statements included in our 2017 Annual Report on Form 10-K for information on the calculation of the denominator of this calculation.

NUMERATOR FOR EPS	($ IN MILLIONS)

Net earnings applicable to common shareholders, as reported	3,685

Estimated impact of U.S. Tax Legislation	4,400

Net earnings applicable to common shareholders, excluding the estimated impact of U.S. Tax Legislation	8,085

Impact of the Stock Accounting Standard	(719)

Net earnings applicable to common shareholders, excluding the estimated impact of U.S. Tax Legislation and the impact of the Stock Accounting Standard	7,366

DENOMINATOR FOR EPS	(# IN MILLIONS)

Weighted average number of basic shares and dilutive potential shares of Common Stock	409.1

2017 EPS	($)

EPS	9.01

EPS, excluding the estimated net earnings impact of U.S. Tax Legislation	19.76

EPS, excluding the estimated net earnings impacts of U.S. Tax Legislation and the Stock Accounting Standard	18.01

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Annex B: Additional Details on Director Independence

Annex B: Additional Details on Director Independence

Set forth below is detailed information regarding certain categories of transactions reviewed and considered by our Governance Committee and our Board in making independence determinations, which our Board has determined are immaterial under our Director Independence Policy.

CATEGORY (Revenues, payments or donations by our firm must not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues)	POSITION DURING 2017	DIRECTOR	PERCENT OF 2017 CGR
Ordinary Course Business Transactions (last 3 years) Between Goldman Sachs and an entity with which a director or his or her immediate family member is or was affiliated as specified	Executive Officer (for-profit entity)	∎ Mittal and his family member(s) ∎ Ogunlesi	Aggregate 2017 revenues to us from, or payments by us to, any such entity, if any, in each case did not exceed 0.01% of such other entity’s 2017 consolidated gross revenues.
	Employee (for profit entity)	None	N/A
	Officer/Employee (not-for-profit entity)	George and his family member(s)

Aggregate 2017 revenues to us from, or payments by us to, any such entity, if any, in each case either did not exceed $270,000 or did not exceed 0.20% of such other entity’s 2017 consolidated gross revenues.

Charitable Donations (during 2017) Made in the ordinary course by Goldman Sachs (including our matching gift program), The Goldman Sachs Foundation or the donor advised funds under GS Gives program	Officer/Employee/ Trustee/Board Member (not-for-profit entity)	All independent directors and certain of their family members	Aggregate 2017 donations by us to such organization, if any, in each case either did not exceed $150,000 or did not exceed 0.80% of the other organization’s 2017 consolidated gross revenues.

Client Relationships (last 3 years) Director or his or her immediate family member is a client on substantially the same terms as other similarly situated clients (for example, brokerage accounts and investment in funds managed or sponsored by us in those accounts)

N/A

∎  Burns and her family member(s)

∎  George and his family member(s)

∎  Kullman and her family member(s)

∎  Mittal and his family member(s)

∎  Ogunlesi and his family member(s)

∎  Oppenheimer and his family member(s)

∎  Winkelman and his family member(s)

Aggregate 2017 revenues to us from each of these accounts did not exceed 0.01% of our 2017 consolidated gross revenues.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs B-1

Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

ARTICLE I

GENERAL

1.1 Purpose

The purpose of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018) is to: (i) attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for the Firm (as hereinafter defined), to compensate them for their contributions to the long-term growth and profits of the Firm and to encourage them to acquire a proprietary interest in the success of the Firm, (ii) align the interests of officers, directors, employees, consultants and others who may perform services for the Firm with those of shareholders of GS Inc., (iii) assist the Firm in ensuring that its compensation program does not provide incentives to take imprudent risks and (iv) comply with regulatory requirements.

The Plan was originally adopted by the Board of Directors of GS Inc. (the “Board”) on April 30, 1999 as The Goldman Sachs 1999 Stock Incentive Plan (the “1999 SIP”) and was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (the “2003 SIP”) by the Board on January 16, 2003, subject to the approval by the shareholders of GS Inc., which approval was obtained on April 1, 2003. The 2003 SIP was further amended and restated, effective as of December 31, 2008, and subsequently amended as of December 20, 2012. The 2003 SIP was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) (the “2013 SIP”) by the Board on March 19, 2013, subject to the approval by the shareholders of GS Inc., which approval was obtained on May 23, 2013.

The 2013 SIP was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (the “2015 SIP”) by the Board on March 6, 2015, subject to the approval by the shareholders of GS Inc., which approval was obtained on May 21, 2015.

The Plan was amended and restated as The Goldman Sachs Amended and Restated Stock Incentive Plan (2018) by the Board on February 22, 2018, subject to the approval by the shareholders of GS Inc.

The amendments made to the 2015 SIP shall affect only Awards granted on or after the Effective Date (as hereinafter defined). Awards granted prior to the Effective Date shall be governed by the terms of the 2015 SIP (as in effect prior to the Effective Date), 2013 SIP (as in effect prior to the effective date of the 2015 SIP), the 2003 SIP (as in effect prior to the effective date of the 2013 SIP) or the 1999 SIP (as in effect prior to the effective date of the 2003 SIP), as applicable, and the applicable Award Agreements. The terms of this Plan are not intended to affect the interpretation of the terms of the 2015 SIP, the 2013 SIP, the 2003 SIP or the 1999 SIP, as applicable, as they existed prior to the Effective Date.

1.2 Definitions of Certain Terms

Unless otherwise specified in an applicable Award Agreement, the terms listed below shall have the following meanings for purposes of the Plan and any Award Agreement.

1.2.1 “Account” means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which shares of Common Stock, cash or other property in respect of an Award are delivered.

1.2.2 “Award” means an award made pursuant to the Plan.

1.2.3 “Award Agreement” means the written document or documents by which each Award is evidenced, including any Award Statement.

1.2.4 “Award Statement” means a written statement that reflects certain Award terms.

1.2.5 “Board” means the Board of Directors of GS Inc.

1.2.6 “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.

1.2.7 “Cause” means (a) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (i) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (ii) on a felony charge, or

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs C-1

Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

(iii) on an equivalent charge to those in clauses (i) and (ii) in jurisdictions which do not use those designations, (b) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (c) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (d) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (e) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (f) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (g) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.

1.2.8 “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

1.2.9 “Change in Control” means the consummation of a merger, consolidation, statutory share exchange form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires of GS Inc.’s shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following Reorganization or Sale, either: (a) at least 50% of the total voting power (in respect of the election of directors, similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such Reorganization, the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership ( meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’ (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or (b) at least 50% of the members of the board of directors (or similar officials in the case of an entity other corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (i) were members Board on the Effective Date or (ii) became directors subsequent to the Effective Date and whose election nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named for director).

1.2.10 “Client” means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.

1.2.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

1.2.12 “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.

1.2.13 “Common Stock” means common stock of GS Inc., par value $0.01 per share.

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Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

1.2.14 “Competitive Enterprise” means an existing or planned business enterprise that (a) engages, or may reasonably be expected to engage, in any activity, (b) owns or controls, or may reasonably be expected to own or control, a significant interest in or (c) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably expected to be, owned or controlled by, any entity that engages in any activity that, in any case, competes or will compete anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than the Grantee and members of the Grantee’s family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

1.2.15 “Conflicted Employment” means the Grantee’s employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, if, as a result of such employment, the Grantee’s continued holding of any Outstanding Award would result in an actual or perceived conflict of interest.

1.2.16 “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.

1.2.17 “Delivery Date” means each date specified in the Grantee’s Award Agreement as a delivery date, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

1.2.18 “Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.

1.2.19 “Effective Date” means the date this Plan is approved by the shareholders of GS Inc. pursuant to Section 3.15 hereof.

1.2.20 “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (b) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.

1.2.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

1.2.22 “Exercise Price” means (i) in the case of Options, the price specified in the Grantee’s Award Agreement as the price-per-share of Common Stock at which such share can be purchased pursuant to the Option or (ii) in the case of SARs, the price specified in the Grantee’s Award Agreement as the reference price-per-share of Common Stock used to calculate the amount payable to the Grantee.

1.2.23 “Expiration Date” means the date specified in the Grantee’s Award Agreement as the final expiration date of the Award.

1.2.24 “Extended Absence” means the Grantee’s inability to perform for six (6) continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.

1.2.25 “Fair Market Value” means, with respect to a share of Common Stock on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.

1.2.26 “Firm” means GS Inc. and its subsidiaries and affiliates.

1.2.27 “Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (a) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs C-3

Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (b) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).

1.2.28 “Grantee” means a person who receives an Award.

1.2.29 “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.

1.2.30 “Incentive Stock Option” means an option to purchase shares of Common Stock that is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Option Award Agreement.

1.2.31 “Initial Exercise Date” means, with respect to an Option or an SAR, the date specified in the Grantee’s Award Agreement as the initial date on which such Award may be exercised, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

1.2.32 “1999 SIP” means The Goldman Sachs 1999 Stock Incentive Plan, as in effect prior to the effective date of the 2003 SIP.

1.2.33 “New York Stock Exchange” means the New York Stock Exchange, Inc. and any successor exchange or trading market that is the principal trading market for the Common Stock.

1.2.34 “Nonqualified Stock Option” means an option to purchase shares of Common Stock that is not an Incentive Stock Option.

1.2.35 “Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

1.2.36 “Outstanding” means any Award to the extent it has not been forfeited, canceled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.

1.2.37 “Plan” means The Goldman Sachs Amended and Restated Stock Incentive Plan (2018), as described herein and as hereafter amended from time to time.

1.2.38 “RSU” means a restricted stock unit Award granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.

1.2.39 “RSU Shares” means shares of Common Stock that underlie an RSU.

1.2.40 “Restricted Share” means a share of Common Stock delivered under the Plan that is subject to Transfer Restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the Restricted Share Award Agreement or other applicable Award Agreement. All references to Restricted Shares include “Shares at Risk.”

1.2.41 “Retirement” means termination of the Grantee’s Employment (other than for Cause) on or after the Date of Grant at a time when (i) (A) the sum of the Grantee’s age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 60 and (B) the Grantee has completed at least 10 years of service with the Firm (as determined by the Committee in its sole discretion) or, if earlier, (ii) (A) the Grantee has attained age 50 and (B) the Grantee has completed at least five years of service with the Firm (as determined by the Committee in its sole discretion).

1.2.42 “SAR” means a stock appreciation right granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock, cash or other property equal in value to the excess of the Fair Market Value per share of Common Stock over the Exercise Price per share of the SAR, subject to the terms of the SAR Award Agreement.

1.2.43 “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.

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Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

1.2.44 “Shares at Risk” means Restricted Shares that are designated as “Shares at Risk” in the applicable Award Agreement.

1.2.45 “SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.

1.2.46 “SIP Committee” means the persons who have been delegated certain authority under the Plan by the Committee.

1.2.47 “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

1.2.48 “Transfer Restrictions” means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any shares of Common Stock, cash or other property delivered in respect of an Award.

1.2.49 “Transferability Date” means the date Transfer Restrictions on a Restricted Share will be released. Within 30 Business Days after the applicable Transferability Date, GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove Transfer Restrictions.

1.2.50 “2003 SIP” means The Goldman Sachs Amended and Restated Stock Incentive Plan, as in effect prior to the effective date of the 2013 SIP.

1.2.51 “2013 SIP” means The Goldman Sachs Amended and Restated Stock Incentive Plan (2013), as in effect prior to the effective date of the 2015 SIP.

1.2.52 “2015 SIP” means The Goldman Sachs Amended and Restated Stock Incentive Plan (2015), as in effect prior to the Effective Date.

1.2.53 “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.

1.2.54 “Vesting Date” means each date specified in the Grantee’s Award Agreement as a date on which part or all of an Award becomes Vested.

1.2.55 “Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).

1.3 Administration

1.3.1 Subject to Sections 1.3.3 and 1.3.4, the Plan shall be administered by the Committee.

1.3.2 The Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) exercise all of the powers granted to it under the Plan, (b) construe, interpret and implement the Plan and all Award Agreements, (c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) make all determinations necessary or advisable in administering the Plan, (e) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (f) amend the Plan to reflect changes in applicable law (whether or not the rights of the Grantee of any Award are adversely affected, unless otherwise provided in such Grantee’s Award Agreement), (g) grant Awards and determine who shall receive Awards, when such Awards shall be granted and the terms of such Awards, including setting forth provisions with regard to termination of Employment, such as termination of Employment for Cause or due to death, Conflicted Employment, Extended Absence, or Retirement, (h) unless otherwise provided in an Award Agreement, amend any outstanding Award Agreement in any respect, whether or not the rights of the Grantee of such Award are adversely affected, including, without limitation, to (1) accelerate the time or times at which the Award becomes Vested, unrestricted or may be exercised (and, in connection with such acceleration,

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Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

the Committee may provide that any shares of Common Stock acquired pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (2) accelerate the time or times at which shares of Common Stock are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any shares of Common Stock delivered pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (3) waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions or (4) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities) and (i) determine at any time whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised (including a “cashless” exercise) or (C) canceled, forfeited or suspended, (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee and (3) Awards may be settled by GS Inc., any of its subsidiaries or affiliates or any of its or their designees.

1.3.3 Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Firm, including the SIP Committee, the SIP Administrators or any of them, any of its powers, responsibilities or duties. In delegating its authority, the Committee shall consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Code or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act.

1.3.4 Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

1.3.5 No Liability

No member of the Board or the Committee or any employee of the Firm (each such person, a “Covered Person”) shall have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by GS Inc. against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Covered Person, with GS Inc.’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that GS Inc. shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once GS Inc. gives notice of its intent to assume the defense, GS Inc. shall have sole control over such defense with counsel of GS Inc.’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under GS Inc.’s Restated Certificate of Incorporation, as may be amended from time to time, or Amended and Restated Bylaws, as may be amended from time to time, as a matter of law, or otherwise, or any other power that GS Inc. may have to indemnify such persons or hold them harmless.

1.4 Persons Eligible for Awards

Awards under the Plan may be made to such current, former (solely with respect to their final year of service) and prospective officers, directors, employees, consultants and other individuals who may perform services for the Firm, as the Committee may select.

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1.5 Types of Awards Under Plan

Awards may be made under the Plan in the form of (a) Options, (b) SARs, (c) Restricted Shares, (d) RSUs, (e) Dividend Equivalent Rights and (f) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Firm. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by GS Inc. in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.

1.6 Shares Available for Awards

1.6.1 Total Shares Available. Subject to adjustment pursuant to Section 1.6.2, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan on or after the Effective Date shall be the number of shares available for awards under the 2015 SIP as of the Effective Date. Each Option, SAR, Restricted Share, RSU or similar Award or share of Common Stock underlying an Award shall count as one share of Common Stock. No further Awards shall be granted pursuant to the 2015 SIP. If, on or after the Effective Date, any Award or any outstanding award granted under the 2015 or 2013 SIP (“2015 or 2013 SIP Award”) is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award or 2015 or 2013 SIP Award to satisfy any obligation of the Grantee (including Federal, state or foreign taxes) or shares of Common Stock owned by a Grantee are tendered to pay the exercise price of any Award, then the shares covered by such forfeited, terminated or canceled Award or 2015 or 2013 SIP Award or which are equal to the number of shares surrendered, withheld or tendered shall again become available to be delivered pursuant to Awards granted under this Plan. Notwithstanding the foregoing, but subject to adjustment as provided in Section 1.6.2, no more than twenty-four million (24,000,000) shares of Common Stock that can be delivered under the Plan shall be deliverable pursuant to the exercise of Incentive Stock Options. The maximum number of shares of Common Stock with respect to which Options or SARs may be granted to an individual Grantee in any fiscal year shall equal one million (1,000,000) shares of Common Stock. Any shares of Common Stock (a) delivered by GS Inc., (b) with respect to which Awards are made hereunder and (c) with respect to which the Firm becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not count against the shares of Common Stock available to be delivered pursuant to Awards under this Plan. Shares of Common Stock that may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in GS Inc.’s treasury or otherwise acquired for the purposes of the Plan.

1.6.2 Adjustments. The Committee shall adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 and shall adjust (including, without limitation, by payment of cash) the terms of any Outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each Outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate to prevent the enlargement or dilution of rights, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or any other change in corporate structure or event the Committee determines in its sole discretion affects the capitalization of GS Inc., provided, however, that no such adjustment shall be required if the Committee determines that such action would cause an award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A or otherwise would subject a Grantee to an additional tax imposed under Section 409A in respect of an Outstanding Award. After any adjustment made pursuant to this Section 1.6.2, the number of shares of Common Stock subject to each Outstanding Award shall be rounded up or down to the nearest whole number as determined by the Committee.

1.6.3 Except as provided in this Section 1.6 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of shares of Common Stock that may be subject to Awards to any individual under the Plan.

1.6.4 There shall be no limit on the amount of cash, securities (other than shares of Common Stock as provided in Section 1.6.1, as adjusted by Section 1.6.2) or other property that may be delivered pursuant to any Award.

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Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

ARTICLE II

AWARDS UNDER THE PLAN

2.1 Agreements Evidencing Awards

Each Award granted under the Plan shall be evidenced by an Award Agreement, which shall contain such provisions and conditions as the Committee deems appropriate (and which may incorporate by reference some or all of the provisions of the Plan). The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Firm. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2 No Rights as a Shareholder

No Grantee (or other person having rights pursuant to an Award) shall have any of the rights of a shareholder of GS Inc. with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property), or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

2.3 Options

2.3.1 Grant. Subject to the individual limit described in Section 1.6.1, the Committee may grant Awards of Options in such amounts and subject to such terms and conditions as the Committee may determine (and may include a grant of Dividend Equivalent Rights under Section 2.8 in connection with such Option grants); provided, however, that (i) the Exercise Price for any Option may not be less than the lesser of (A) the closing price of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such Option and (B) the average of the high and low sale prices of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such Option and (ii) the Expiration Date in respect of an Option may not be later than the tenth anniversary of the Date of Grant. Except as provided for in Section 1.6.2, the Exercise Price for any Outstanding Option may not be reduced after the Date of Grant.

2.3.2 Exercise. Options that are not Vested or that are not Outstanding may not be exercised. Outstanding Vested Options may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the Initial Exercise Date). The Committee may from time to time prescribe periods during which Outstanding Vested Options shall not be exercisable.

2.3.3 Payment of Exercise Price. Any acceptance by the Committee of a Grantee’s written notice of exercise of a Vested Option shall be conditioned upon payment for the shares of Common Stock being purchased. Such payment may be made in cash or by such other methods as the Committee may from time to time prescribe.

2.3.4 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.1, and subject to Section 3.2, upon receipt of payment of the full Exercise Price (or upon satisfaction of procedures adopted by the Committee in connection with a “cashless” exercise method adopted by it) for shares of Common Stock subject to an Outstanding Vested Option, delivery of such shares of Common Stock shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of such shares of Common Stock properly credited to the Account. No delivery of such shares of Common Stock shall be made to a Grantee unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise required by the Committee or the SIP Administrator.

2.3.5 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Option Award Agreement in respect of exercised Options were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of shares of Common Stock that were delivered in excess of the Exercise Price paid therefor or (ii) pay the Firm an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock that were delivered in respect of such exercised Options over the Exercise Price paid therefor, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such shares.

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Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

2.4 SARs

2.4.1 Grant. Subject to the individual limit described in Section 1.6.1, the Committee may grant Awards of SARs in such amounts and subject to such terms and conditions as the Committee may determine (and may include a grant of Dividend Equivalent Rights under Section 2.8 in connection with such SAR grants); provided, however, that (i) the Exercise Price for any SAR may not be less than the lesser of (A) the closing price of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such SAR and (B) the average of the high and low sale prices of a share of Common Stock on the New York Stock Exchange on the Date of Grant for such SAR and (ii) the Expiration Date in respect of an SAR may not be later than the tenth anniversary of the Date of Grant. Except as provided for in Section 1.6.2, the Exercise Price for any SAR may not be reduced after the Date of Grant.

2.4.2 Exercise. SARs that are not Vested or that are not Outstanding may not be exercised. Outstanding Vested SARs may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the Initial Exercise Date). The Committee may from time to time prescribe periods during which Outstanding Vested SARs shall not be exercisable.

2.4.3 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.1, and subject to Section 3.2, upon exercise of an Outstanding Vested SAR for which payment will be made partly or entirely in shares of Common Stock, delivery of shares of Common Stock (and cash in respect of fractional shares), with a Fair Market Value (on the exercise date) equal to (i) the excess of (a) the Fair Market Value of a share of Common Stock (on the exercise date) over (b) the Exercise Price of such SAR multiplied by (ii) the number of SARs exercised, shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of such shares of Common Stock properly credited to the Account on such date of delivery. No delivery of such shares of Common Stock shall be made to a Grantee unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise required by the Committee or the SIP Administrator.

2.4.4 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s SAR Award Agreement in respect of exercised SARs were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of shares of Common Stock that were delivered in excess of the Exercise Price paid therefor or (ii) pay the Firm an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock subject to the exercised SARs over the Exercise Price therefor, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such SARs.

2.5 Restricted Shares

2.5.1 Grant. The Committee may grant or offer for sale Awards of Restricted Shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the issuance of such shares in the name of the Grantee, the Grantee shall have the rights of a shareholder with respect to the Restricted Shares and shall become the record holder of such shares, subject to the provisions of the Plan and any restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of Restricted Shares, such Certificate may be registered in the name of the Grantee but, unless otherwise determined by the Committee, shall be held by a custodian (which may be GS Inc. or one of its affiliates) until the time the restrictions lapse.

2.5.2 Condition to Grant. Any grant or offer for sale of Awards of Restricted Shares is subject to the Grantee’s irrevocable grant of full power and authority to GS Inc. to register in GS Inc.’s name, or that of any designee, any and all Restricted Shares that have been or may be delivered to the Grantee, and the Grantee’s irrevocable authorization of GS Inc., or its designee, to sell, assign or transfer such shares to GS Inc. or such other persons as it may determine in the event of a forfeiture of such shares pursuant to any Award Agreement.

2.5.3 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Restricted Share Award Agreement (or other Award Agreement which provides for delivery of Restricted Shares) in respect of Restricted Shares which have become Vested (or for which Transfer Restrictions have been released) were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of Restricted Shares for which such terms and conditions were not satisfied or (ii) pay an amount equal to the Fair Market Value

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Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

(determined at the time such shares became Vested, or at the time Transfer Restrictions were released, as applicable) of such Restricted Shares, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such Restricted Shares.

2.6 RSUs

2.6.1 Grant. The Committee may grant Awards of RSUs in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of an RSU has only the rights of a general unsecured creditor of GS Inc. until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement.

2.6.2 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.3, and subject to Section 3.2, on each Delivery Date the number or percentage of RSU Shares specified in the Grantee’s Award Agreement with respect to the Grantee’s then Outstanding Vested RSUs (which amount may be rounded to avoid fractional RSU Shares) shall be delivered. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, delivery of RSU Shares shall be effected by book-entry credit to the Grantee’s Account. The Grantee shall be the beneficial owner and record holder of any RSU Shares properly credited to the Grantee’s Account. No delivery of shares of Common Stock underlying a Grantee’s RSUs shall be made unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise determined by the Committee or the SIP Administrator.

2.6.3 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s RSU Award Agreement in respect of the delivery of shares underlying such RSUs were not satisfied, then the Grantee shall be obligated immediately upon demand therefor, as determined by the Firm in its sole discretion, to either: (i) return to the Firm such number of the shares of Common Stock delivered in respect of such RSUs for which such terms and conditions were not satisfied or (ii) pay the Firm an amount equal to the Fair Market Value (determined at the time of delivery) of the shares of Common Stock delivered with respect to such Delivery Date, in each case, without reduction for any shares of Common Stock, cash or other property applied to satisfy withholding tax or other obligations in respect of such shares of Common Stock.

2.7 Other Stock-Based Awards

The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8 Dividend Equivalent Rights

2.8.1 Grant. The Committee may grant, either alone or in connection with any other Award, a Dividend Equivalent Right.

2.8.2 Payment. The Committee shall determine whether payments in connection with a Dividend Equivalent Right shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of any Award to which they relate, the time or times at which they shall be made and such other terms and conditions as the Committee shall deem appropriate. No payments will be made in respect of any Dividend Equivalent Right at a time when any performance-based goals that apply to the Dividend Equivalent Right or Award that is granted in connection with a Dividend Equivalent Right have not been satisfied (as determined by the Firm in its sole discretion).

2.8.3 Certain Section 162(m) Related Conditions. No Dividend Equivalent Right shall be conditioned on the exercise of any Option or SAR, if and to the extent such Dividend Equivalent Right would cause the compensation payable to a “covered employee” as a result of the related Option or SAR not to constitute performance-based compensation under Section 162(m)(4)(C) of the Code.

2.8.4 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement in respect of which a Dividend Equivalent Right was granted were not satisfied (including the terms and conditions of any other Award that was granted in connection with the Dividend Equivalent Right), then the Grantee shall be obligated to pay the Firm immediately upon demand therefor, any

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payments in connection with such Dividend Equivalent Right (and, if such payments in respect of the Dividend Equivalent Right were made in a form other than cash, as determined by the Firm in its sole discretion, either return to the Firm the property paid in respect of such Dividend Equivalent Right or an amount equal to the Fair Market Value of such payment determined at the time of payment), without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such payments.

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan or Award Agreement

3.1.1 Unless otherwise provided in the Plan or in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any Grantee of an Award.

3.1.2 Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law, rule or regulation; provided, however, if and to the extent the Board determines that it is appropriate for Awards granted under the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, no amendment that would require shareholder approval in order for amounts paid pursuant to the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the shareholders of GS Inc. as required by Section 162(m) of the Code and the regulations thereunder and, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code shall be effective without the approval of the shareholders of GS Inc.

3.2 Tax Withholding

3.2.1 As a condition to the delivery of any shares of Common Stock, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a Federal or other governmental tax withholding obligation on the part of the Firm relating to an Award (including, without limitation, FICA tax), (a) the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Grantee, whether or not pursuant to the Plan, (b) the Committee shall be entitled to require that the Grantee remit cash to the Firm (through payroll deduction or otherwise) or (c) the Firm may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Firm to satisfy such withholding obligation.

3.2.2 If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the discretion of the Committee, the Grantee may satisfy the withholding obligation described under Section 3.2.1 by electing to have GS Inc. withhold shares of Common Stock (which withholding, unless otherwise provided in the applicable Award Agreement, will be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined, which may, as determined by the Committee, be the closing price of a share of Common Stock on the New York Stock Exchange on the trading day immediately prior to the date shares of Common Stock (or cash or other property) are delivered in respect of RSUs (and GS Inc. may cause any fractional share amount to be settled in cash).

3.3 Required Consents and Legends

3.3.1 If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares.

3.3.2 By accepting an Award, each Grantee shall have expressly provided consent to the items described in Section 3.3.3(d) hereof.

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Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

3.3.3 The term “consent” as used herein with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any Federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the Grantee to (i) the Firm’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Firm’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Firm for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Firm’s imposing sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require GS Inc. to list, register or qualify the shares of Common Stock on any securities exchange.

3.4 Right of Offset

The Firm shall have the right to offset against its obligation to (i) deliver shares of Common Stock (or other property or cash), (ii) release restrictions and/or other terms and conditions in respect of Restricted Shares or (iii) pay dividends or payments under Dividend Equivalent Rights (granted alone or in connection with any Award), in each case, under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) the Grantee then owes to the Firm and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

3.5 Nonassignability

3.5.1 Except to the extent otherwise expressly provided in the applicable Award Agreement and Sections 3.5.2 and 3.5.3 below, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the provisions of this Section 3.5 shall be void. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.5.2 The Committee may adopt procedures pursuant to which some or all Grantees of RSUs or Restricted Shares may transfer some or all of their RSUs or Restricted Shares, in each case, which shall continue to be subject to the same terms and conditions on such Award, through a gift for no consideration to any immediate family member (as determined pursuant to the procedures) or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% (or such lesser amount as determined by the Committee from time to time) of the beneficial interest (as determined pursuant to the procedures).

3.5.3 The Committee may adopt procedures pursuant to which a Grantee may be permitted to specifically bequeath some or all of the Grantee’s Outstanding RSUs under the Grantee’s will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).

3.6 Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the law of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. If a Grantee of an Award, in connection with the acquisition of shares

C-12 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

of Common Stock under the Plan or otherwise, is expressly permitted under the terms of the Award Agreement or by such Committee action to make any such election and the Grantee makes the election, the Grantee shall notify the Committee of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

3.7 Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

If any Grantee shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall notify GS Inc. of such disposition within ten (10) days thereof.

3.8 Change in Control

3.8.1 The Committee may provide in any Award Agreement for provisions relating to a Change in Control, including, without limitation, the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any Outstanding Awards; provided, however, that, in addition to any conditions provided for in the Award Agreement, any acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any Outstanding Awards in connection with a Change in Control may occur only if (i) the Change in Control occurs and (ii) the Grantee’s Employment is terminated by the Firm without Cause or by the Grantee for Good Reason within 18 months following such Change in Control.

3.8.2 Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of GS Inc. with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of GS Inc., or all or substantially all of the assets of GS Inc., Outstanding Awards may be assumed or a substantially equivalent Award may be substituted by such successor entity or a parent or subsidiary of such successor entity, and such an assumption or substitution shall not be deemed to violate this Plan or any provision of any Award Agreement.

3.9 Other Conditions to Awards

Unless the Committee determines otherwise, the Grantee’s rights in respect of all of his or her Outstanding Awards (whether or not Vested) shall immediately terminate and such Awards shall cease to be Outstanding if: (a) the Grantee attempts to have any dispute under the Plan or his or her Award Agreement resolved in any manner that is not provided for by Section 3.17, (b) the Grantee in any manner, directly or indirectly, (1) Solicits any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm or (2) interferes with or damages (or attempts to interfere with or damage) any relationship between the Firm and any Client or (3) Solicits any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise, (c) the Grantee fails to certify to GS Inc., in accordance with procedures established by the Committee, that the Grantee has complied, or the Committee determines that the Grantee in fact has failed to comply, with all the terms and conditions of the Plan or Award Agreement, (d) any event constituting Cause occurs with respect to the Grantee, (e) the Committee determines that the Grantee failed to meet, in any respect, any obligation the Grantee may have under any agreement between the Grantee and the Firm, or any agreement entered into in connection with the Grantee’s Employment with the Firm or the Grantee’s Award, (f) as a result of any action brought by the Grantee, it is determined that any of the terms or conditions for delivery of shares of Common Stock (or cash or other property) in respect of an Award are invalid or (g) the Grantee’s Employment terminates for any reason or the Grantee is otherwise no longer actively Employed with the Firm and an entity to which the Grantee provide services grants the Grantee cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Award. By exercising any Option or SAR or by accepting delivery of shares of Common Stock (including, for the avoidance of doubt, in the case of Restricted Shares, accepting Restricted Shares for which Transfer Restrictions are released), payment in respect of Dividend Equivalent Rights or any other payment under this Plan, the Grantee shall be deemed to have represented and certified at such time that the Grantee has complied with all the terms and conditions of the Plan and the Award Agreement.

3.10 Right of Discharge Reserved

Neither the grant of an Award nor any provision in the Plan or in any Award Agreement shall confer upon any Grantee the right to continued Employment by the Firm or affect any right that the Firm may have to terminate or alter the terms and conditions of the Grantee’s Employment.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs C-13

Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

3.11 Nature and Form of Payments

3.11.1 Any and all grants of Awards and deliveries of shares of Common Stock, cash or other property under the Plan shall be in consideration of services performed or to be performed for the Firm by the Grantee. Awards under the Plan may, in the sole discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to an Employee. Without limitation on Section 1.3 hereof, unless otherwise specifically provided in an Award Agreement or by applicable law, the Committee shall be permitted with respect to any or all Awards to exercise all of the rights described in Sections 1.3.2(h) and 1.3.2(i). Deliveries of shares of Common Stock may be rounded to avoid fractional shares. In addition, the Firm may pay cash in lieu of fractional shares.

3.11.2 All grants of Awards and deliveries of shares of Common Stock, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Firm or under any agreement with the Grantee, unless the Firm specifically provides otherwise.

3.12 Non-Uniform Determinations

None of Committee’s determinations under the Plan and Award Agreements need to be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, (c) whether a Grantee’s Employment has been terminated for purposes of the Plan and (d) any adjustments to be made to Awards pursuant to Section 1.6.2 or otherwise.

3.13 Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Firm from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.14 Plan Headings; References to Laws, Rules or Regulations

The headings in this Plan are for the purpose of convenience only, and are not intended to define or limit the construction of the provisions hereof.

Any reference in this Plan to any law, rule or regulation shall be deemed to include any amendments, revisions or successor provisions to such law, rule or regulation.

3.15 Date of Adoption and Term of Plan; Shareholder Approval Required

The adoption of the Plan as amended and restated on February 22, 2018 is expressly conditioned on the approval of the shareholders of GS Inc. in accordance with Treasury Regulation §1.162-27(e)(4), Section 422 of the Code, the rules of the New York Stock Exchange and other applicable law.

Unless sooner terminated by the Board, the Plan shall terminate on the date of the annual meeting of shareholders of GS Inc. that occurs in 2022. The Board reserves the right to terminate the Plan at any time. All Awards made under the Plan prior to the termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.16 Governing Law

ALL RIGHTS AND OBLIGATIONS UNDER THE PLAN AND EACH AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.17 Arbitration

3.17.1 Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that any dispute, controversy or claim between the Firm and a Grantee, arising out of or relating to or concerning the Plan or applicable Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter in New York City (or if the matter otherwise is not arbitrable by it), the American Arbitration Association

C-14 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

(the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by the Grantee must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Section is subject to the provisions of Sections 3.17.2 and 3.17.3 below.

3.17.2 Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that the Firm and the Grantee irrevocably submit to the exclusive jurisdiction of any state or Federal court located in the City of New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Award that is not otherwise arbitrated or resolved according to Section 3.17.1. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. By accepting an Award, the Grantee acknowledges that the forum designated by this Section 3.17.2 has a reasonable relation to the Plan, any applicable Award and to the Grantee’s relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 3.17 or otherwise.

3.17.3 Unless otherwise specified in an applicable Award Agreement, the agreement by the Grantee and the Firm as to forum is independent of the law that may be applied in the suit, action or proceeding and the Grantee and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. By accepting an Award, (a) the Grantee waives, to the fullest extent permitted by applicable law, any objection which the Grantee may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.17.2, (b) the Grantee undertakes not to commence any action arising out of or relating to or concerning any Award in any forum other than a forum described in Section 3.17 and (c) the Grantee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Grantee and the Firm.

3.17.4 Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Grantee irrevocably appoints each General Counsel of GS Inc. as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award which is not arbitrated pursuant to the provisions of Section 3.17.1, who shall promptly advise the Grantee of any such service of process.

3.17.5 Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Grantee agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 3.17, except that the Grantee may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.17.6 By accepting an Award, Grantee agrees to arbitrate all claims as described in this Section 3.17, in accordance with the arbitration procedure set forth in this Section 3.17. Nothing herein shall be construed as an agreement by either the Firm or Grantee to arbitrate claims on a collective or class basis. In addition, by accepting an Award, Grantee agrees that, to the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class or collective claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.

3.18 Severability; Entire Agreement

If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. By accepting an Award, the Grantee acknowledges that the Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.19 Waiver of Claims

By accepting an Award, the Grantee recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits under such Award. Accordingly, in consideration of the

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs C-15

Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

Grantee’s receipt of any Award, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the SIP Administrator, GS Inc. or the Board or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement), and the Grantee expressly waives any claim related in any way to any Award including any claim based upon any promissory estoppel or other theory in connection with any Award and the Grantee’s employment with the Firm.

3.20 No Third Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Firm and the Grantee of the Award any rights or remedies thereunder; provided that the exculpation and indemnification provisions of Section 1.3.5 shall inure to the benefit of a Covered Person’s estate, beneficiaries and legatees.

3.21 Limitations Imposed by Section 162(m) of the Code

Notwithstanding any other provision hereunder, prior to a Change in Control, if and to the extent that the Committee determines GS Inc.’s Federal tax deduction in respect of a particular Grantee’s Award may be limited as a result of Section 162(m) of the Code, the Committee may determine to delay delivery or payment under the Award in such manner as it deems appropriate, including the following actions:

3.21.1 With respect to such Grantee’s Options, SARs and Dividend Equivalent Rights, the Committee may delay the payment in respect of such Options, SARs and Dividend Equivalent Rights until a date that is within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control. In the event that a Grantee exercises an Option or SAR or would receive a payment in respect of a Dividend Equivalent Right at a time when the Grantee is a “covered employee” and the Committee determines to delay the payment in respect of any such Award, the Committee shall credit cash or, in the case of an amount payable in Common Stock, the Fair Market Value of the Common Stock, payable to the Grantee to a book account. The Grantee shall have no rights in respect of such book account, and the amount credited thereto shall be subject to the transfer restrictions in Section 3.5. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded unsecured promise to pay the amount credited thereto to the Grantee in the future.

3.21.2 With respect to such Grantee’s Restricted Shares, the Committee may require the Grantee to surrender to the Committee any certificates and agreements with respect to such Restricted Shares in order to cancel the Awards of Restricted Shares. In exchange for such cancellation, the Committee shall credit the Fair Market Value of the Restricted Shares subject to such Awards to a book account. The amount credited to the book account shall be paid to the Grantee within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control. The Grantee shall have no rights in respect of such book account, and the amount credited thereto shall be subject to the transfer restrictions in Section 3.5. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded unsecured promise to pay the amount credited thereto to the Grantee in the future.

3.21.3 With respect to such Grantee’s RSUs, the Committee may elect to delay delivery of such RSU Shares until a date that is within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control.

3.22 Certain Limitations on Transactions Involving Common Stock; Fees and Commissions

3.22.1 Each Grantee shall be subject to, and acceptance of an Award shall constitute an agreement to be subject to, the Firm’s policies in effect from time to time concerning trading in Common Stock, hedging or pledging and confidential or proprietary information. In addition, with respect to any shares of Common Stock delivered to any Grantee in respect of an Award, sales of such Common Stock shall be effected in accordance such rules and procedures as may be adopted from time to time with respect to sales of such shares of Common Stock (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm).

C-16 Goldman Sachs | Proxy Statement for the 2018 Annual Meeting of Shareholders

Annex C: The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)

3.22.2 Each Grantee may be required to pay any brokerage costs or other fees or expenses associated with any Award, including, without limitation, in connection with the sale of any shares of Common Stock delivered in respect of any Award or the exercise of an Option or SAR.

3.23 Deliveries

3.23.1 Deliveries of shares of Common Stock, cash or other property under the Plan shall be made to the Grantee reasonably promptly after the Delivery Date or any other date such delivery is called for, but in no case more than thirty (30) Business Days after such date.

3.23.2 In the discretion of the Committee, delivery of shares of Common Stock (including Restricted Shares) or the payment of cash or other property may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of shares of Common Stock, cash or other property required by this Award Agreement have been satisfied. The Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, the Grantee’s (or the Grantee’s estate or beneficiary) executing any documents related to, and the Grantee (or the Grantee’s estate or beneficiary) paying for any costs associated with, such account) as the Firm may deem necessary or appropriate. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such shares of Common Stock while held in escrow and (B) dividends paid on such shares of Common Stock held in escrow may be accumulated and shall be paid as determined by the Firm in its sole discretion.

3.24 Successors and Assigns of GS Inc.

The terms of this Plan shall be binding upon and inure to the benefit of GS Inc. and its successors and assigns.

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs C-17

Directions to our 2018 Annual Meeting of Shareholders

Directions to our 2018 Annual Meeting of Shareholders

The Goldman Sachs Group, Inc.

30 Hudson Street, 6th Floor

Jersey City, New Jersey 07302

PUBLIC TRANSPORTATION

30 Hudson Street is walking distance from the NY Waterway ferry and PATH train.

∎	Ferry: The NY Waterway ferry to Paulus Hook Pier is available from Pier 11 / Wall Street, Brookfield Place / Battery Park City (WFC) and Midtown / West 39th Street

∎	PATH: The PATH train to Exchange Place is available from World Trade Center, Newark-Penn Station and Hoboken

DRIVING DIRECTIONS

From Points North, South and West:

∎	I-95 (New Jersey Turnpike) to Exit 14 A-C toward I-78

∎	I-78 (NJ Turnpike Newark Bay Extension) east through toll barrier to Exit 14C

∎	Exit toward Jersey City / Columbus Drive

∎	Make slight right on Christopher Columbus Drive

∎	Turn right on Brunswick Street, 3 blocks to Montgomery Street

∎	Turn left onto Montgomery Street, 10 blocks to Hudson Street

∎	Turn right onto Hudson Street, 5 blocks to 30 Hudson

From Points East:

∎	Take Holland Tunnel to New Jersey

∎	Turn left at 2nd signal onto Manila Avenue/Grove Street

∎	South on Manila Avenue/Grove Street to Montgomery Street

∎	Turn left onto Montgomery Street, 5 blocks to Hudson Street

∎	Turn right onto Hudson Street, 5 blocks to 30 Hudson

Parking is available at 55 Hudson Street

Proxy Statement for the 2018 Annual Meeting of Shareholders | Goldman Sachs D-1

FSC www.fsc.org MIX Paper from responsible sources FSC® C132107

THE GOLDMAN SACHS GROUP, INC. 200 WEST STREET NEW YORK, NEW YORK 10282	THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING FOR HOLDERS AS OF 3/5/18 TO BE HELD ON 5/2/18

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on April 27, 2018 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on May 1, 2018. Have your proxy card in hand when you access the web site and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on April 27, 2018 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on May 1, 2018. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy at your earliest convenience and in any event by April 25, 2018 to ensure timely receipt.

If you vote by Internet or by telephone, please do NOT mail back the proxy card below.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E35934-P02094-Z71754 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — — —

        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOLDMAN SACHS GROUP, INC.
Matters to be voted on: The Board of Directors recommends you vote FOR proposal 1:

			For	Against	Abstain
1.	Election of Directors		ê

	1a.	Lloyd C. Blankfein	☐	☐	☐

	1b.	M. Michele Burns	☐	☐	☐

	1c.	Mark A. Flaherty	☐	☐	☐

	1d.	William W. George	☐	☐	☐

	1e.	James A. Johnson	☐	☐	☐

	1f.	Ellen J. Kullman	☐	☐	☐

	1g.	Lakshmi N. Mittal	☐	☐	☐

	1h.	Adebayo O. Ogunlesi	☐	☐	☐

	1i.	Peter Oppenheimer	☐	☐	☐

	1j.	David A. Viniar	☐	☐	☐

	1k.	Mark O. Winkelman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2-4:		For	Against	Abstain
ê

2.	Advisory Vote to Approve Executive Compensation (Say on Pay)	☐	☐	☐

3.	Approval of The Goldman Sachs Amended and Restated Stock Incentive Plan (2018)	☐	☐	☐

4.	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2018	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 5 and 6:		For	Against	Abstain
ê

5.	Shareholder Proposal Requesting Report on Lobbying	☐	☐	☐

6.	Shareholder Proposal Regarding Amendments to Stockholder Proxy Access	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Notice and Proxy Statement and the 2017 Annual Report to Shareholders are available at: www.proxyvote.com

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E35935-P02094-Z71754

THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING: MAY 2, 2018 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Lloyd C. Blankfein and Adebayo O. Ogunlesi, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote for, and on behalf of, the undersigned as designated on the reverse side at the 2018 Annual Meeting of Shareholders to be held on May 2, 2018 and at any adjournment or postponement thereof. Other than with respect to shares held through The Goldman Sachs 401(k) Plan, the undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2018 Annual Meeting of Shareholders, the Proxy Statement in connection with such meeting and the 2017 Annual Report to Shareholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return (or submit electronically) this proxy but do not give any direction, this proxy will be voted "FOR" Proposals (1), (2), (3) and (4), "AGAINST" Proposals (5) and (6) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern Time on May 1, 2018.

Parties to the Goldman Sachs Shareholders’ Agreement should refer to the e-mail notice that accompanied the proxy card for information regarding the authorization granted by the proxy card.

Special instructions with respect to shares held through The Goldman Sachs 401(k) Plan. This proxy also provides voting instructions for shares held by State Street Bank and Trust Company, Trustee of the Goldman Sachs Stock Fund under The Goldman Sachs 401(k) Plan, and authorizes and directs the Trustee to vote in person or by proxy all shares credited to the undersigned’s account as of the March 5, 2018 record date. You must indicate how the shares allocated to your account are to be voted by the Trustee by Internet or telephone or by completing and returning this form no later than 5:00 p.m. Eastern Time on April 27, 2018. If you (i) sign and return (or submit electronically) this form but do not give any direction or (ii) fail to sign and return (or submit electronically) this form or vote by Internet or telephone, the shares allocated to your account will be voted in the same proportion as the shares held under the Plan for which instructions are received, unless otherwise required by law.

Submitting your proxy via the Internet or by telephone or mail will not affect your right to vote in person should you decide to attend the Annual Meeting.